EXHIBIT 10.8

EXECUTION VERSION

Dated 30 July 2007
EIFFEL RIDGE GROUP C.V.	(1)
as Borrower
and
ING BANK N.V.	(2)
as Arranger
and
The Companies and Entities named herein	(3)
as Lenders
and
ING BANK N.V.	(4)
as Facility Agent
and
ING BANK NEDERLAND N.V.	(5)
as Security Trustee

PROJECT LOAN AGREEMENT

in respect of a Loan Facility of

up to US$810,167,850 relating

to two semi-submersible drilling rigs

EXHIBIT 10.8

Contents

Clause		Page

1	Purpose and definitions	1

2	The facility	48

3	Conditions	49

4	Advances	55

5	Interest and Interest Periods; alternative interest rates	57

6	Reduction, prepayment	60

7	Fees and expenses	64

8	Payments and Taxes; accounts and calculations	66

9	Representations and warranties	69

10	Covenants and Undertakings	76

11	Events of Default	84

12	Indemnities	90

13	Unlawfulness and increased costs; mitigation	93

14	Set-off and pro rata payments	96

15	Assignment, substitution and lending offices	98

16	Facility Agent, Security Trustee and Reference Banks	101

17	Notices	110

18	Miscellaneous	110

19	Limited Recourse	111

20	Technical Adviser	112

21	Governing law and jurisdiction	114

Schedule 1 The Lenders and their Commitments		116

Schedule 2 Form of Drawdown Notice for Principal Advances/Intercompany Interest Advances/Swap Advances		117

Schedule 3 Conditions Precedent		118

Part 1 - Documents and evidence required as conditions precedent to the obligations of the Beneficiaries generally		118

THIS AGREEMENT is dated 30 June 2007, and made BETWEEN:

(1)	EIFFEL RIDGE GROUP C.V., a limited liability partnership formed under the laws of The Netherlands, with its registered office at WTC Amsterdam, Tower C-11, Strawinskylaan 1143, 1077xx, Amsterdam, The Netherlands and represented by Becrux B.V., its managing partner, as borrower;

(2)	ING BANK N.V., a banking institution incorporated under the laws of The Netherlands acting for the purposes of this Agreement through its office at Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands as arranger;

(3)	THE COMPANIES AND ENTITIES whose names and addresses are set out in schedule 1, as lenders;

(4)	ING BANK N.V., a banking institution incorporated under the laws of The Netherlands acting for the purposes of this Agreement through its office at Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands as facility agent; and

(5)	ING BANK NEDERLAND N.V., a banking entity incorporated under the laws of The Netherlands of Amstelveenseweg 500, 1081 KL, Amsterdam, The Netherlands as security trustee.

IT IS AGREED as follows:

1	Purpose and definitions

1.1	Purpose

1.1.1	This Agreement sets out the terms and conditions upon and subject to which the Lenders agree, according to their several obligations, to make available to the Borrower a loan facility of up to eight hundred and ten million one hundred and sixty seven thousand eight hundred and fifty Dollars ($810,167,850) to be used for the purpose of financing part of the Advance Bareboat Hire payable by the Borrower pursuant to the Bareboat Charters and to meet certain interest expenses;

1.1.2	by the Bareboat Charters, the Borrower has agreed to pay Advance Bareboat Hire for the purpose of financing the Project Costs incurred by the Rig Owners in connection with the Projects;

1.1.3	the Borrower shall apply the proceeds of (a) all Rig A Principal Advances and the Rig A Intercompany Interest Advance solely in or towards payment of Rig A Advance Bareboat Hire, (b) all Rig B Principal Advances and the Rig B Intercompany Interest Advance solely in or towards payment of Rig B Advance Bareboat Hire, (c) all Rig A Swap Advances solely in or towards payment of Rig A Swap Bareboat Hire, and (d) all Rig B Swap Advances solely in or towards payment of Rig B Swap Bareboat Hire;

1.1.4	no Beneficiary is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Account Bank” means ING Bank N.V. acting for this purpose through its office at Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands;

“Accounting Principles” means, in relation to any person other than the Borrower, generally accepted accounting principles in Brazil and, in relation to the Borrower, generally accepted accounting principles in The Netherlands;

“Accounting Reference Date” means 31 December;

“Accounts” means the Project Accounts, the Proceeds Accounts, the Earnings Accounts and the Debt Service Reserve Account;

“Accounts Pledge” means the Dutch deed of pledge (“eerst pandrecht”) in relation to the Project Accounts, Proceeds Accounts, Earnings Accounts and Debt Service Reserve Account executed or, as the context may require, to be executed by the Account Bank, the Borrower and each Rig Owner in favour of the Security Trustee as pledgee, in the Agreed Form;

“Actual Operating Costs” means, in relation to a Rig, the total of the costs and Taxes incurred by the Borrower, the Rig Owner which is the owner of that Rig and/or the Sponsor in relation to the operation and Earnings, respectively, of that Rig, including, but not limited to, the costs incurred in connection with the maintenance, insurance and repair of that Rig and the fulfilment by that Rig Owner of its obligations under the Bareboat Charter and clauses 7.1.1, 7.1.2, 7.1.5, 7.1.6, 7.2, 7.3.5, 7.3.6, 7.3.10, 7.3.14 (but only insofar as the indemnity obligations under clause 7.3.14 relate to the matters referred to therein which arise out of (i) any failure by the Sponsor to comply with any applicable law, regulation or order, or (ii) the relevant Rig becoming an obstruction to navigation prior to that Rig becoming a wreck) and 9 of the General Assignment, the Borrower of its obligations under the Bareboat Charter (other than the payment of Advance Bareboat Hire), clauses 7.1.1, 7.1.2, 7.1.5, 7.1.6, 7.2, 7.3.5, 7.3.6, 7.3.10, 7.3.14 and 9 of the General Assignment and the Charter and the Sponsor of its obligations under the Services Agreement and clauses 8.2.2, 8.2.7 and (save for clause 11.3.4) 11 of the Deed of Undertaking, in each case, relating to that Rig;

“Additional Cost Rate” has the meaning given to it in schedule 8;

“Advance” means in relation to the Rig A Facility, the Rig A Principal Advances, the Rig A Intercompany Interest Advance, the Rig A Swap Advances and the Rig A Interest Advances, and in relation to the Rig B Facility, the Rig B Principal Advances, the Rig B Intercompany Interest Advance, the Rig B Swap Advances and the Rig B Interest Advances (each an “Advance”);

“Advance Bareboat Hire” means and includes all and any Principal Bareboat Hire, Swap Bareboat Hire and Intercompany Interest Bareboat Hire;

“Advance Bareboat Hire Notice” means a notice in the form or substantially in the form of Schedule 2 of the relevant Bareboat Charter, duly completed with particulars of the relevant Principal Bareboat Hire, Swap Bareboat Hire and Intercompany Interest Bareboat Hire;

“AFS” means the Act on the Financial Supervision (Wet op het financieel toezicht);

“Agent” means either the Facility Agent or the Security Trustee as applicable (together the “Agents”);

“Agreed Form” in relation to any document, means that document in form, substance and terms approved in writing by the Facility Agent (acting on the instructions of the Lenders) or otherwise in accordance with any such other approval procedure detailed in any relevant provision of this Agreement and any Facility Document;

“Allocation Period” means, in respect of a Facility, (i) the period commencing on the Initial Charter Hire Date relating to the Rig the Advance Bareboat Hire in respect of which is financed by that Facility and ending on the first Application Date relating to that Facility, and (ii) each subsequent period commencing on the last day of the previous Allocation Period relating to that Facility and ending on the next following Application Date relating to that Facility;

“Application Dates” means, in relation to a Facility (i) the Quarter Date falling at the end of the first full Quarter Period following the Charter Date of Acceptance of the Rig the Advance Bareboat Hire relating to which is financed by that Facility, (ii) each Quarter Date (in each case subject to clause 8.3) falling subsequently to the Quarter Date referred to in paragraph (i) above within the Security Period and (iii) the Final Maturity Date of that Facility, and “Application Date” means any of them;

“Appraisers” means Kennedy & Marr and Technitas do Brasil or such other suitably qualified person or persons from time to time appointed by the Facility Agent (acting on the instructions of the Majority Lenders) following consultation with the Sponsor to provide valuations of the Rigs;

“Approved Brokers” means Marsh Ltd or HSBC Insurance Brokers Limited or such other firm or firms of insurance brokers as may from time to time be approved in writing by the Security Trustee;

“Approved Location” means, (i) in relation to Rig A, any location in Brazilian waters up to a water depth of 2,000 metres and, in the case of Rig B, any location in Brazilian waters up to a water depth of 2,400 metres, as the Charterer may require under the Charter relating to that Rig, provided that location is within the co-ordinates set out in the “concession agreements” referred to in clause 1.1 of that Charter or, as the case may be, (ii) any other location as may be permitted in relation to that Rig pursuant to and in accordance with clauses 7.1.5 and 7.1.6 of the General Assignment;

“Approved Transfer” means, in relation to a Rig Owner, the sale of up to fifty per cent. (50%) of the issued share capital in that Rig Owner which is on terms, and to a party, acceptable to the Facility Agent and which has been consented to in advance by the Facility Agent, in each case acting on the instructions of all the Lenders (acting reasonably);

“Arranger” means ING Bank N.V. of Bijlmerplein 888, P.O. Box 1800, 1000 BV, Amsterdam, The Netherlands;

“Assigned Account Documents” means, in relation to any Account, all certificates of deposit, deposit receipts and other instruments and securities relating to that Account, and the Assigned Monies in relation to that Account or any of them, and means together all certificates of deposit, deposit receipts and other instruments and securities relating to each of the Accounts and all of the Assigned Monies;

“Assigned Documents” means the Rig A Assigned Documents and Rig B Assigned Documents and “Assigned Document” means any of them;

“Assigned Monies” means, in relation to any Account, all monies from time to time credited to, and for the time being standing to the credit of, that Account and all interest and other amounts from time to time payable in respect of, or accruing to, that Account, and means together all monies from time to time credited to, and for the time being standing to the credit of, each of the Accounts;

“Assigned Property” means, in relation to any Security Party, all of that Security Party’s rights, title, interest and benefit (present and future, actual and contingent), in and to any of the Collateral including that Security Party’s rights to receive monies and make claims for damages, and any termination rights of that Security Party, in, to, under and pursuant to:

(a)	the Assigned Documents to which that Security Party is a party;

(b)	those Earnings payable to, or otherwise received by, that Security Party;

(c)	any Account in which that Security Party has an interest;

(d)	any Assigned Monies in relation to any Account pledged by that Security Party;

(e)	the Assigned Account Documents relating to that Account;

(f)	the Insurances (but excluding any Liability Insurance Proceeds);

(g)	the Requisition Compensation;

(h)	the Hedging Receipts;

(i)	the Assigned Property Proceeds; and

(j)	the Rig Rights Proceeds;

“Assigned Property Proceeds” means, in relation to a Rig, all and any monies, property and other assets representing or deriving from all or any of the Secured Property in relation to that Rig, and the security created by any Security Document in relation to that Rig;

“Auditors” means BKR International or such other firm approved in advance by the Facility Agent acting on the instructions of the Majority Lenders (such approval not to be unreasonably withheld or delayed);

“Authorisation” means, when required by applicable law or contract in relation to a Rig, any Assigned Property or a party to the Transaction Documents or otherwise required by the terms of, or to ensure the validity, enforceability or effectiveness of, any of the Transaction Documents, an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Availability Period” means, in relation to the Rig A Facility, the Rig A Availability Period and in relation to the Rig B Facility, the Rig B Availability Period;

“Bank Agent” means ING Bank N.V. of Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands or such other person as may be appointed agent for the Banks pursuant to clause 16.15.1 (Retirement of Agents) of the Bank Loan Agreement, and includes its successors in title;

“Bank Beneficiaries” means together the Bank Agent, the Bank Trustee and the Banks and “Bank Beneficiary” means any of them;

“Bank Documents” means the Bank Loan Agreement, the Option Agreements, the Coordination Deed, the Bank Security Assignment and each of the Security Documents (as that term is defined in the Bank Loan Agreement);

“Banking Day” means a day (other than Saturday or Sunday) on which banks are open for normal banking business in London, New York City, Amsterdam and Rio de Janeiro;

“Bank Loan Agreement” means the loan agreement dated on or about the date hereof and made between (1) Mimosa Finance C.V., as borrower (2) the Banks, as banks, (3) the Bank Agent and (4) the Bank Trustee;

“Banks” means together:

(a)	as of the date of this Agreement, the banks and financial institutions listed in schedule 1 of the Bank Loan Agreement;

(b)	any Transferee of any of the banks and financial institutions referred to in (a) above (in accordance with clause 15.3 (Transfer) of the Bank Loan Agreement); and

(c)	any Transferee of any such Transferee referred to in (b) above,

and in each case includes their successors in title;

“Bank Security Assignment” means the security assignment made between the Lenders, the Facility Agent and the Security Trustee and the Bank Trustee whereby the Lenders assign to the Bank Trustee (acting as trustee for and on behalf of the Banks) all of the Lenders’ rights, title and interest under the Facility Documents and all proceeds thereof;

“Bank Trustee” means ING Bank N.V. of Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands in its capacity as security trustee for the purposes of the Bank Documents or such other person as may be appointed as security trustee pursuant to clause 16.15.2 of the Bank Loan Agreement and includes its successors in title;

“Bareboat Charters” means the Rig A Bareboat Charter and the Rig B Bareboat Charter, and “Bareboat Charter” means either of them;

“Becrux” means Becrux BV, a company incorporated under the laws of the Netherlands with company number 34278801 and with its registered office at Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam, P.O. Box 75215, 1070 AE Amsterdam, The Netherlands;

“Beneficiaries” means together the Facility Agent, the Security Trustee, the Arranger, the Lenders and the Hedging Provider and “Beneficiary” means any of them;

“BGN” means, together, Banco BGN SA., a financial institution with head offices at Antonio Lumack do Monte, 96 S1/S2, Boa Viagem, 51020-350, City of Recife, State of Pernambuco, Brazil, and BGN Participacoes S.A., an entity whose address is at Av. Rio Branco 156, room 3006, parte, Centro, Rio de Janeiro City, State of Rio de Janeiro, Brazil;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired (but not ordinary trade credit), (vi) finance leases and hire purchase contracts, (vii) Derivatives Contracts, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means Eiffel Ridge Group C.V., a limited partnership organised under the laws of The Netherlands represented by Becrux B.V., its managing partner and having its registered office at WTC Amsterdam, Tower C-11, Strawinskylaan 1143, 1077 XX, Amsterdam, The Netherlands;

“Borrower Partnership Agreement” means the amended deed of limited partnership of the Borrower dated 26 July 2007 between Becrux and Mimosa;

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Loan to the last day of the current Interest Period in respect of that Advance or Loan, had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the London Interbank Market for a period starting on the Banking Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means, in relation to a Project:

(a)	a budget of the projected Project Cost of, and an over-view of the milestone payments required in relation to, that Project in the form set out in Schedule 11 hereof to be delivered by the Borrower to the Facility Agent pursuant to clause 3.1; and

(b)	any further and updated budget relating to that Project in the form set out in Schedule 11 hereof delivered by the relevant Rig Owner to the Facility Agent in respect of that period pursuant to clause 14.1.3 of the Deed of Proceeds and Priorities;

“Builders” means the Rig A Builder and Rig B Builder, and “Builder” means either of them;

“Bulletin of Measurement” means in relation to a Charter, the document so called prepared each month at the end of a Measurement Period by the Borrower and the Charterer in accordance with the provisions of clause 7 of that Charter and countersigned by each such party measuring the performance by (a) the Borrower of its obligations under that Charter and (b) the Rig the subject of that Charter in accordance with that Charter and detailing (inter alia) (i) any fines levied by the Charterer pursuant to clause 9 of that Charter and (ii) any other events or circumstances resulting in a reduction in Charter Rate under that Charter and (iii) any Period of Off Hire resulting in a suspension of the obligation to pay Charter Rate under that Charter and (iv) any refund by the Charterer to the Borrower in respect of amounts previously deducted by the Charterer from Charter Rate under that Charter paid to the Borrower, in each case in the Measurement Period to which the Bulletin of Measurement relates;

“BVI Companies” means Timbauba, Guararapes and Skycrest, and “BVI Company” means any of them;

“Casualty Amount” means thirty five million Dollars (US$35,000,000) or the equivalent in any other currency;

“Centaurus” means Centaurus S.à.r.l., a company incorporated under the laws of Luxembourg with its registered office at 1, allée Scheffer, L-2520, Luxembourg;

“Charter Compensation” means, in relation to a Rig, any amount payable by the Borrower to the Charterer and/or any reduction in any amount payable by the Charterer to the Borrower, in each case under the Charter relating to that Rig due to any delay in the Charter Date of Acceptance of that Rig;

“Charter Date of Acceptance” means, in relation to Rig A, the Rig A Charter Date of Acceptance and, in relation to Rig B, the Rig B Charter Date of Acceptance;

“Charterer” means Petroléo Brasileiro S.A. - Petrobras, a mixed capital company incorporated under the laws of Brazil with its head office at Avenida Republica do Chile - 65, City of Rio de Janeiro, State of Rio de Janeiro, Federal Republic of Brazil;

“Charterer Acknowledgements” means the Rig A Charterer Acknowledgement and the Rig B Charterer Acknowledgement and “Charterer Acknowledgement” means either of them;

“Charterer Pollution Letter” means a letter or other agreement in form and substance satisfactory to the Security Trustee (acting on the instructions of the Lenders) duly entered into by the Charterer whereby the Charterer agrees, for the benefit of, and enforceable by, the Beneficiaries, that it will assume, discharge and indemnify each of the Beneficiaries for and against, any liability or claim in excess of one million Dollars ($1,000,000) relating to or arising as a result of any pollution caused by or resulting from the operations of a Rig;

“Charter Event” means:

(a)	a Charter Rate Reduction Event; or

(b)	an Exemption from Payment Event,

in each case, under either one or both Charters;

“Charter Rate” means in relation to Rig A, the Rig A Charter Rate and, in relation to Rig B, the Rig B Charter Rate;

“Charter Rate Reduction Event” means in relation to a Rig and/or a Charter:

(a)	the imposition of any fine on the Borrower by the Charterer pursuant to clause 9 of that Charter (and such fine is not successfully appealed by the Borrower); or

(b)	the failure of that Rig to arrive in the port or in sheltered waters offshore of the City of Macaé-RJ by the deadline stipulated for such arrival in clause 2.2.1 of the Charter relating to that Rig; or

(c)	in accordance with attachment II of a Charter, any non-operating activity, reduction or interruption of the operations of that Rig which is proven (by physical failure, repair, visual inspection or reading the applicable gauges) to have arisen as a consequence of any non-availability, cessation or interruption of, or any fault in, that Rig’s equipment or the malfunctioning thereof or any non-compliance with norms, regulations or current legislation, subject always to none of the occurrences referred to in this paragraph (c) being a consequence of the condition or any change in condition of the wells being drilled or worked over; or

(d)	in accordance with attachment II of a Charter, any activity such as moving the Rig to another location, whether standby or waiting; or

(e)	recission of a Charter pursuant to clause 11 of that Charter; or

(f)	an event, occurrence or circumstance contemplated in clause 13 and attachment II of a Charter,

in each case which entitles the Charterer to reduce payment of the Charter Rate under that Charter (i) in the case of (a) above, by the amount of the applicable fine or fines levied by the Charterer on the Borrower pursuant to clause 9 of that Charter, and (ii) in the case of (b) above, by a fine equal to thirty per cent. (30%) of the daily rate for each day of delay, and (iii) in the case of (c) above, by 0% to 99% of the daily rate in accordance with the details set out in attachment II to that Charter for the duration of the period of such reduction in operations, and (iv) in the case of (d) above, to 90% of the daily rate payable in accordance with the details set out in attachment II to that Charter for the duration of the period of such other activity, and (v) in the case of (e) above, by 100% of the daily rate, and (vi) in the case of (f) above, to 80% or 50% of the daily rate for specified events payable for restricted periods;

“Charters” means the Rig A Charter and the Rig B Charter, and “Charter” means either of them;

“Classification” means the class notation +A1 column stabilised Drilling Unit, +DPS-2, AMS, self-propelled with the Classification Society, or such other class notation in relation to a Rig as the Security Trustee shall, at the request of the Rig Owner which is the owner of that Rig, have agreed in writing shall be treated as the Classification of that Rig, for the purposes of this Agreement and the Facility Documents;

“Classification Society” means American Bureau of Shipping or such other classification society (being a member of the International Association of Classification Societies) which the Security Trustee shall, at the request of the Rig Owner which is the owner of a Rig, have agreed in writing shall be treated as the Classification Society of that Rig for the purpose of this Agreement and the Facility Documents;

“Closing” means the time at which the first First Advance is made;

“Closing Date” means the date on which Closing occurs;

“Collateral” means any and all assets over or in respect of which any Encumbrance is created or expressed to be created by any Security Party in favour of the Beneficiaries or any of them;

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for any indebtedness or liabilities of any person and includes any documents or instruments creating or evidencing an Encumbrance;

“Commitment” means in relation to any Lender and the Rig A Facility, the Rig A Commitment and, in relation to any Lender and the Rig B Facility, the Rig B Commitment;

“Commitment Fee” means the commitment commission payable by the Borrower pursuant to clause 7.1.2;

“Commitment Fee Date” subject always to clause 8.3, means, in relation to a Facility, each of (a) the first Quarter Date after the date of this Agreement, (b) each Quarter Date thereafter during the Availability Period relating to that Facility, and (c) the last day of the Availability Period relating to that Facility;

“Completion Date” means, in relation to Rig A, the Rig A Completion Date and, in relation to Rig B, the Rig B Completion Date;

“Compliance Certificate” means a certificate in the form or substantially in the form of schedule 1 to the Pre-Completion Guarantee or, as the case may be, schedule 1 to the Deed of Undertaking to be provided by the Parent Sponsor to the Security Trustee pursuant to clause 5 of the Pre-Completion Guarantee or, as the case may be, by the Sponsor and Constellation to the Security Trustee pursuant to clause 10 of the Deed of Undertaking;

“Compulsory Acquisition” means, in relation to a Rig, requisition for use or title or other compulsory acquisition, nationalisation, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of that Rig by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for hire not involving requisition for title;

“Constellation” means Constellation Overseas Ltd., a company organised under the laws of the British Virgin Islands, with company number 1020641, and with its registered office at Vanterpool Plaza, Wickhams Cay I, 2nd Floor, Road Town, Tortola, British Virgin Islands;

“Constitutive Documents” in relation to any English company, means that company’s certificate of incorporation and memorandum and articles of association or, in relation to an English partnership, the partnership deed governing the internal management and constitution of that partnership and, in relation to any overseas incorporated body or, as the case may be, an overseas partnership or other unincorporated entity, means the documents having equivalent status and effect in the relevant jurisdiction in each case;

“Construction Contracts” means the Rig A Construction Contract and the Rig B Construction Contract, and “Construction Contract” means either of them;

“Continuing Representations” means, in the case of the Deed of Undertaking, clauses 7.1, 7.2, 7.3, 7.4, 7.6, 7.7, 7.11.6, 7.12.5, 7.12.6, 7.15.2, 7.16.2, 7.17.1, 7.18, 7.19, 7.21, 7.24, 7.26, 7.27, 7.31 and 7.32 of the Deed of Undertaking and, in the case of Deed of Covenant, clauses 7.1, 7.2, 7.3, 7.4, 7.6, 7.7, 7.10.5, 7.13.1, 7.14.2 and 7.18 of the Deed of Covenant;

“Contractor Event” means, in each case in the reasonable opinion of the Facility Agent:

(a)	a failure, delay or other default by a Rig Owner in the performance of its obligations under any of clauses 2.1, 4.1, 4.3, 5.5, 5.6, 7.2, 8.1, 9, 12, 16, 17, 18.3, 22.2 and 22.3 of the Bareboat Charter; or

(b)	a failure, delay or other default by the Borrower in the performance of its obligations under a Charter;

(c)	a failure, delay or other default under, or termination of, a Services Agreement caused by the Borrower or the Sponsor;

“Contribution” means in relation to a Lender and a Loan, the principal amount of that Loan owing to that Lender at any relevant time;

“Co-ordination Deed” means the deed of co-ordination in the Agreed Form entered into or, as the context may require to be entered into between the Banks, the Bank Trustee, the Bank Agent, Mimosa Finance C.V., Centaurus, Becrux, Mimosa, the Borrower, each of the Rig Owners, the Security Trustee, the Facility Agent and the Account Bank and referring to this Agreement;

“Core Company” and “Core Companies” have the meanings given to those terms in clause 14.2.19(c) of the Deed of Proceeds and Priorities;

“Date of Yard Acceptance” means in relation to Rig A, the Rig A Date of Yard Acceptance and, in relation to Rig B, the Rig B Date of Yard Acceptance;

“Debt Service Amount” means, in relation to any period and any date, the amount in Dollars which is equal to the sum of:

(a)	all amounts of principal and interest which will fall due for payment by the Borrower under clauses 5.1 and 6.1 in relation to each of the Facilities save that, in relation to the last Application Date relating to a Facility, the Required Amount shall be deemed to be reduced by the amount of the Final Payment relating to that Facility; plus

(b)	all amounts of Swap Payments which will fall due for payment by either Rig Owner; minus

(c)	all amounts of Swap Receipts which will be received by either Rig Owner,

in each case, during that period and commencing on that date;

“Debt Service Letter of Credit” means any irrevocable and unconditional first demand letter of credit or bank guarantee provided pursuant to clause 9.1.1 of the Deed of Undertaking which is:

(a)	issued by a bank acceptable to the Facility Agent and rated at least BBB, in the case of any bank based outside of Brazil or BB, in the case of any bank based within Brazil, in each case by Standard & Poors or the equivalent thereof in the case of any other ratings agency;

(b)	issued to the Security Trustee;

(c)	available for drawing in circumstances where the amounts standing to the credit of the Debt Service Reserve Account may be applied in accordance with the Facility Documents; and

(d)	substantially in the form and on the terms set out in Schedule 2 to the Deed of Undertaking or in such other form or on such other terms as are approved by the Security Trustee;

“Debt Service Reserve Account” means the interest bearing Dollar account in the name of the Borrower with the Account Bank, as more specifically described in the Accounts Pledge, and includes any redesignation and sub-accounts thereof and includes any amount at the relevant time available for drawing under the Debt Service Letter of Credit;

“Debt Service Reserve Account Receivables” means

(a)	the Minimum Debt Service Reserve Amount,

(b)	the amounts referred to in clauses 5.2.8 and 5.2.9 of the Deed of Proceeds and Priorities, and

(c)	all amounts from time to time drawn by the Security Trustee under any Debt Service Letter of Credit;

“Debt Service Reserve Shortfall” means, at any time, the amount (if any) by which:

(a)	the Minimum Debt Service Reserve Amount at that time; exceeds

(b)	the amount standing to the credit of the Debt Service Reserve Account at that time;

“Debt Service Undertaking” means the joint and several undertakings on the part of the Parent Sponsor, the Sponsor and Constellation contained in clause 9.1 of the Deed of Covenant;

“Debt Service Undertaking Release Date” means the earliest of:

(a)	the date upon which both the Charters have been successfully terminated by the Borrower or pursuant to an order of a Brazilian court on terms which impose no liability, obligation or condition on any Beneficiary, and each of the Rigs has been removed from Brazilian waters to a location approved by the Security Trustee;

(b)	the date upon which the Charterer has duly executed each of the Charter Acknowledgements and the Lenders have received an opinion of Brazilian counsel in relation thereto and the Charterer in form and substance satisfactory to the Facility Agent, acting on the instructions of all the Lenders; and

(c)	the end of the Security Period;

“Deed of Covenant” means the deed of covenant entered into or to be entered into between the Facility Agent, the Security Trustee, the Borrower, Constellation, the Rig Owners, the Sponsor and the Parent Sponsor, in the Agreed Form;

“Deed of Proceeds and Priorities” or “DPP” means the deed of proceeds, priorities, undertakings and subordination entered into or to be entered into between the Beneficiaries, the Hedging Provider, the Account Bank, the Borrower and the Rig Owners, in the Agreed Form;

“Deed of Undertaking” means the deed of undertaking entered into or to be entered into between the Facility Agent, the Security Trustee, the Sponsor and Constellation, in the Agreed Form;

“Default” means any Event of Default or any event or circumstance which is, with the giving of a notice by the Facility Agent and/or the expiry of the relevant period and/or the fulfilment of any other condition (in each case as specified in clause 11.1), likely in the opinion of the Facility Agent (acting in accordance with the instructions of the Majority Lenders, acting reasonably) to become an Event of Default;

“Default Rate” means the interest rate specified in clause 5.3.2 or, as the case may be, clause 5.3.3;

“Delivery Documents” means, in relation to Rig A, the Protocol of Delivery and Acceptance referred to in section 2 of Article VII of the Rig A Construction Contract and, in relation to Rig B, the Delivery Certificate referred to in Exhibit L of the Rig A Construction Contract;

“Derivatives Contract” means a contract, agreement or transaction which is:

(a)	a rate swap, basis swap, commodity swap, forward rate transaction, commodity option, equity (or equity or other index) swap or option, bond option, interest rate option, foreign exchange transaction, cap, collar or floor, currency swap, currency option or any other similar transaction; and/or

(b)	any combination of such transactions,

in each case, whether on-exchange or otherwise;

“Determination Notice” shall have the meaning given to that term in clause 5.6.1;

“Distribution” means any payment by or distribution of assets by a Rig Owner or the Borrower, whether in cash, property securities or otherwise;

“Dollars” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under this Agreement and the other Transaction Documents in Dollars mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means, in relation to each Advance, the date, being a Banking Day within the Availability Period relating to that Advance or, as the case may be, the Facility of which that Advance is a part, on which that Advance is, or is to be, drawn down or made (or deemed to be drawn down or made) pursuant to clause 4 (Advances);

“Drawdown Notice” means a notice in the form or substantially in the form of schedule 2, duly completed with particulars of the relevant Principal Advance, Swap Advance or, as the case may be, the relevant Intercompany Interest Advance;

“Due Amounts” means, in relation to any Application Date, any of the amounts referred to in clauses 5.2.1 to 5.2.7 (inclusive) of the Deed of Proceeds and Priorities which fall due for payment on or before that Application Date and which remain unpaid in full as at that Application Date;

“Earnings” means, in relation to a Rig, all moneys whatsoever from time to time due or payable to the Borrower or the Rig Owner which is the owner of that Rig during the Security Period relating to that Rig arising out of the use or operation of that Rig including (but without limiting the generality of the foregoing) all Charter Rate, Mobilisation Fees, freight, hire and passage moneys, moneys arising under any charter contract, bareboat charter or other agreement with any operator, income, income arising under pooling arrangements, any Loss of Earnings Proceeds, compensation payable to the Borrower or a Rig Owner in the event of requisition of that Rig for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination including, without limitation, any amounts payable by way of wait rate as more particularly described in Ref 104 of Attachment II to the relevant Charter) of any charterparty or other contract for the employment of that Rig and including any advance start-up bonus (in the case of Rig B), any additional rate or global performance bonus (in the case of Rig A) and movement rate as more particularly described in Attachment II to the relevant Charter but excluding, for the avoidance of doubt, the Operations Rates;

“Earnings A Account” means the interest bearing Dollar Account of the Borrower opened or, as the context may require, to be opened by the Borrower with the Account Bank, designated “Earnings A Account”, with account number 02 00 34 725 and includes any redesignation and sub-accounts thereof;

“Earnings A Account Receivables” means:

(a)	all Earnings relating to Rig A and/or payable to the Borrower or the Rig A Owner in respect of Rig A received after the Initial Charter Hire Date relating to Rig A (but excluding any Rig A Advance Bareboat Hire),

(b)	all rebates of Rig A Advance Bareboat Hire corresponding to Swap Receipts or Hedging Receipts payable under the Rig A Hedging Agreements,

(c)	all Loss of Earnings Proceeds (if any) relating to Rig A and/or payable to the Borrower in respect of Rig A,

(d)	all Pre-Completion Guarantee Proceeds paid and received in respect of the obligations or liabilities of the Borrower in relation to the Rig A Facility, and

(e)	all other amounts which are from time to time required, pursuant to the terms of any Facility Document, to be deposited in the Earnings A Account;

“Earnings Account Receivables” means the Earnings A Account Receivables and the Earnings B Account Receivables or, as the context may require, any of them;

“Earnings Accounts” means, in relation to Rig A, the Earnings A Account and, in relation to Rig B, the Earnings B Account and “Earnings Account” means either of them;

“Earnings B Account” means the interest bearing Dollar Account of the Borrower opened or, as the context may require, to be opened by the Borrower with the Account Bank, designated “Earnings B Account”, with account number 02 00 34 733 and includes any redesignation and sub-accounts thereof;

“Earnings B Account Receivables” means:

(a)	all Earnings relating to Rig B and/or payable to the Borrower in respect of Rig B received after the Initial Charter Hire Date relating to Rig B (but excluding any Rig B Advance Bareboat Hire);

(b)	all rebates of Rig B Advance Bareboat Hire corresponding to Swap Receipts or Hedging Receipts payable under the Rig B Hedging Agreements,

(c)	all Loss of Earnings Proceeds (if any) relating to Rig B and/or payable to the Borrower in respect of Rig B,

(d)	all Pre-Completion Guarantee Proceeds paid and received in respect of the obligations or liabilities of the Borrower relating to the Rig B Facility, and

(e)	all other amounts which are from time to time required, pursuant to the terms of any Facility Document, to be deposited in the Earnings B Account;

“Economic Inequality Provisions” means Articles 477-480 of the Brazilian Civil Code;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind securing any obligation of any person or any other arrangement having the effect of conferring rights of retention or set-off (but excluding any right of set-off arising in favour of a banker prior to such right becoming exercisable) or other disposal rights over an asset (including without limitation title transfer and/or retention arrangements having a similar effect) and includes any agreement to create any of the foregoing but does not include liens arising in the ordinary course of trading by operation of law and not by way of contract;

“Environment” means all or any of the following media: air (including air within buildings or other structures and whether below or above ground); land (including buildings and any other structures or erections in, on or under it and any soil and anything below the surface of the land); land covered with water; and water (including sea, ground and surface water and any living organism supported by such media);

“Environmental Claim” means any claim, notice, prosecution, demand, action, official warning, abatement or other order (conditional or otherwise) relating to Environmental Matters or in response to a Spill or any notification or order requiring compliance with the terms of any Environmental Licence or Environmental Law;

“Environmental Law” includes all or any applicable law, statute, rule, regulation, treaty, by-law, code of practice, order, notice, demand, decision of the courts or of any governmental authority or agency or any other regulatory or other body in any jurisdiction relating to Environmental Matters, or relating to any environmental, social, labour, health and safety or security risks of the type contemplated by the Performance Standards;

“Environmental Licence” includes any applicable permit, licence, authorisation, consent or other approval required at any time by any Environmental Law;

“Environmental Matters” includes (a) the generation, deposit, disposal, keeping, treatment, transportation, transmission, handling, importation, exportation, processing, collection, sorting, presence or manufacture of any waste (as defined in the Environmental Protection Act 1990) of any Relevant Substance; (b) nuisance, noise, defective premises, health and safety at work or elsewhere; and (c) the pollution, conservation or protection of the Environment (both natural and built) or of man or any living organisms supported by the Environment or any other matter whatsoever affecting the Environment or any part of it;

“Equity” means funding provided by way of (a) (i) the investment of ordinary share capital premium in the recipient of that funding, or (ii) debt funding, in each case where (A) the obligations of the recipient in relation to such funding are fully and effectively subordinated to all obligations of the recipient under the Facility Documents, and (B) the rights of the provider of that funding are fully and effectively subordinated to all the rights of the Beneficiaries under the Facility Documents, or (b) in the case of the Equity paid or to be paid to the Borrower as a condition to the making of an Intercompany Principal Advance, a promissory note or other negotiable security issued by Constellation;

“Equity Bareboat Hire” means and includes Rig A Equity Bareboat Hire and Rig B Equity Bareboat Hire or, as the context may require, either of them;

“Equity Contribution” means, in relation to any Principal Advance, the remaining percentage of Equity funding relating to that Principal Advance referred to in paragraph 11 of Part 2 of Schedule 3 (in the case of a First Advance) or, as the case may be, paragraph 10 of Part 3 of Schedule 3 (in the case of any Subsequent Advance) of the Project Loan Agreement;

“Euro” and “€” means the lawful currency of the Euro Zone;

“Euro Zone” means the territory under the control of the following states: Austria, Belgium, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain and any other state that at any time adopts the Euro as its official currency;

“Event of Default” means any of the events or circumstances described in clause 11.1 (Events of Default);

“Exchange Rate” means, as the context requires:

(a)	in relation to any amount which is to be converted into, or out of, Dollars on any date, the spot rate of exchange at which the Facility Agent could in the ordinary course of business purchase or, as the case may be, sell Dollars with or, as the case may be, for that amount in the London foreign exchange market at or about 11.00 a.m. on that date for delivery two (2) Banking Days after that date; or

(b)	in relation to any amount which is to be converted into, or out of, Euros on any date, the European Central Bank spot rate of exchange for the purchase or, as the case may be, sale of Euros with, or for, that amount as fixed by the European Central Bank at, or about, 14:15 on the date which is one (1) Banking Day prior to the date on which the rate is to be set;

“Exemption from Payment Event” means, in relation to a Rig and/or a Charter, any event described in paragraph 2.1 of Attachment II to that Charter which entitles the Charterer to cease payment of the Charter Rate under that Charter for the periods set out in such paragraph;

“Existing Project Cost Over Run” means, in relation to a Project and at any time, the amount by which the Project Cost relating to that Project at that time paid or incurred exceeds the Project Cost relating to that Project which was budgeted to have been paid or incurred at that time in the Budget for that Project referred to in paragraph (a) of the definition of Budget;

“Expenses” means:

(a)	all Losses suffered, incurred or paid by any Beneficiary or any Insolvency Official after notice thereof to the Borrower or at any time an Event of Default has occurred and is continuing in connection with the exercise of the rights, remedies and powers granted by, referred to in, or otherwise contemplated by the Facility Documents; and

(b)	interest on those Losses at the Default Rate, from the date of demand by the relevant Beneficiary or Insolvency Official to the date of payment (after as well as before judgment);

“Facility” means in relation to Rig A, the Rig A Facility, and in relation to Rig B, the Rig B Facility, and “Facilities” means either of them;

“Facility Agent” means ING Bank N.V. of Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands or such other person as may be appointed agent for the Lenders pursuant to clause 16.15.1 (Retirement of Agents), and includes its successors in title;

“Facility Documents” means this Agreement, the Security Documents, the IFC Agreement and the Hedging Agreements;

“Facility Limit” means in relation to the Rig A Facility, the Rig A Facility Limit, and in relation to the Rig B Facility, the Rig B Facility Limit;

“Facility Obligations” means all monies, obligations and liabilities from time to time owing or payable, undertaken, incurred or assumed by the Borrower, to, or in favour of, the Beneficiaries (or any of them), other than the Hedging Provider under, or pursuant to this Agreement and the other Facility Documents, disregarding for this purpose the provisions of clause 19 of this Agreement and clause 22 of the Deed of Proceeds and Priorities (and any analogous provision of any other Facility Document to which the Borrower is a party);

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Banking Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

“Fee Letter” means the letter dated on or about the date of this Agreement from the Arranger to the Borrower and Constellation and countersigned by the Borrower and Constellation by way of acceptance detailing, inter alia, the amounts of the fees payable in accordance with clause 7.1.1 (Fees);

“Final Disposition” means, in relation to a Rig, the sale of that Rig (or any part thereof) against payment in cash, whether through an agent on its behalf or otherwise, of all its rights, title and interest in and to that Rig (or the relevant part), on terms that such right, title and interest will only pass to the purchaser on payment in full of that cash;

“Final Disposition Proceeds” means, in relation to a Rig, the aggregate amount of:

(a)	all cash consideration received upon, or as a result of, the Final Disposition of that Rig, and

(b)	any non-refundable deposit paid by a person acquiring or proposing to acquire that Rig under a contract or offer to purchase, or otherwise acquire that Rig which has been withdrawn, terminated or cancelled or has lapsed;

“Final Maturity Date” means, in relation to the Rig A Facility, the Rig A Final Maturity Date and, in relation to the Rig B Facility, the Rig B Final Maturity Date and “Final Maturity Date” means either of them;

“Final Payment” means, in relation to a Facility or a Loan, seventy-five million Dollars ($75,000,000), as that amount may have been reduced by any term of the Facility Documents;

“Financial Covenant Measurement Date” means each 30 June and 31 December falling within the Security Period;

“Financial Covenants” means each of the financial covenants set out in clause 5 of the Pre-Completion Guarantee and clause 10 of the Deed of Undertaking;

“Financial Year” has the meaning given to it in clause 14.1 of the Deed of Proceeds and Priorities;

“First Advance” means in relation to the Rig A Facility, the Rig A First Advance and in relation to the Rig B Facility, the Rig B First Advance;

“First Option Agreement” means the put and call option agreement dated on or about the date hereof and made between Mimosa and Mimosa Finance C.V. in the Agreed Form;

“Fixed Rate” means, in relation to a Hedging Agreement, the fixed rate of interest by reference to which periodic payments and receipts to be made or received under that Hedging Agreement are calculated;

“Flag State” means, in relation to a Rig, Panama or any other state or country in which that Rig, with the prior written consent of the Security Trustee (acting after consultation with, and on the instructions of, the Majority Lenders), is from time to time registered in accordance with the provisions of this Agreement, the General Assignment, the Sponsor Assignment and the other Transaction Documents;

“Force Majeure Event” means an event, occurrence or circumstance contemplated in (i) clause 13 of the Charters, or, as the context may require (ii) clause 13 of the Services Agreements which, with the lapse of time, gives rise to a right to terminate, rescind or cancel the relevant Charter or, as the case may be, the relevant Services Agreement;

“Force Majeure Termination Period” means the period of sixty (60) days following the occurrence of a Force Majeure Event;

“General Assignment” means the general assignment in the Agreed Form, executed or, as the context may require, to be executed by each of the Rig Owners and the Borrower in favour of the Security Trustee;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Group” means the Parent Sponsor, the Sponsor, Constellation, each of the Rig Owners, the Borrower and the BVI Companies;

“Group Owners” means the members of the Queiroz Galvão family as identified in the Group Structure Chart;

“Group Structure Chart” means the Parent Sponsor and Group structure chart set out in Schedule 9 of this Agreement;

“Guarantee Rights” means, in relation to a Rig, the rights of the Rig Owner which is the owner of that Rig under any guarantees and warranties issued by any counterparty to a Material Contract as more particularly described in schedule 7;

“Guararapes” means Guararapes International Limited, a company incorporated under the laws of the British Virgin Islands with company number 491849 and with its registered office at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands;

“Hedging Agreements” means the Rig A Hedging Agreements and the Rig B Hedging Agreements, and “Hedging Agreement” means any of them;

“Hedging Obligations” means, in relation to a Hedging Agreement and a Rig Owner, all moneys, obligations and liabilities from time to time owing or payable, undertaken or assumed by that Rig Owner to or in favour of the Hedging Provider under or pursuant to that Hedging Agreement and the Transaction Documents to which that Rig Owner is a party (or any of them) (for the avoidance of doubt, without prejudice to and after giving effect to any contractual set off and/or netting provisions contained in that Hedging Agreement);

“Hedging Provider” means ING Capital Markets LLC in its capacity as hedging provider, and includes its successors in title;

“Hedging Receipts” means, in relation to a Hedging Agreement and a Rig Owner, all amounts from time to time payable to that Rig Owner under and pursuant to that Hedging Agreement (for the avoidance of doubt, without prejudice to and after giving effect to any contractual set off and/or netting provisions contained in that Hedging Agreement), including all Swap Receipts;

“Holding Company” means any holding company within the meaning of section 736 Companies Act 1985;

“IFC” means International Finance Corporation, an international organisation established by the Articles of Agreement among its member countries with its address at 2121 Pennsylvania Avenue, N.W., Washington D.C. 20433, United States of America;

“IFC Agreement” means the agreement entered into or to be entered into between the Sponsor, Constellation and IFC referring to the Rigs and this Agreement;

“Incapacity” means, in relation to any person, any Insolvency Event, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in the composition of that partnership);

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Indemnified Persons” shall have the meaning given to that term in clause 12.3 (General operating indemnity);

“Information Memorandum” means the Information Memorandum dated 23 November, 2006 distributed by the Arranger at the request of the Sponsor and the Borrower in connection with the Projects and the Project Documents;

“Initial Charter Hire Date” means, in relation to a Rig, the date upon which the first payment of Charter Rate is due and payable under the Charter relating to that Rig;

“Initial Security Documents” means the Pre-Completion Guarantee, the General Assignment, the Sponsor Assignment, the Deed of Proceeds and Priorities, the Co-ordination Deed, the Deed of Covenant, the Deed of Undertaking, the Parent Sponsor Letter, the Pre-Completion Guarantee Letter of Credit, the Accounts Pledge, the Share Pledges, each Power of Attorney, the Letters of Authorisation, the Notices of Assignment and all other documents, notices and acknowledgements issued pursuant thereto or required thereby;

“Insolvency Event” means, in relation to any person, the occurrence of any of the following events:

(a)	Insolvency: that person is unable to pay its debts as they fall due or admits its inability to pay its debts as they mature or suspends or threatens to suspend making payment of all or a substantial part of its Indebtedness or makes a general assignment for the benefit of creditors or is subject to or applies for winding-up or liquidation proceedings or is successfully put into forced or voluntary liquidation (except for the purposes of a voluntary reorganisation not involving the insolvency of that person and previously agreed in writing by the Facility Agent acting in accordance with the instructions of the Majority Lenders); or

(b)	Winding up: any order is made, petition is presented, resolution is passed or other act or action is taken for the winding-up, liquidation, administration or other formal insolvency of that person under any applicable law, whether now or hereafter in effect (save where the petition presented is frivolous or vexatious and is dismissed within a period of twenty two (22) Banking Days);

(c)	Appointment of receivers and managers: any administrative or other receiver is appointed of that person or any substantial part of its assets or any other steps (except for any frivolous or vexatious steps which are dismissed within a period of twenty two (22) Banking Days) are taken to enforce any Encumbrance over all or any material part of the assets of that person;

(d)	Seizure: all or a substantial part of the assets of that person are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity;

(e)	Analogous proceedings: there occurs, in relation to that person in any jurisdiction, any event which corresponds with, or has an effect equivalent or similar to, any of the events mentioned in the foregoing paragraphs;

“Insolvency Official” in respect of any person, means any liquidator, receiver, administrator and/or manager or administrative receiver, trustee or similar officer appointed in respect of that person, whether appointed by a creditor, pursuant to any statute, by a court or other tribunal or otherwise, for the purpose of recovering, realising, distributing or disposing of any of the assets or undertaking of that person;

“Insurance Consultant” means such suitably qualified person or persons from time to time appointed by the Facility Agent (following consultation with the Sponsor) to advise the Beneficiaries in connection with the Insurances;

“Insurance Proceeds” means the proceeds of any Insurances;

“Insurances” means, in relation to a Rig, all policies and contracts of insurance (which expression includes all entries of that Rig in a protection and indemnity or war risks association and any business interruption or loss of earnings insurance in respect of the Charter Rate relating to that Rig and any confiscation and expropriation insurance (whether such risks are covered by the entry of that Rig in a war risks association or by way of separate policies)) which are from time to time in place or taken out or entered into in respect of that Rig or her earnings (but excluding any policies and contracts of insurance taken out or entered into by the Security

Trustee or by any of the Beneficiaries for the sole benefit of the Beneficiaries) or otherwise howsoever in connection with that Rig and all benefits thereof (including claims of whatsoever nature and return of premiums), including, without limitation, the insurances relating to that Rig more particularly described in clause 9 of the General Assignment;

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each Security Party;

“Intercompany Interest Advances” means the Rig A Intercompany Interest Advance and the Rig B Intercompany Interest Advance and “Intercompany Interest Advance” means either of them;

“Intercompany Interest Bareboat Hire” means, in relation to Rig A, Rig A Intercompany Interest Bareboat Hire and, in relation to Rig B, Rig B Intercompany Interest Bareboat Hire;

“Intercompany Loan Agreements” means and includes the Rig A Intercompany Loan Agreement and the Rig B Intercompany Loan Agreement, and “Intercompany Loan Agreement” means either of them;

“Intercompany Loan Repayment Date” means, in relation to an Intercompany Loan, the date upon which the Principal Balance of that Intercompany Loan becomes repayable, as evidenced to the satisfaction of the Facility Agent;

“Intercompany Loans” means and includes the Rig A Intercompany Loan and the Rig B Intercompany Loan, and “Intercompany Loan” means either of them;

“Intercompany Principal Advances” means the Rig A Intercompany Principal Advance and the Rig B Intercompany Principal Advance, and “Intercompany Principal Advance” means either of them;

“Intercompany Principal Bareboat Hire” means in relation to Rig A, the Rig A Intercompany Principal Bareboat Hire, and in relation to Rig B, the Rig B Intercompany Principal Bareboat Hire;

“Interest Advance” means, in relation to the Rig A Facility, each and any Rig A Interest Advance and, in relation to the Rig B Facility, each and any Rig B Interest Advance;

“Interest Facility Limits” means the Rig A Interest Facility Limit and the Rig B Interest Facility Limit, and “Interest Facility Limit” means either of them;

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” in relation to any Advance or a Loan, means each period for the calculation of interest in respect of that Advance or that Loan ascertained in accordance with clause 5.2;

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention, and includes any amendment of the foregoing and any regulation issued pursuant to the foregoing;

“ISPS Code” means the International Ship and Port Facility Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISS Certificate” mean the International Ship Security Certificate for the relevant Rig issued in accordance with the ISPS Code;

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors; and

(b)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any of the legal opinions provided pursuant to clause 3;

“Lenders” means together:

(a)	as of the date of this Agreement, the companies and entities listed in schedule 1 of this Agreement;

(b)	any Transferee of any of the companies and entities referred to in (a) above (in accordance with clause 15.3 (Transfer) of this Agreement); and

(c)	any Transferee of any such Transferee referred to in (b) above,

and in each case includes their successors in title;

“Letter of Authorisation” means, in relation to a Charter, a letter from the Charterer addressed to the Security Trustee whereby the Charterer consents to the assignment of all amounts payable by the Charterer under that Charter, in the Agreed Form and “Letters of Authorisation” means each of them;

“Liability Insurance Proceeds” means, in respect of a Rig, the proceeds of the Insurances relating to that Rig received in respect of protection and indemnity risks;

“LIBOR” means, in relation to a particular period:

(a)	the offered rate for deposits of the relevant currency for a period approximately equivalent to such a period at or about 11.00 a.m. (London time) on the second Quotation Day before the first day of such period as displayed on Reuters page LIBOR01 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page LIBOR01 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the British Bankers’ Association Interest Settlement Rate (as defined in the British Bankers’ Association Recommended Terms and Conditions dated August, 1985)); or

(b)	if on such date no such rate as is mentioned in paragraph (a) above is displayed, LIBOR for such period shall be the arithmetic mean (expressed as a percentage rounded upwards, if necessary, to five decimal places) of the rates respectively quoted to the Facility Agent by each of the Reference Banks at the request of the Facility Agent (or, if not all the Reference Banks provide a quotation when requested, the arithmetic mean of the rates which are quoted) as such Reference Bank’s offered rate for deposits of the relevant currency in an amount approximately equal to the amount in respect of which LIBOR is to be determined for a period approximately equivalent to such period to prime banks in the London Interbank Market at or about 11.00 a.m. (London time) on the second Quotation Day before the first day of such period;

“Liquidated Damages” means any monies payable or paid under or pursuant to a Construction Contract or Material Contract in relation to or as compensation for any delay or failure in performance by any Project Counterparty;

“Loans” at any time, means the Rig A Loan at that time and the Rig B Loan at that time, and “Loan” means either of them;

“Losses” means all losses, liabilities, costs, charges, expenses, damages and outgoings of whatsoever nature (including without limitation, Taxes (but excluding taxes levied on the overall income or profits of any Beneficiary in the jurisdiction in which its principal or Facility Office under this Agreement is located), stamp duties and other duties or charges, registration fees, repair costs, insurance premiums, fees of insurance advisors and technical consultants, printing costs, out-of-pocket expenses and fees and disbursements of legal counsel, together with any value added or similar tax payable in respect thereof);

“Loss of Earnings Proceeds” means, in relation to a Rig, all of the proceeds of and all other moneys received under or in respect of any loss of earnings or business interruption insurance taken out by or on behalf of the Borrower and/or the Rig Owner which is the owner of that Rig in respect of a proportion of the Charter Rate relating to that Rig;

“Loss Payable Clause” means, in relation to a Rig, the provisions regulating the manner of payment of sums receivable under the Insurances relating to that Rig which are to be incorporated in the relevant insurance documents, such Loss Payable Clause to be in the form set out in Schedule 2 to the General Assignment or in such other form as may from time to time be reasonably required by the Security Trustee acting on the instructions of the Majority Lenders;

“Majority Lenders” means at any relevant time (a) Lenders the aggregate of whose Contributions equal or exceed sixty-six and two-thirds per cent. (66.66%) of the Loans at that time or (b) if no Advance has been made, Lenders the aggregate of whose Commitments at that time equal or exceed sixty-six and two-thirds per cent. (66.66%) of the Total Commitments at that time or, if all of the Commitments have been reduced to zero at or prior to that time, Lenders the aggregate of whose Commitments immediately prior to that reduction equalled or exceeded sixty-six and two-thirds per cent. (66.66%) of the Total Commitments as at that time;

“Management Agreement” means, in relation to a Project, Rig or Rig Owner, the management agreement entered into or to be entered into between the Manager, as manager and that Rig Owner whereby that Rig Owner appoints the Manager as its manager of the Project related to it, in the Agreed Form;

“Management Fees” means, in relation to a Rig Owner or a Project, the amount of fees payable by that Rig Owner or in relation to that Project pursuant to the Management Agreement to which that Rig Owner is a party;

“Manager” means a wholly owned Subsidiary of Constellation approved by the Facility Agent;

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with schedule 8 to this Agreement;

“Manuals and Technical Records” means, in relation to a Rig, all such books, records, logs, manuals, handbooks, technical data, plans, drawings and other materials and documents (whether or not kept or required to be kept in compliance with any applicable laws or the requirements of the Classification Society) relating to that Rig;

“Margin” means

(a)	in relation to the Rig A Facility:

two point one five per cent. (2.15%) per annum up to the Rig A Margin Reduction Date;

thereafter up to the fifth anniversary of the Rig A Margin Reduction Date, one point one five per cent. (1.15%) per annum; and

thereafter one point three five per cent. (1.35%) per annum;

(b)	in relation to the Rig B Facility:

two point one five per cent. (2.15%) per annum up to the Rig B Margin Reduction Date;

thereafter, one point one five per cent. (1.15%) per annum;

“Material Adverse Effect” means any event or circumstance (or combination of events or circumstances) the effect of which is or could reasonably be expected to be materially adverse to:

(a)	the ability of any Security Party to perform any of its material obligations under or otherwise to comply with the terms of the Transaction Documents at the time and in the manner stipulated therein; or

(b)	the validity or enforceability of, or the effectiveness or ranking of any security granted or purporting to be granted pursuant to any of, the Facility Documents or the rights or remedies of any Beneficiary under any of the Facility Documents;

“Material Contract” means, in relation to a Rig, any contract, agreement or arrangement entered into or to be entered into in relation to the Project related to that Rig, which contract, agreement or arrangement has a value in excess of five million Dollars ($5,000,000);

“Measurement Period” for the purposes of any Bulletin of Measurement means each consecutive period commencing upon the twenty sixth day of a month up to and including the twenty fifth day of the following month;

“Mimosa” means Mimosa Finance B.V., a company incorporated under the laws of the Netherlands with company number 34279330 and with its registered office at Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam, P.O. Box 75215, 1070 AE Amsterdam, The Netherlands;

“Minimum Debt Service Reserve Amount” means, at any time, an amount equal to the Debt Service Amount for the period of three (3) months commencing at that time;

“Mobilisation Costs” means, in relation to a Rig, any of the costs referred to in Ref. 106 (UNIT Mobilisation) of Attachment II of the Charter to which that Rig is subject which are actually incurred by (including any amount invoiced to) the Borrower in relation to that Rig but shall exclude, for the avoidance of doubt, any Transportation Costs relating to that Rig;

“Mobilisation Fees” means, in relation to a Rig, any amount actually received by the Borrower in respect of the Mobilisation Costs of that Rig, as contemplated by clause 5.1.1 of the Charter to which that Rig is subject;

“month” means a period beginning in one calendar month and ending in the relevant later calendar month on the day numerically corresponding to the day of the calendar month in which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such later calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in such later calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgages” means the Rig A Mortgage and the Rig B Mortgage, and “Mortgage” means either of them;

“NCC” means the Netherlands Civil Code (Burgerlijk Wetboek);

“Non-Payment Event” means that the Charterer fails to pay the relevant Charter Rate in full under the relevant Charter when due other than where the reduced or suspended payment of that Charter Rate arises as a result of:

(a)	deductions permitted by that Charter as a consequence of the occurrence of a Force Majeure Event;

(b)	deductions permitted by that Charter as a consequence of the occurrence of a Charter Rate Reduction Event or Exemption from Payment Event (whether or not the amount of such deduction is disputed), in each case relating to that Charter;

(c)	deductions which are made by the Charterer following the occurrence of an event or circumstance alleged by the Charterer to be a Charter Rate Reduction Event, Exemption from Payment Event or a Force Majeure Event, in each case relating to that Charter, where the classification of that event or circumstance as a Charter Rate Reduction Event, an Exemption from Payment Event or a Force Majeure Event is disputed by the Borrower; and

(d)	other deductions made by the Charterer which are disputed by the Borrower as not being validly or properly made or which the Borrower contends are not permitted by the relevant Charter,

provided that in order for such disputed deductions referred to in (c) or (d) above to be disregarded for the purpose of establishing whether a Non-Payment Event has occurred, the Facility Agent (acting after consultation with, and on the instructions of, the Majority Lenders in their absolute discretion) must be satisfied that such disputed deductions (i) are not material or (ii) are not applied or levied on a consistent basis by the Charterer or (iii) are based on reasonable commercial practices (having due regard to the terms of the relevant Charter);

“Notice of Assignment” means, as the context may require, a notice of assignment in the form set out in the relevant Part of Schedule 1 to the General Assignment or the Sponsor Assignment or a notice of assignment in such form and terms as the Facility Agent may reasonably require (which may incorporate an acknowledgement thereof);

“Off Hire Allowance” means:

(a)	the period of five (5) days in each contractual year during which Charter Rate (at the wait rate) shall be paid notwithstanding any interruption in the operation of the Rig which occurs as a consequence of the docking of that Rig as described in clause 4.13 of the Rig A Charter in the case of Rig A, and paragraph 3 of Attachment II to the Rig B Charter in the case of Rig B; or

(b)	in relation to Rig B only, the period of thirty (30) minutes in each day during which Charter Rate (at the wait rate) for that Rig shall be paid notwithstanding any interruption in the operation of Rig B which occurs as a consequence of the lubrication of Rig B as described in paragraph 4 of Attachment II to the Rig B Charter;

“OIM” means, in relation to a Rig, the offshore installation manager of that Rig;

“Olinda Star Financing” means the finance to be extended for the acquisition and upgrade of the Olinda Star Semi-Submersible Drilling Rig which once completed will be able to operate up to 1,100 water depth and will be chartered to the Charterer;

“Operational Covenants” means:

(a)	clause 10.2.2 (Authorisations), clause 10.2.6 (Action of the Borrower) and clause 10.2.7 (Compliance with laws and regulations) of the Project Loan Agreement;

(b)	clause 14.2.2 (Authorisations and Licences), clause 14.2.5 (Information concerning the Project), clause 14.2.7 (Action of the DPP Parties), clause 14.2.8 (Compliance with laws and regulations), clause 14.2.18 (Project Manager), clause 14.2.20 (Further Assurance), clause 14.2.22 (Security Rights), clause 14.2.23 (Enforcement of Security), clause 14.2.24 (Operator) and clause 14.4 (Technical Adviser) of the Deed of Proceeds and Priorities;

(c)	clause 8.2.2 (Authorisations and Licences), clause 8.2.5 (Action of the Parent Sponsor), clause 8.2.6 (Compliance with laws and regulations), clause 8.2.11 (Further Assurance), clause 8.2.12 (Security Rights) and clause 8.2.13 (Enforcement of Security) of the Deed of Covenant;

(d)	clause 8.2.2 (Authorisations and Licences), clause 8.2.4 (Information concerning the Project), clause 8.2.6 (Action of the Undertaking Parties), clause 8.2.7 (Compliance with laws and regulations), clause 8.2.15 (Project Manager), clause 8.2.17 (Further Assurance), clause 8.2.19 (Security Rights), clause 8.2.20 (Enforcement of Security), clause 8.2.21 (the Operator) and clause 11 of the Deed of Undertaking;

(e)	clause 5.1.9, clause 5.1.10, clause 5.1.13, clause 5.1.15, clause 7 (Covenants in relation to the Rigs and Charters) and clause 9 (Insurance Provisions) of the General Assignment; and

(f)	clause 5.1.7, clause 5.1.8 and clause 5.1.11 of the Sponsor Assignment;

“Operations Rates” means the Rig A Operations Rate and the Rig B Operations Rate, and “Operations Rate” means either of them;

“Option Agreements” means the First Option Agreement and the Second Option Agreement, and “Option Agreement” means either of them;

“Original Financial Statements” means:

(a)	in relation to the Parent Sponsor, its consolidated audited financial statements for its Financial Year ended 31 December, 2006;

(b)	in relation to the Sponsor and Constellation, its consolidated audited financial statements for its Financial Year ended 31 December, 2006; and

(c)	in relation to the Borrower and each of the Rig Owners, its audited financial statements for its Financial Year ended 31 December, 2006;

“Original Schedule of Minimum Repayment Amounts” means Schedule 6 of this Agreement;

“Parent Sponsor” means Queiroz Galvão S.A., a company organised under the laws of Brazil, with its registered office at Av Rio Branco, 156, room 3001-part, Rio de Janeiro, RJ;

“Parent Sponsor Letter” means the letter dated on or about the date hereof and made between the Parent Sponsor and the Security Trustee referring to, among other things, BGN Participações S.A.;

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union;

“Partnership Interest Option Agreement” means the call option agreement dated on or about the date hereof between Constellation, Mimosa, Becrux, Centaurus and Mimosa Finance CV, in the Agreed Form;

“Performance Period” means, in relation to a Rig, the period of twelve (12) months commencing on the Charter Date of Acceptance of that Rig provided that if, during that twelve (12) month period (“Initial Period”) the Rig Owner which is the owner of that Rig, the Borrower, the Sponsor and/or that Rig has not performed as contemplated in clause 9.2.1(a) or (b) of the Deed of Undertaking, as the case may be, the Performance Period in relation to that Rig shall terminate on the later to occur of the date of expiry of that Initial Period and the date on which each of the following conditions are satisfied: (i) during the period of forty five (45) days ending on that date, the amount of Charter Rate being paid daily by the Charterer in respect of that Rig was, on average, not less than ninety five per cent. (95%) of the full Charter Rate applicable to that Rig provided that, for the purposes of calculating that forty five (45) day period and that ninety five per cent. (95%) figure, any day on which the provisions of Ref 104 (Wait Rate) or Ref 105 (Movement Rate) of Attachment II of the Charter relating to the relevant Rig are applicable shall be ignored, and provided further that, in relation to the calculation of the ninety five per cent. (95%) figure in respect of Rig A, any payment made pursuant to the provisions of Ref 103(a) (Rate Addition) or Ref 103(b) (Global Performance Bonus) of Attachment II of the Rig A Charter shall be taken into account; and (ii) during the period of forty five (45) days referred to in sub-paragraph (i), that Rig was being continuously operated pursuant to the Charter applicable to that Rig at the direction of the Charterer;

“Performance Standards” means IFC’s Performance Standards on Social & Environmental Sustainability, dated April 30, 2006, copies of which have been delivered to and receipt of which have been acknowledged by the Sponsor;

“Period of Off Hire” means, in relation to a Rig, any period during which an Exemption from Payment Event under the Charter relating to that Rig has occurred and is continuing;

“Permitted Amendment” means:

(a)	any amendment to the Project Documents or any of them by way of change order or written amendment which relates to matters of a purely technical and/or operational nature and which would not, or would not reasonably be expected to:

(i)	require the Borrower or other Security Party to effect or otherwise result in a material structural alteration to the relevant Rig or affect the safety or structural integrity thereof;

(ii)	result in any change in the amount, calculation, method or timing of payment of the Charter Rate and any rate addition or performance bonus or fines relating to the relevant Rig or Management Fees relating to the relevant Project;

(iii)	result in any change in the method of the measurement of the performance by the relevant Rig, the Borrower and/or the Rig Owner which is the owner of the relevant Rig;

(iv)	result in any increase in the total aggregate amount payable under any Project Document by more than the lower of twelve million five hundred thousand Dollars ($12,500,000) and ten per cent. (10%) of that total aggregate amount and/or result in any total aggregate delay in the expected Date of Yard Acceptance or Charter Date of Acceptance of the Rig the subject of that Project Document in excess of forty five (45) days or delay the expected Charter Date of Acceptance beyond, in the case of Rig A, 31 December, 2010 or, in the case of Rig B, 31 December, 2009;

(v)	result in any change to the termination provisions thereof;

(vi)	result in any change to the definition of force majeure or the application of the force majeure provisions therein;

(vii)	result in an extension of the period during which the Borrower or other Security Party has obligations thereunder and/or the date by which the relevant Project Counterparty is obliged to have performed any of its obligations thereunder;

(viii)	result in any change to the insurance requirements thereof or the introduction of new insurance limits or requirements therein;

(b)	any waiver or consent under or in respect of the documents comprising the Rig Rights which would not adversely affect (i) the amount or timing of receipt of any proceeds in respect of the Rig Rights or (ii) the rights or interests of the Beneficiaries or any of them therein;

(c)	any amendment permitted under clause 14.3.2 of the Deed of Proceeds and Priorities;

(d)	any extension of the term of a Charter;

“Permitted Encumbrance” means:

(a)	any Encumbrance in favour of the Security Trustee and/or any of the Beneficiaries created pursuant to the Security Documents;

(b)	any lien arising in the ordinary course of business or operation of a Rig by statute or by operation of law in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such lien do not in the opinion of the Facility Agent involve any likelihood of the sale, forfeiture or loss of, or of any interest in, that Rig or any Total Loss Proceeds relating to that Rig;

(c)	any Encumbrance arising out of any claims, judgments, or awards against a Security Party which are being contested in good faith by that Security Party or which are the subject of a pending appeal (and for the payment of which adequate reserves have been provided) so long as any such claims, judgments or awards or the continued existence of such Encumbrance do not in the reasonable opinion of the Facility Agent involve any likelihood of the sale, forfeiture or loss of, or of any interest in, a Rig or any Total Loss Proceeds relating to that Rig; and

(d)	Permitted Liens;

“Permitted Interest Payments” means any payments which a Rig Owner is required to make to the Hedging Provider pursuant to the terms of the Hedging Agreement to which that Rig Owner is a party (subject always to any terms thereof permitting the netting, between that Rig Owner and the Hedging Provider, of amounts based upon, on the one hand, a floating interest rate and, on the other hand, the Fixed Rate) (each a “Permitted Interest Payment”);

“Permitted Liens” means, in relation to a Rig:

(a)	any repairer’s or outfitter’s possessory lien for a sum in aggregate at any time not (except with the prior written consent of the Facility Agent) exceeding fifteen million Dollars ($15,000,000) and, during the period until the date on which that Rig is delivered to the Rig Owner which is the owner of that Rig by the relevant Builder under the Construction Contract relating to that Rig, shall include (i) any possessory lien of that Builder, and (ii) any contractual title retention arrangement pursuant to any contract, agreement or arrangement entered into in relation to a Project which is not a Material Contract;

(b)	any lien on that Rig for master’s, OIM’s, officer’s or crew’s wages arising in accordance with usual maritime practice which are not overdue; and

(c)	any lien for salvage;

“Place of Construction” means, in relation to Rig A, Singapore and, in relation to Rig B, Abu Dhabi;

“Port of Registry” means, in relation to a Rig, the port in the Flag State in relation to that Rig where that Rig is from time to time registered;

“Power of Attorney” means, in relation to a Rig, the security power of attorney granted by the Borrower or the Rig Owner which is the owner of that Rig to the Security Trustee (on behalf of the Beneficiaries), pursuant to which the Borrower and that Rig Owner appoints or, as the context may require, will appoint the Security Trustee as its attorney for the purposes of, inter alia, effecting the termination of the Charters and the repossession of that Rig in the Agreed Form;

“Pre-Completion Guarantee” means the guarantee and indemnity in the Agreed Form granted or, as the context may require, to be granted jointly and severally by the Parent Sponsor, Sponsor and Constellation in favour of the Security Trustee;

“Pre-Completion Guarantee Letter of Credit” means any irrevocable and unconditional first demand letter of credit or bank guarantee provided pursuant to paragraph 12 of Part 2 of Schedule 3 which:

(a)	is for an aggregate amount of one hundred million Dollars (US$100,000,000) (provided that, upon the occurrence of the Completion Date of one (but not both) Rig and on the further condition that at that time the projected Project Cost Over Run in relation to the Project related to the Rig in respect of which the Completion Date has not occurred does not exceed fifty million Dollars ($50,000,000), the aggregate amount available for drawing may be reduced to fifty million Dollars ($50,000,000));

(b)	is for a duration of at least one (1) year and is to be automatically renewed until the Pre-Completion Guarantee Release Date and thereafter is to be automatically released;

(c)	provides for thirty (30) days’ prior written notice to the Security Trustee prior to its date of expiry if it has not been renewed, extended or replaced by the issuing bank thereof;

(d)	provides for payments to be made thereunder, at sight, in US Dollars;

(e)	permits multiple drawings up to the full amount available for drawing thereunder;

(f)	is issued by a bank acceptable to the Facility Agent and at least rated BBB-, in the case of any bank based outside of Brazil, or at least BB in the case of any bank within Brazil, in each case by Standard & Poors or the equivalent thereof in the case of any other ratings agency;

(g)	is issued to the Security Trustee;

(h)	secures the obligations of the Parent Sponsor under the Pre-Completion Guarantee; and

(i)	is in a form and on terms approved by the Security Trustee;

“Pre-Completion Guarantee Proceeds” means any proceeds of the Pre-Completion Guarantee;

“Pre-Completion Guarantee Release Date” means the date upon which the Pre-Completion Guarantee is released and discharged unconditionally by the Security Trustee in accordance with clause 2.13 of the Pre-Completion Guarantee;

“Principal Advance” means each Advance, other than an Interest Advance, Swap Advance or an Intercompany Interest Advance;

“Principal Balance” means, in relation to an Intercompany Loan, the principal outstanding under that Intercompany Loan as of the date of the Drawdown Notice for the First Advance of the Facility which finances the Advance Bareboat Hire of the Rig owned by the Rig Owner to which that Intercompany Loan has been advanced, as evidenced to and agreed by the Facility Agent;

“Principal Bareboat Hire” means, in relation to Rig A, Rig A Principal Bareboat Hire and, in relation to Rig B, Rig B Principal Bareboat Hire;

“Principal Facility Limits” means the Rig A Principal Facility Limit and the Rig B Principal Facility Limit, and “Principal Facility Limit” means either of them;

“Proceeds” means the Rig A Proceeds and the Rig B Proceeds and all and any other monies, property and other assets representing or deriving from all or any of the Secured Property and the Collateral which does not fall within the definition of Rig A Proceeds or Rig B Proceeds or, as the context may require, any of them;

“Proceeds A Account” means the interest bearing Dollar account in the joint names of the Borrower and the Rig A Owner opened or, as the context may require, to be opened with the Account Bank designated “Proceeds A Account”, with account number 02 00 35 551 and includes any redesignation and sub-accounts thereof;

“Proceeds A Account Receivables” means:

(a)	all Rig A Proceeds;

(b)	all Liquidated Damages payable to the Rig A Owner or in respect of Rig A;

(c)	all other amounts which are from time to time required, pursuant to the terms of the Facility Documents, to be deposited in the Proceeds A Account;

“Proceeds Account” means, in relation to Rig A, the Proceeds A Account and, in relation to Rig B, the Proceeds B Account and “Proceeds Accounts” means each of them;

“Proceeds Account Receivables” means the Proceeds A Account Receivables and the Proceeds B Account Receivables or, as the context may require, any of them;

“Proceeds Application Event” means, in relation to a Facility:

(a)	the occurrence of a Termination Date; or

(b)	the Borrower becomes obliged to pre-pay that Facility pursuant to any provision of clause 6.4 and 6.5;

“Proceeds B Account” means the interest bearing Dollar account in the joint names of the Borrower and the Rig B Owner opened or, as the context may require, to be opened by with the Account Bank designated “Proceeds B Account”, with account number 02 00 33 508 and includes any redesignation and sub-accounts thereof;

“Proceeds B Account Receivables” means:

(a)	all Rig B Proceeds;

(b)	all Liquidated Damages payable to the Rig B Owner or in respect of Rig B; and

(c)	all other amounts which are from time to time required, pursuant to the terms of the Facility Documents, to be deposited in the Proceeds B Account;

“Professional Market Party” means a professional market party (“professionele marktpartij”) within the meaning of the AFS and any regulation promulgated thereunder from time to time;

“Project A Account” means the interest bearing Dollar account in the joint names of the Borrower and the Rig A Owner opened or, as the context may require, to be opened with the Account Bank designated “Project A Account”, with account number 02 00 35 047 and includes any redesignation and sub-accounts thereof;

“Project A Account Receivables” means:

(a)	all Earnings (other than Mobilisation Fees and Swap Receipts) relating to Rig A and/or payable to the Rig A Owner or the Borrower in respect of Rig A and/or the Rig A Hedging Agreements, received prior to the Initial Charter Hire Date relating to Rig A or, in the case of Rig A Advance Bareboat Hire, received prior to the end of the Rig A Availability Period in respect of the Rig A Facility;

(b)	all Rig A Principal Advances, Rig A Swap Advances and the Rig A Intercompany Interest Advance;

(c)	all Equity provided to the Borrower to enable the Borrower to meet its obligations under the Transaction Documents, including without limitation, in respect of the payment of Rig A Advance Bareboat Hire; and

(d)	all other amounts which are from time to time required, pursuant to the terms of the Facility Documents to be deposited in the Project A Account;

“Project Account Receivables” means the Project A Account Receivables and the Project B Account Receivables or, as the context may require, any of them;

“Project Accounts” means the Project A Account and the Project B Account and “Project Account” means either of them;

“Project B Account” means the interest bearing Dollar account in the joint names of the Borrower and the Rig B Owner opened or, as the context may require, to be opened with the Account Bank designated “Project B Account”, with account number 02 00 27 400 and includes any redesignation and sub-accounts thereof;

“Project B Account Receivables” means:

(a)	all Earnings (other than Mobilisation Fees and Swap Receipts) relating to Rig B and/or payable to the Rig B Owner or the Borrower in respect of Rig B and/or the Rig B Hedging Agreements, received prior to the Initial Charter Hire Date relating to Rig B or, in the case of the Rig B Advance Bareboat Hire, received prior to the end of the Rig B Availability Period in respect of the Rig B Facility;

(b)	all Rig B Principal Advances, Rig B Swap Advances and the Rig B Intercompany Interest Advance;

(c)	all Equity provided to the Borrower to enable the Borrower to meet its obligations under the Transaction Documents including, without limitation, in respect of the payment of Rig B Advance Bareboat Hire; and

(d)	all other amounts which are from time to time required, pursuant to the terms of the Facility Documents to be deposited in the Project B Account;

“Project Cost” means in relation to the Rig A Owner and Rig A, the Rig A Project Cost, and in relation to Rig B Owner and Rig B, the Rig B Project Cost;

“Project Cost Balance” means, in relation to a Rig, the Project Cost in respect of that Rig minus the Principal Balance of the Intercompany Loan made to the Rig Owner which is the owner of that Rig;

“Project Cost Over Run” means:

(a)	in relation to the Rig A Project, the Project Costs for that Project exceed or will exceed the amount of four hundred and sixty million eight hundred thousand Dollars ($460,800,000) or such larger amount as the Facility Agent (acting on the instructions of the Majority Lenders) may agree or, in relation to the Rig B Project, the Project Costs for that Project exceed or will exceed the amount of four hundred and sixty million Dollars ($460,000,000) or such larger amount as the Facility Agent (acting on the instructions of the Majority Lenders) may agree; or

(b)	in relation to the Rig A Facility, the aggregate of interest and Commitment Fee payable in relation thereto plus the amount of the Rig A Intercompany Interest Advance, exceeds or will exceed the Rig A Interest Facility Limit; or

(c)	in relation to the Rig B Facility, the aggregate of interest and Commitment Fee payable in relation thereto plus the amount of the Rig B Intercompany Interest Advance, exceeds or will exceed the Rig B Interest Facility Limit; or

(d)	in relation to a Rig, the aggregate of the Mobilisation Costs relating to that Rig exceed the Mobilisation Fees relating to that Rig; or

(e)	in relation to a Rig, the aggregate of the Charter Compensation relating to that Rig exceeds the Liquidated Damages relating to that Rig;

“Project Counterparties” means together:

(a)	the Charterer;

(b)	each of the Rig Owners;

(c)	the Sponsor;

(d)	each of the Builders;

(e)	each party (other than a Security Party) to any Material Contract;

(f)	the issuing bank of the Rig B Construction Standby Letter of Credit;

(g)	the guarantor under the Rig B Builder Parent Guarantee; and

(h)	the guarantor under the Rig A Builder Parent Guarantee,

and “Project Counterparty” means any of them;

“Project Documents” means the Rig A Project Documents and the Rig B Project Documents, and “Project Document” means any of them;

“Project Expenditure Certificate” means a certificate in the form and terms set out in Schedule 10 to this Agreement;

“Projects” means the Rig A Project and the Rig B Project, and “Project” means either of them;

“Quarter Date” means each 31 January, 30 April, 31 July and 31 October;

“Quarter Period” means each period commencing upon the day following a Quarter Date up to and including the next following Quarter Date;

“Quotation Day” means a day (other than Saturday or Sunday) on which banks are open for normal banking business in London;

“Receipts” means, in relation to any Application Date, all (if any) amounts which are actually applied under clauses 5.2.1 to 5.2.7 (inclusive) of the Deed of Proceeds and Priorities on that Application Date (other than any amounts applied out of the Debt Service Reserve Account);

“Receivables Acknowledgements” means the Rig A Receivables Acknowledgement and the Rig B Receivables Acknowledgement and “Receivables Acknowledgement” means either of them;

“Receivables” means:

(a)	all Proceeds,

(b)	all Insurance Proceeds,

(c)	all Liability Insurance Proceeds,

(d)	all Loss of Earnings Proceeds,

(e)	all Earnings Account Receivables, and

(f)	all Debt Service Reserve Account Receivables,

but excluding, for the avoidance of doubt, any Termination Option Fee;

“Reference Banks” means, in relation to LIBOR, the head offices of ING Bank N.V., Calyon and Bayerische Hypo - und Vereinsbank AG and, in relation to the Mandatory Cost, means the principal London offices of ING Bank N.V., Calyon and Bayerische Hypo - und Vereinsbank AG;

“Regulatory Authority” means the Classification Society, The Panamanian Maritime Authority and each other applicable regulatory authority in Brazil (including, but not limited to (a) the Federal Revenue Secretariat (Customs) (a department of the Ministry of Finance) (b) Central Bank of Brazil, (c) DECEX - Department of Foreign Trade Operations, (d) National Council of Immigration, (e) Directorate of Ports and Coasts (f) IBAMA - Brazilian Institute of Environment and Natural Restorable Resources, (g) Ministry of Aeronautics and (h) ANVISA - National Board of Sanitary Vigilance) or in Panama or elsewhere or as the case may be, such other body carrying out the functions which are carried out by the Classification Society or The Panamanian Maritime Authority or such other body either in Brazil or in any other location in which the relevant Rig is operated;

“Related Company” in relation to any person means (i) any Subsidiary for the time being of such person, (ii) any company or other entity of which such person is for the time being a Subsidiary and (iii) any Subsidiary for the time being of any such person referred to in (ii) above;

“Relevant Environmental Claim” means, in relation to a Security Party, an Environmental Claim that has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against that Security Party or any of its Subsidiaries if, in the case of the Parent Sponsor and its Subsidiaries, the Sponsor and its Subsidiaries and Constellation and its Subsidiaries only, that Environmental Claim could if successful have a Material Adverse Effect;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled or has a permanent establishment;

“Relevant Obligations” (i) of the Borrower, means all monies, obligations and liabilities from time to time owing or payable, undertaken, incurred or assumed by the Borrower to or in favour of the Beneficiaries (or any of them) under or pursuant to this Agreement and all other monies, obligations and liabilities from time to time owing or payable, undertaken, incurred or assumed by the Borrower or by any other Security Party to or in favour of the Beneficiaries (or any of them) or to the Security Trustee on their behalf under or pursuant to any other Transaction Document, and (ii) of any other Security Party, means all monies, obligations and liabilities from time to time owing or payable, undertaken, incurred or assumed by that Security Party or by any other Security Party to or in favour of the Beneficiaries (or any of them) or to the Security Trustee on their behalf under and pursuant to any Facility Document and all monies, obligations and liabilities from time to time owing or payable, undertaken, incurred or assumed by that Security Party or by any other Security Party (including the Borrower) under or pursuant to any other Transaction Document;

“Relevant Substance” means and includes oil and its products and any other substance whatsoever (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) or waste (as defined in the Environmental Protection Act 1990) which is capable of causing harm to man or any other living organism supported by the Environment, or damaging the Environment or public health or welfare and whose release into the Environment is regulated or prohibited by Environmental Law;

“Repeating Representations” means, for the purposes of this Agreement, clauses 9.1, 9.2, 9.3.2, 9.3.3, 9.4, 9.5, 9.6, 9.11, 9.13, 9.17, 9.18, 9.19, 9.20, 9.21, 9.22, 9.23, 9.24, 9.25, 9.27, 9.30, 9.31, 9.32, 9.33 and 9.34 of the Project Loan Agreement and for the purposes of the Deed of Proceeds and Priorities, means clauses 13.1, 13.2, 13.3.2, 13.3.3, 13.4, 13.5, 13.6, 13.11, 13.13, 13.16, 13.17, 13.18, 13.19, 13.20, 13.21, 13.22, 13.23, 13.24, 13.25, 13.27, 13.30, 13.31, 13.32, 13.33 and 13.34 of the Deed of Proceeds and Priorities;

“Replacement Schedule of Minimum Repayment Amounts” means any replacement Schedule of Minimum Repayment Amounts calculated by the Facility Agent in accordance with clause 6.8;

“Required Amount” for any Application Date relating to a Facility means the amount set out opposite that Application Date in the column referring to that Facility in the Schedule of Minimum Repayment Amounts applicable to that Facility and “Required Amounts” means any or all of them;

“Requisition Compensation” means, in relation to a Rig, all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of that Rig;

“Restricted Proceeds” means, in relation to a Rig, any Insurance Proceeds or Rig Rights Proceeds relating to that Rig, if the full amount of the same exceeds the Casualty Amount;

“Rig A” means the semi submersible drilling rig more particularly described in the Rig A Construction Contract;

“Rig A Advance Bareboat Hire” means and includes all Rig A Principal Bareboat Hire, Rig A Equity Bareboat Hire, Rig A Swap Bareboat Hire and all Rig A Intercompany Interest Bareboat Hire paid to the Rig A Owner pursuant to clause 5.1 of the Rig A Bareboat Charter;

“Rig A Assigned Documents” means the Rig A Charter, the Rig A Bareboat Charter, the Rig A Construction Contract, the Rig A Hedging Agreements, each Material Contract relating to Rig A, the Management Agreement relating to Rig A, the Rig A Builder Parent Guarantee and each document pursuant to which the Rig A Owner or the Borrower has the benefit of any Rig Rights relating to Rig A;

“Rig A Availability Period” means the period commencing on the date on which all the conditions precedent set out in clause 3.1 and Part 1 of Schedule 3 are satisfied and ending on the earliest to occur of:

(a)	in the case of the Rig A Facility:

(i)	31 December, 2010;

(ii)	the date falling ninety (90) days after the Rig A Charter Date of Acceptance;

(iii)	the Rig A Completion Date;

(b)	in the case of the Rig A Intercompany Principal Advance and the Rig A Intercompany Interest Advance, 15 October, 2007; and

(c)	in the case of any Rig A Interest Advance and any Rig A Swap Advance, the Initial Charter Hire Date relating to Rig A,

unless extended in writing by the Facility Agent (with consent of all Lenders) pursuant to clause 16.13.2;

“Rig A Bareboat Charter” means the Bareboat Charter relating to Rig A entered into between the Rig A Owner and the Borrower dated on or about the date hereof in the Agreed Form;

“Rig A Builder” means Keppel Fels Limited, a company organised and existing under the laws of the Republic of Singapore having its principal office at 50 Gul Road, Singapore 629351;

“Rig A Builder Parent Guarantee” means the guarantee issued by Keppel Offshore & Marine Ltd. in favour of the Rig A Owner pursuant to the Rig A Construction Contract and the side letter agreement dated on or about the date hereof between the Rig A Owner, Keppel Offshore & Marine Ltd and the Security Trustee;

“Rig A Charter” means the charter agreement no. 2050.0022588.06.2 entered into or to be entered into between the Borrower and the Charterer pursuant to which the Borrower agreed to charter Rig A and the Charterer agreed to take Rig A on charter, in form and substance acceptable to the Facility Agent and as amended from time to time with the prior written consent of the Facility Agent;

“Rig A Charter Date of Acceptance” means the date on which the Charterer accepts Rig A in accordance with the Rig A Charter and the Rig A Services Agreement, provided that the Borrower has complied with the last paragraph of clause 10.3.16;

“Rig A Charterer Acknowledgement” means the agreement (in the Agreed Form set out in Part 2 of Schedule 1 to the General Assignment) comprising a notice of assignment issued, or as the context may require, to be issued by the Borrower to the Charterer and copied to the Security Trustee pursuant to which, inter alia, the Borrower gives notice to the Charterer of the assignments relating to Rig A and the Rig A Charter on the part of the Borrower contained in the General Assignment and an acknowledgement of the notice of assignment issued or, as the context may require, to be issued by the Charterer to the Borrower and copied to the Security Trustee pursuant to which, inter alia (i) the Charterer consents to the assignments on the part of the Borrower (in so far as they relate to Rig A) pursuant to the General Assignment (unless the Borrower shall have previously obtained the consent of the Charterer to the assignment by the Borrower of its rights, benefits and interest in the receivables under the Rig A Charter and the Borrower shall have already provided the Security Trustee with evidence of such consent, in which case the Rig A Charterer Acknowledgement will not be required to contain a further consent to the assignment of receivables under the Rig A Charter on the part of the Borrower), (ii) the Charterer acknowledges the assignments on the part of the Borrower (in so far as they relate to Rig A) pursuant to the General Assignment, (iii) the Charterer agrees, subject to the terms of the Charterer Acknowledgement, to release Rig A following a termination of the Rig A Charter in accordance with clause 11.1 thereof and (iv) the Charterer consents to, and recognises the rights of the Beneficiaries to enforce the Rig A Mortgage and the assignments (in so far as they relate to Rig A) pursuant to the General Assignment, upon terms acceptable to the Majority Lenders;

“Rig A Charter Rate” means the full amount of that part of the daily rate payable under the Rig A Charter in Dollars, being initially one hundred and sixty thousand and eight hundred Dollars ($160,800);

“Rig A Commitment” means in relation to a Lender and at any relevant time the amount set out opposite its name in column “Rig A” of Schedule 1 and/or, in the case of a Transferee, the amount specified in the relevant Transfer Certificate, as reduced, in each case, by any relevant term of this Agreement;

“Rig A Completion Date” means the date upon which all of the conditions specified in clause 3.7.1 have been satisfied in full or, as the case may be, waived pursuant to clause 3.8;

“Rig A Construction Contract” means the building contract dated 22 July 2006 and made between the Rig A Builder and the Rig A Owner;

“Rig A Date of Yard Acceptance” means the date on which the Rig A Owner accepts Rig A in accordance with the Rig A Construction Contract provided the Borrower has performed its obligations under clause 10.3.16;

“Rig A Equity Bareboat Hire” means and includes all amounts paid to the Rig A Owner pursuant to clause 5.1.2 of the Rig A Bareboat Charter;

“Rig A Facility” means the loan facility available to the Borrower pursuant to this Agreement up to the Rig A Facility Limit in relation to Advance Bareboat Hire to be paid in respect of Rig A;

“Rig A Facility Limit” means an amount of three hundred and thirty-two million, thirty six thousand and four Dollars ($332,036,004) as the same may be reduced in accordance with any provision of this Agreement;

“Rig A Final Maturity Date” means the date falling seven (7) years after the earlier of (a) the Rig A Charter Date of Acceptance and (b) the last day of the Rig A Availability Period relating to the Rig A Facility;

“Rig A First Advance” means the first Rig A Principal Advance drawn down or to be drawn down by the Borrower after the date of this Agreement in accordance with clauses 3 and 4;

“Rig A Hedging Agreements” means (a) each of the two confirmations of interest rate swap dated 17 April, 2007, and (b) the International SWAPS and Derivatives Association Master Agreement entered into or, as the context may require, to be entered into, in each case between the Hedging Provider as interest hedging provider and the Rig A Owner as counterparty and includes any schedule to that Master Agreement and any confirmation issued under that Master Agreement, and includes any replacement or amendment thereof approved by the Lenders in accordance with clause 14.3.2 of the Deed of Proceeds and Priorities;

“Rig A Intercompany Loan” means the aggregate principal amount advanced to the Rig A Owner pursuant to the Rig A Intercompany Loan Agreement;

“Rig A Intercompany Interest Advance” means the Advance permitted in accordance with and made pursuant to clause 4.1 as an Intercompany Interest Advance and as part of the Rig A Facility;

“Rig A Intercompany Interest Bareboat Hire” means and includes all amounts paid to the Rig A Owner pursuant to clause 5.1.3 of the Rig A Bareboat Charter;

“Rig A Intercompany Loan Agreement” means the loan agreement dated 10 June, 2006 and the amendment thereto dated 12 July 2007, and made between Constellation and the Rig A Owner pursuant to which Constellation agreed to advance certain amounts to the Rig A Owner in order to finance Rig A Project Costs;

“Rig A Intercompany Principal Advance” means the Rig A Principal Advance drawn or to be drawn down by the Borrower on or after the Intercompany Loan Repayment Date of the Intercompany Loan made to the Rig A Owner referred to in clause 4.1.2(a);

“Rig A Intercompany Principal Bareboat Hire” means the amount paid to the Rig A Owner pursuant to clause 5.1.1 of the Rig A Bareboat Charter equivalent to the amount of the Rig A Intercompany Principal Advance;

“Rig A Interest Advance” means each advance in respect of interest and/or Commitment Fee made to the Borrower in respect of and as part of the Rig A Facility, as permitted in accordance with, and deemed made pursuant to, clause 4.2;

“Rig A Interest Facility Limit” means an amount of forty four million, five hundred and thirty six thousand and four Dollars ($44,536,004), as the same may be reduced in accordance with any provision of this Agreement;

“Rig A Loan” at any time, means the aggregate of the Advances drawn down or made or deemed to be drawn down or made under the Rig A Facility which remain outstanding at that time;

“Rig A Margin Reduction Date” means the date on which each of the conditions specified in paragraphs 2, 5, 7(a), (b) and (c), 11 and 12 of Part 5 of Schedule 3 have been satisfied in full in relation to Rig A, the Rig A Charter, the Rig A Owner, the Rig A Services Agreement and the Rig A Bareboat Charter, as applicable;

“Rig A Mortgage” means the first priority mortgage over Rig A executed or to be executed by the Rig A Owner in favour of the Security Trustee and registered or to be registered against Rig A in accordance with all applicable law in the Flag State of Rig A and in Brazil;

“Rig A Operations Rate” means the full amount of the daily rate and any other amounts payable under the Rig A Services Agreement in Brazilian Reals;

“Rig A Owner” means Gold Star Equities Ltd., a company incorporated under the laws of the British Virgin Islands, with company number 1031368, and with its principal office at Vanterpool Plaza, Wickhams Cay I, 2nd Floor, Road Town, Tortola, British Virgin Islands;

“Rig A Owner Share Pledge” means the share pledge over the whole of the issued share capital of the Rig A Owner executed or to be executed by Constellation in favour of the Security Trustee;

“Rig A Principal Advance” means each Advance made under the Rig A Facility, other than a Rig A Interest Advance, Rig A Swap Advance and the Rig A Intercompany Interest Advance;

“Rig A Principal Bareboat Hire” means and includes all amounts paid to the Rig A Owner pursuant to clause 5.1.1 of the Rig A Bareboat Charter;

“Rig A Principal Facility Limit” means an amount of two hundred and eighty seven million and five hundred thousand Dollars ($287,500,000), as the same may be reduced pursuant to any provision of this Agreement;

“Rig A Proceeds” means:

(a)	all Final Disposition Proceeds relating to Rig A,

(b)	all Total Loss Proceeds and Restricted Proceeds relating to Rig A,

(c)	all Requisition Compensation relating to Rig A,

(d)	following the occurrence of an Event of Default, all Earnings A Account Receivables, all Debt Service Reserve Account Receivables, all Proceeds A Account Receivables, all Project A Account Receivables and all Loss of Earnings Proceeds relating to Rig A,

(e)	all and any other monies, property and other assets representing or deriving from all or any of the Secured Property and the Collateral, to the extent the same relates to Rig A, the Rig A Owner and/or the obligations of the Borrower in relation to the Rig A Facility, other than any Termination Option Fee relating to Rig A;

“Rig A Project” means the construction of Rig A in accordance with the Rig A Construction Contract and all other Material Contracts relating to Rig A, including, without limitation, so that Rig A complies with the Specifications relating to Rig A, and the transportation or movement of Rig A from its Place of Construction to its initial Approved Location in a condition which satisfies the requirements of the Rig A Charter;

“Rig A Project Cost” means, at any time, the costs of the completion of the Rig A Project (being costs identified in relation to the Rig A Project in the most recent Budget at that time, which will include, for the avoidance of doubt, the amount of any Project Cost Over Run in relation to the Rig A Project at that time, any Transportation Costs relating to Rig A and any Management Fees relating to the Rig A Project, but shall exclude any Mobilisation Costs relating to Rig A);

“Rig A Project Documents” means the Rig A Construction Contract, each Material Contract relating to Rig A, the Rig A Services Agreement, the Rig A Charter, the Rig A Bareboat Charter, the Rig A Builder Parent Guarantee, the Management Agreement (in so far as it relates to the Rig A Project and/or the Rig A Owner) and, in so far as such documents relate to the Rig Rights relating to Rig A, the documents described in more detail in schedule 7 hereto and any change orders or other deed, document, agreement or instrument amending, varying, supplementing, ratifying, confirming, extending or renewing any of the foregoing documents or any of the terms and conditions thereof or consenting to the amendment or variation of the terms and conditions thereof;

“Rig A Receivables Acknowledgement” means the acknowledgement issued or to be issued by the Charterer to the Security Trustee in respect of the assignment by the Borrower of all receivables under the Rig A Charter pursuant to the General Assignment, in the Agreed Form set out in Part 6 of Schedule 1 of the General Assignment;

“Rig A Services Agreement” means the service contract entered into or to be entered into between the Sponsor and the Charterer relating to Rig A;

“Rig Assigned Property” means, in relation to a Rig, all the right, title, interest and benefit of the Borrower and/or the Rig Owner which is the owner of that Rig (present and future, actual or contingent) in, to and in connection with:

(a)	the Rig Rights;

(b)	the Earnings;

(c)	the Insurances;

(d)	the Assigned Documents in so far as they relate to that Rig;

(e)	any Requisition Compensation; and

(f)	the Hedging Agreements;

in each case relating to or of that Rig;

“Rig A Subsequent Advance” means any Rig A Principal Advance drawn down or to be drawn down by the Borrower after the Drawdown Date for the Rig A First Advance in accordance with clauses 3 and 4 (and includes the Rig A Intercompany Principal Advance);

“Rig A Swap Advance” means each Advance corresponding to a Swap Payment under the Rig A Hedging Agreements permitted in accordance with, and made pursuant to, clause 4.1 as a Rig A Swap Advance and as part of the Rig A Facility;

“Rig A Swap Bareboat Hire” means and includes all amounts paid to the Rig A Owner pursuant to clause 5.1.4 of the Rig A Bareboat Charter;

“Rig A Swap Rebate” means and includes all amounts corresponding to Swap Receipts rebated to the Borrower by the Rig A Owner pursuant to clause 5.6.2 of the Rig A Bareboat Charter;

“Rig A Total Commitments” means at any relevant time the total of the Rig A Commitments of all the Lenders at such time;

“Rig B” means the semi-submersible drilling rig more particularly described in the Rig B Construction Contract;

“Rig B Advance Bareboat Hire” means and includes all Rig B Principal Bareboat Hire, Rig B Equity Bareboat Hire, Rig B Swap Bareboat Hire and all Rig B Intercompany Interest Bareboat Hire paid to the Rig B Owner pursuant to clause 5.1 of the Rig B Bareboat Charter;

“Rig B Assigned Documents” means the Rig B Charter, the Rig B Bareboat Charter, the Rig B Construction Contract, the Rig B Hedging Agreements, the Rig B Construction Standby Letter of Credit, the Rig B Builder Parent Guarantee, each Material Contract relating to Rig B, the Management Agreement relating to Rig B and each document pursuant to which the Rig B Owner has the benefit of any Rig Rights relating to Rig B;

“Rig B Availability Period” means the period commencing on the date on which all the conditions precedent set out in clause 3.1 and Part 1 of Schedule 3 are satisfied and ending on the earliest to occur of:

(a)	in the case of the Rig B Facility:

(i)	31 December, 2009;

(ii)	the date falling ninety (90) days after the Rig B Charter Date of Acceptance;

(iii)	the Rig B Completion Date;

(b)	in the case of the Rig B Intercompany Principal Advance and the Rig B Intercompany Interest Advance, 15 October, 2007; and

(c)	in the case of any Rig B Interest Advance and any Rig B Swap Advance, the Initial Charter Hire Date relating to Rig B,

unless extended in writing by the Facility Agent (with consent of all Lenders) pursuant to clause 16.13.2;

“Rig B Bareboat Charter” means the Bareboat Charter entered, or to be entered, into in relation to Rig B between the Rig B Owner and the Borrower in the Agreed Form;

“Rig B Builder” means Single Buoy Moorings Inc., a company organised and existing under the laws of Switzerland having its principal office is at 5, Route de Fribourg, 1723 Marly 1, Switzerland;

“Rig B Builder Parent Guarantee” means the guarantee issued by SBM Holdings Inc. S.A. in favour of the Rig B Owner pursuant to the Rig B Construction Contract;

“Rig B Charter” means the charter agreement no. 2050.0022643.06.2 entered into or to be entered into between the Borrower and the Charterer as charterer pursuant to which the Borrower agreed to charter Rig B and the Charterer agreed to take Rig B on charter, in form and substance acceptable to the Facility Agent and as amended from time to time with the prior written consent of the Facility Agent;

“Rig B Charter Date of Acceptance” means the date on which the Charterer accepts Rig B in accordance with the Rig B Charter and the Rig B Services Agreement, provided that the Borrower has complied with the last paragraph of clause 10.3.16;

“Rig B Charterer Acknowledgement” means the agreement (in the Agreed Form set out in Part 2 of Schedule 1 to the General Assignment) comprising a notice of assignment issued, or as the context may require, to be issued by the Borrower to the Charterer and copied to the Security Trustee pursuant to which, inter alia, the Borrower gives notice to the Charterer of the assignments relating to Rig B and the Rig B Charter on the part of the Borrower contained in the General Assignment and an acknowledgement of the notice of assignment issued or, as the context may require, to be issued by the Charterer to the Borrower and copied to the Security Trustee pursuant to which, inter alia (i) the Charterer consents to the assignments on the part of the Borrower (in so far as they relate to Rig B) pursuant to the General Assignment (unless the Borrower shall have previously obtained the consent of the Charterer to the assignment by the Borrower of its rights, benefits and interest in the receivables under the Rig B Charter and the Borrower shall have already provided the Security Trustee with evidence of such consent, in which case the Rig B Charterer Acknowledgement will not be required to contain a further consent to the assignment of receivables under the Rig B Charter on the part of the Borrower), (ii) the Charterer acknowledges the assignments on the part of the Borrower (in so far as they relate to Rig B) pursuant to the General Assignment, (iii) the Charterer agrees, subject to the terms of the Charterer Acknowledgement, to release Rig B following a termination of the Rig B Charter in accordance with clause 11.1 thereof and (iv) the Charterer consents to, and recognises the rights of the Beneficiaries to enforce the Rig B Mortgage and the assignments (in so far as they relate to Rig B) pursuant to the General Assignment, upon terms acceptable to the Majority Lenders;

“Rig B Charter Rate” means the full amount of that part of the daily rate payable under the Rig B Charter in Dollars, being initially three hundred and eleven thousand and seven hundred and sixty Dollars ($311,760);

“Rig B Commitment” means in relation to a Lender at any relevant time the amount set out opposite its name in column “Rig B” of Schedule 1 and/or, in the case of a Transferee, the amount specified in the relevant Transfer Certificate, as reduced, in each case, by any relevant term of this Agreement;

“Rig B Completion Date” means the date upon which all of the conditions specified in clause 3.7.2 have been satisfied in full or, as the case may be, waived pursuant to clause 3.8;

“Rig B Construction Contract” means the turnkey agreement dated 7 September 2006 and made between the Rig B Owner and the Rig B Builder;

“Rig B Construction Standby Letter of Credit” means the letter of credit issued in favour of the Rig B Owner, pursuant to clause 3 of the Rig B Construction Contract;

“Rig B Date of Yard Acceptance” means the date on which the Rig B Owner accepts Rig B in accordance with the Rig B Construction Contract, provided that the Borrower has performed its obligations under clause 10.3.16;

“Rig B Equity Bareboat Hire” means and includes all amounts paid to the Rig B Owner pursuant to clause 5.1.2 of the Rig B Bareboat Charter;

“Rig B Facility” means the loan facility available to the Borrower pursuant to this Agreement up to the Rig B Facility Limit in relation to Advance Bareboat Hire to be paid in respect of Rig B;

“Rig B Facility Limit” means an amount of four hundred and seventy-eight million, one hundred and thirty one thousand, eight hundred and forty six Dollars ($478,131,846) as the same may be reduced in accordance with any provision of this Agreement;

“Rig B Final Maturity Date” means the date falling five (5) years after the earlier of (a) the Rig B Charter Date of Acceptance and (b) the last day of the Rig B Availability Period relating to the Rig B Facility;

“Rig B First Advance” means the first Rig B Principal Advance drawn down or to be drawn down by the Borrower after the date of this Agreement in accordance with clauses 3 and 4;

“Rig B Hedging Agreements” means (a) each of the two confirmations of interest rate swap dated 17 April, 2007, and (b) the International SWAPS and Derivatives Association Master Agreement entered into or, as the context may require, to be entered into, in each case between the Hedging Provider as interest hedging provider and the Rig B Owner as counterparty and includes any schedule to that Master Agreement and any confirmation issued under that Master Agreement, and includes any replacement or amendment thereof approved by the Lenders in accordance with clause 14.3.2 of the Deed of Proceeds and Priorities;

“Rig B Intercompany Interest Advance” means the Advance permitted in accordance with and made pursuant to clause 4.1 as an Intercompany Interest Advance and as part of the Rig B Facility;

“Rig B Intercompany Interest Bareboat Hire” means and includes all amounts paid to the Rig B Owner pursuant to clause 5.1.3 of the Rig B Bareboat Charter;

“Rig B Intercompany Loan” means the aggregate principal amount advanced to the Rig B Owner pursuant to the Rig B Intercompany Loan Agreement;

“Rig B Intercompany Loan Agreement” means the loan agreement dated 17 July 2006 and the amendment thereto dated 12 July 2007 and made between Constellation and the Rig B Owner pursuant to which Constellation agreed to advance certain amounts to the Rig B Owner in order to finance Rig B Project Costs;

“Rig B Intercompany Principal Advance” means the Rig B Principal Advance drawn or to be drawn down by the Borrower on or after the Intercompany Loan Repayment Date of the Intercompany Loan made to the Rig B Owner referred to in clause 4.1.2(b);

“Rig B Intercompany Principal Bareboat Hire” means the amount paid to the Rig B Owner pursuant to clause 5.1.1 of the Rig B Bareboat Charter equivalent to the amount of the Rig B Intercompany Principal Advance;

“Rig B Interest Advance” means each advance in respect of interest and/or Commitment Fee made to the Borrower in respect of and as part of the Rig B Facility, as permitted in accordance with, and deemed made pursuant to, clause 4.2;

“Rig B Interest Facility Limit” means an amount of sixty four million, one hundred and thirty one thousand eight hundred and forty six Dollars ($64,131,846), as the same may be reduced in accordance with any provision of this Agreement;

“Rig B Loan” at any time, means the aggregate of the Advances drawn down or made or deemed to be drawn down or made under the Rig B Facility which remain outstanding at that time;

“Rig B Margin Reduction Date” means the date on which each of the conditions specified in paragraphs 2, 5, 7(a), (b) and (c), 11 and 12 of Part 5 of Schedule 3 have been satisfied in full in relation to Rig B, the Rig B Charter, the Rig B Owner, the Rig B Services Agreement and the Rig B Bareboat Charter, as applicable;

“Rig B Mortgage” means the first priority mortgage over Rig B executed or to be executed by the Rig B Owner in favour of the Security Trustee and registered or to be registered against Rig B in accordance with all applicable laws in the Flag State of Rig B and in Brazil;

“Rig B Operations Rate” means the full amount of the daily rate and all other amounts payable under the Rig B Services Agreement in Brazilian Reals;

“Rig B Owner” means Lone Star Offshore Ltd., a company incorporated under the laws of the British Virgin Islands, with company number 1039322, and with its registered office at Vanterpool Plaza, Wickhams Cay I, 2nd Floor, Road Town, Tortola, British Virgin Islands;

“Rig B Owner Share Pledge” means the share pledge over the whole of the issued share capital of the Rig B Owner executed or to be executed by Constellation in favour of the Security Trustee;

“Rig B Principal Advance” means each Advance made under the Rig B Facility, other than a Rig B Interest Advance, Rig B Swap Advance and the Rig B Intercompany Interest Advance;

“Rig B Principal Bareboat Hire” means and includes all amounts paid to the Rig B Owner pursuant to clause 5.1.1 of the Rig B Bareboat Charter;

“Rig B Principal Facility Limit” means an amount of four hundred and fourteen million Dollars ($414,000,000), as the same may be reduced pursuant to any provision of this Agreement;

“Rig B Proceeds” means:

(a)	all Final Disposition Proceeds relating to Rig B;

(b)	all Total Loss Proceeds and Restricted Proceeds relating to Rig B;

(c)	all Requisition Compensation relating to Rig B;

(d)	following the occurrence of an Event of Default, all Earnings B Account Receivables, all Debt Service Reserve Account Receivables, all Proceeds B Account Receivables, all Project B Account Receivables and all Loss of Earnings Proceeds relating to Rig B;

(e)	all and any other monies, property and other assets representing or deriving from all or any of the Secured Property and the Collateral, to the extent the same relates to Rig B, the Rig B Owner and/or the obligations of the Borrower in relation to the Rig B Facility other than any Termination Option Fee relating to Rig B;

“Rig B Project” means the construction of Rig B in accordance with the Rig B Construction Contract and all other Material Contracts relating to Rig B including, without limitation, so that Rig B complies with the Specifications relating to Rig B, and the transportation or movement of Rig B from its Place of Construction to its initial Approved Location, in a condition which satisfies the requirements of the Rig B Charter;

“Rig B Project Cost” means, at any time, the costs of the completion of the Rig B Project, (being costs identified in relation to the Rig B Project in the most recent Budget at that time, which will include, for the avoidance of doubt, the amount of any Project Cost Over Run in relation to the Rig B Project at that time, any Transportation Costs relating to Rig B and any Management Fees relating to the Rig B Project, but shall exclude any Mobilisation Costs relating to Rig B);

“Rig B Project Documents” means the Rig B Construction Contract, each Material Contract relating to Rig B, the Rig B Services Agreement, the Rig B Charter, the Rig B Bareboat Charter, the Rig B Builder Parent Guarantee, the Rig B Construction Standby Letter of Credit, the Management Agreement (in so far as it relates to the Rig B Project and/or the Rig B Owner) and, insofar as such documents relate to the Rig Rights relating to Rig B, the documents described in more detail in Schedule 7 hereto and any change orders or other deed, document, agreement or instrument amending, varying, supplementing, ratifying, confirming, extending or renewing any of the foregoing documents or any of the terms and conditions thereof or consenting to the amendment or variation of the terms and conditions thereof;

“Rig B Receivables Acknowledgement” means the acknowledgement issued or to be issued by the Charterer to the Security Trustee in respect of the assignment by the Borrower of all receivables under the Rig B Charter pursuant to the General Assignment, in the Agreed Form set out in Part 6 of Schedule 1 of the General Assignment;

“Rig B Services Agreement” means the service contract entered into or to be entered into between the Sponsor and the Charterer relating to Rig B;

“Rig B Subsequent Advance” means any Rig B Principal Advance drawn down or to be drawn down by the Borrower after the Drawdown Date for the Rig B First Advance in accordance with clauses 3 and 4 (and includes the Rig B Intercompany Principal Advance);

“Rig B Swap Advance” means each Advance corresponding to a Swap Payment under the Rig B Hedging Agreements permitted in accordance with and made pursuant to clause 4.1 as a Rig B Swap Advance and as part of the Rig B Facility;

“Rig B Swap Bareboat Hire” means and includes all amounts paid to the Rig B Owner pursuant to clause 5.1.4 of the Rig B Bareboat Charter;

“Rig B Swap Rebate” means and includes all amounts corresponding to Swap Receipts rebated to the Borrower by the Rig B Owner pursuant to clause 5.6.2 of the Rig B Bareboat Charter;

“Rig B Total Commitments” means at any relevant time the total of the Rig B Commitments of all the Lenders at such time;

“Rig Owner Moneys” means, in relation to a Rig Owner, together:

(a)	payments in respect of Rig Rights made to that Rig Owner in accordance with clause 6 of the Deed of Proceeds and Priorities;

(b)	payments made to that Rig Owner in respect of proceeds of the Insurances less than the Casualty Amount prior to an Event of Default in accordance with clause 6.1.1 of the Deed of Proceeds and Priorities;

(c)	payments to that Rig Owner in respect of proceeds of the Insurances in excess of the Casualty Amount prior to an Event of Default in accordance with clause 6.1.2 of the Deed of Proceeds and Priorities; and

(d)	payments to that Rig Owner pursuant to clause 9 of the Deed of Proceeds and Priorities in respect of the balance of any Total Loss Proceeds after application of such Total Loss Proceeds in accordance with clause 6 of the Deed of Proceeds and Priorities and clause 6.5 hereof;

“Rig Owners” means the Rig A Owner and the Rig B Owner, and “Rig Owner” means either of them;

“Rig Rights” means, in relation to a Rig, all rights, including without prejudice to the foregoing, the benefit of all warranties and indemnities to which the Rig Owner which is the owner of that Rig may from time to time be entitled from any builder, manufacturer, sub-contractor, supplier or repairer in respect of the manufacture, supply, condition, design, conversion, installation or operation of that Rig or any part thereof, whether under or pursuant to the Construction Contract or any Material Contract relating to that Rig or otherwise, and shall include any Guarantee Rights relating to that Rig, as more particularly described in schedule 7;

“Rig Rights Proceeds” means, in relation to a Rig, the proceeds of all Rig Rights relating to that Rig;

“Rigs” means each of Rig A and Rig B, and “Rig” means either of them;

“ROF” means the Registro da Operaçao Financeira required pursuant to the Charters to enable payments of the applicable Charter Rate to be remitted in Dollars to the relevant Earnings Account or another account of the Borrower outside Brazil;

“Schedule of Minimum Repayment Amounts” means at any time and in relation to a Facility the Original Schedule of Minimum Repayment Amounts relating to that Facility or, if at such time a Replacement Schedule of Minimum Repayment Amounts has been substituted therefor pursuant to and in accordance with clause 6.8 (Replacement of Schedule of Minimum Repayment Amounts), the latest Replacement Schedule of Minimum Repayment Amounts relating to that Facility;

“Second Option Agreement” means the put and call option agreement dated on or about the date hereof and made between Mimosa Finance C.V. and the Bank Trustee in the Agreed Form;

“Secured Obligations” means the obligations of the Borrower and each other Security Party to the Beneficiaries or any of them under this Agreement and the other Facility Documents and includes such obligations in respect of all sums of money (including, without limitation, the aggregate of the Loans and interest accrued and accruing thereon) from time to time owing to the Beneficiaries or any of them, whether actually or contingently and whether or not due and payable, under this Agreement and the other Facility Documents or any of them (disregarding for this purpose the provisions of clause 22 of the Deed of Proceeds and Priorities, clause 19 of the Deed of Undertaking and clause 17 of the Deed of Covenant and any analogous provision of any other Facility Document) and includes the obligations of the Charterer to the Beneficiaries under each Charterer Acknowledgement (if executed by the Charterer);

“Secured Property” means (i) the security, powers, rights, titles, benefits and interests (both present and future, actual or contingent) constituted by and conferred upon the Beneficiaries or any of them under or pursuant to the Security Documents and any notices or acknowledgements or undertakings given in respect of or in connection with any of the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Beneficiary in the Security Documents and any notices or acknowledgements or undertakings given in respect of or in connection with any of the Security Documents), (ii) all moneys and other assets paid or transferred to or vested in any Beneficiary or any agent of any Beneficiary or any Insolvency Official or received or recovered by any Beneficiary or any agent of any Beneficiary or any Insolvency Official pursuant to, or in connection with, any of the Security Documents and any notices, or acknowledgements or undertakings given in respect of or in connection with any of the Security Documents, whether from any Security Party (or the Charterer, in the case of the Charterer Acknowledgement), or any other person and (iii) all moneys, investments, and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Beneficiary or any agent of any Beneficiary or any Insolvency Official in respect of the same (or any part thereof);

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Security Documents” means the Pre-Completion Guarantee, the Pre-Completion Guarantee Letter of Credit, the Debt Service Letter of Credit, the Mortgages, the Share Pledges, the Accounts Pledge, the General Assignment, the Deed of Proceeds and Priorities, the Coordination Deed, the Deed of Covenant, the Deed of Undertaking, the Parent Sponsor Letter, the Sponsor Assignment, each Power of Attorney, the Receivables Acknowledgements, the Charterer Acknowledgements, the Notices of Assignment, the Letters of Authorisation and any other deed, document, agreement or instrument executed by any party as security for, or in relation to, its or any other party’s obligations to any of the Beneficiaries including any deed, document, agreement or other instrument amending, varying, supplementing, ratifying, confirming, extending, acceding to or renewing any of the foregoing documents or any of the terms and conditions thereof or consenting to the amendment or variation of the terms and conditions thereof;

“Security Parties” means, at any time, each party (including the Borrower) to any Facility Document which at that time has not been released and discharged by the Security Trustee other than the Beneficiaries, the Account Bank and the Charterer;

“Security Period” means the period commencing on the date of this Agreement and, in relation to the Facilities, terminating on the date on which all the Secured Obligations have been paid, repaid, satisfied, performed and discharged in full or, in relation to a Rig, terminating on the date on which the Mortgage relating to that Rig has been unconditionally released after payment, repayment, satisfaction, performance and discharge in full of all Secured Obligations relating to the Facility which financed the Advance Bareboat Hire paid in relation to that Rig;

“Security Trustee” means ING Bank Nederland N.V. of Amstelveenseweg 500, 1081 KL, Amsterdam, The Netherlands, in its capacity as security trustee for the purposes of the Facility Documents or such other person as may be appointed security trustee pursuant to clause 16.15.2, and includes its successors in title;

“Services Agreements” means the Rig A Services Agreement and the Rig B Services Agreement and “Services Agreement” means either of them;

“Share” in relation to a Lender, means the proportion which that Lender’s Commitments bears to the Total Commitments;

“Share Pledges” means each of the Rig A Owner Share Pledge and the Rig B Owner Share Pledge and “Share Pledge” means any of them;

“Shortfall” means, in relation to any Application Date, the amount (if any) by which the Due Amounts in relation to that Application Date exceed the Receipts in relation to that Application Date;

“Skycrest” means Skycrest Overseas Inc., a company incorporated under the laws of the British Virgin Islands with company number 493925 and with its registered office at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands;

“Specifications” means in relation to Rig A, the Specifications as defined in the Rig A Construction Contract and, in relation to Rig B, the Specifications set out in Exhibit A-1, Exhibit A-2 and Exhibit A-3 of the Rig B Construction Contract;

“Spill” means any actual or threatened emission, spill, release or discharge of any Relevant Substance into the Environment;

“Sponsor” means Queiroz Galvão Óleo e Gás S.A., a company organised under the laws of Brazil, registered under the Tax Roll number 30.521.090/001-27 and its registered office at Avenue Presidente Antônio Carlos, 51-7th Floor, Rio de Janeiro, RJ, CEP. 20030-010, Brazil;

“Sponsor Assignment” means the assignment in the Agreed Form executed or, as the context may require, to be executed by the Sponsor in favour of the Security Trustee;

“Sponsor Cut-Off Date” means, in relation to a Rig:

(a)	for the purposes of clauses 3, 5, 8.1, 8.2.3, 8.2.5, 8.2.6, 8.2.8, 8.2.9, 8.2.10, 8.2.14, 8.2.16, 8.2.17, 8.2.18, 8.2.19, 8.2.20, 8.2.22, 8.2.23, 8.2.24, 8.3.2(c), 8.3.3, 8.3.4, 8.3.5, 9.1, 10, 13, 14, 15, 16, 17, 18 (to the extent clause 18 relates to any of the other clauses referred to in this paragraph (a)), 19 and (to the extent it relates to any of the other clauses referred to in this paragraph (a)) 20 of the Deed of Undertaking, the earlier to occur of:

(1)	the end of the Security Period relating to that Rig;

(2)	the later of (i) ninety (90) days after the date on which the Security Trustee takes action to enforce the Mortgage over that Rig and/or the Share Pledge over the shares of the Rig Owner which is the owner of that Rig, and (ii) the Debt Service Undertaking Release Date;

(b)	for all other purposes, the earliest to occur of:

(1)	the end of the Security Period relating to that Rig;

(2)	the date on which the Services Agreement relating to that Rig is terminated by the Charterer;

(3)	the later of (i) ninety (90) days after the date on which the Security Trustee takes action to enforce the Mortgage over that Rig and/or the Share Pledge over the shares of the Rig Owner which is the owner of that Rig, and (ii) the Debt Service Undertaking Release Date;

“Subsequent Advance” means in relation to the Rig A Facility, any Rig A Subsequent Advance, and in relation to the Rig B Facility, any Rig B Subsequent Advance;

“Subsidiary” of (a) a person incorporated or formed outside England and Wales means any company or entity directly or indirectly controlled by such person, for which purpose “control” means either ownership of more than fifty (50) per cent. of the voting share capital (or equivalent right of ownership) of such company or entity or power to direct its policies and management whether by contract or otherwise; and (b) a person incorporated in England and Wales means a subsidiary within the meaning of section 736 of the Companies Act 1985;

“Substitute Basis” shall have the meaning given to that term in clause 5.6.2;

“Swap Advances” means the Rig A Swap Advances and Rig B Swap Advances and “Swap Advance” means any of them;

“Swap Bareboat Hire” means the Rig A Swap Bareboat Hire and the Rig B Swap Bareboat Hire or, as the context may require, either of them;

“Swap Payment” means, in relation to a Hedging Agreement, a Rig Owner and an Interest Payment Date, the amount payable (if any) by that Rig Owner to or in favour of the Hedging Provider under and pursuant to that Hedging Agreement on that Interest Payment Date in respect of the difference between interest calculated at the Fixed Rate applicable under that Hedging Agreement and interest calculated at the floating rate then applicable under that Hedging Agreement in respect of the Interest Period ending on that Interest Payment Date (after giving effect to any contractual set-off and/or netting provisions contained in that Hedging Agreement), but shall exclude, for the avoidance of doubt, any amount payable to the Hedging Provider by that Rig Owner under that Hedging Agreement as a result or consequence of any termination of, or default under, that Hedging Agreement;

“Swap Rebates” means the Rig A Swap Rebates and Rig B Swap Rebates, and “Swap Rebate” means any of them;

“Swap Receipt” means, in relation to a Hedging Agreement, a Rig Owner and an Interest Payment Date, the amount payable (if any) by the Hedging Provider to, or in favour of, that Rig Owner under and pursuant to that Hedging Agreement on that Interest Payment Date in respect of the difference between interest calculated at the floating rate then applicable under that Hedging Agreement in respect of the Interest Period ending on that Interest Payment Date and interest calculated at the Fixed Rate applicable under that Hedging Agreement (after giving effect to any contractual set-off and/or netting provisions contained in that Hedging Agreement), but shall exclude, for the avoidance of doubt, any amount payable by the Hedging Provider to that Rig Owner under that Hedging Agreement as a result or consequence of any termination of, or default under, that Hedging Agreement.

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of a similar nature together with interest thereon and penalties in respect thereof and “Tax” and “Taxation” shall be construed accordingly;

“Technical Adviser” means Okeanos BV or any replacement marine surveyor, valuer or other technical consultant appointed by the Facility Agent on behalf of the Lenders (in consultation with the Sponsor) to review the progress of the Projects and report to the Lenders in accordance with the scope of work set out in clause 20;

“Termination Date” means, in relation to a Facility, the earliest to occur of:

(a)	the Total Loss Date relating to the Rig the Advance Bareboat Hire paid in relation to which was financed by that Facility;

(b)	the date stipulated by the Facility Agent in any notice relating to that Facility issued pursuant to clause 11.3 (Acceleration) or, where such notice either declares the Loan outstanding under that Facility to be repayable on demand or does not stipulate a date, the date of that notice;

(c)	the date on which the Total Commitments relating to that Facility are reduced to zero pursuant to clause 6.3 (Additional voluntary prepayment);

(d)	the date on which the Borrower is required to make prepayment of the Loan outstanding under that Facility (i) pursuant to clause 6.4 (Mandatory prepayment) (other than any partial mandatory prepayment in accordance with clause 6.4.3) or (ii) pursuant to clause 6.5 (Prepayment on Total Loss); or

(e)	the date specified in any notice relating to that Facility given by that Facility Agent pursuant to clause 13.1 (unlawfulness);

“Termination Option Fee” has the meaning given to that term in the Bareboat Charters;

“Timbauba” means Timbauba International Ltd., a company incorporated under the laws of the British Virgin Islands with company number 491980 and with its registered office at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands;

“Total Commitment” means at any relevant time in relation to the Rig A Facility, the Rig A Total Commitment and in relation to the Rig B Facility, the Rig B Total Commitment, and “Total Commitments” means each of the Rig A Total Commitment and the Rig B Total Commitment;

“Total Loss” means, in relation to a Rig,

(a)	actual or constructive or compromised or arranged total loss of that Rig; or

(b)	the Compulsory Acquisition of that Rig; or

(c)	the expiration of one hundred and eighty (180) days after that Rig shall have been requisitioned for use or hire by a Government Entity or other competent authority, whether de jure or de facto;

“Total Loss Date” means, in relation to a Rig, the date upon which any of the following occurs or is deemed to occur:

(a)	in the case of an actual total loss of that Rig, at noon (London time) on the actual date on which that Rig was lost or, if such date is not known, on the day on which that Rig was last reported;

(b)	in the case of a constructive total loss of that Rig, upon the date and at the time notice of abandonment of that Rig is given to the insurers of that Rig for the time being (provided a claim for such constructive total loss is admitted by the insurers) or, if the insurers do not admit such a claim, at the date and at the time at which a constructive total loss is subsequently adjudged by a competent court of law to have occurred;

(c)	in the case of a compromised or arranged total loss, the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of that Rig;

(d)	in the case of Compulsory Acquisition, the date upon which the relevant requisition of title or other compulsory acquisition occurs; or

(e)	in the case of the requisition of that Rig for use or hire by a Government Entity or other competent authority, upon the expiry of the one hundred and eighty (180) day period referred to in paragraph (c) of the definition of “Total Loss”;

“Total Loss Proceeds” means, in relation to a Rig, any Insurance Proceeds arising in respect of a Total Loss of that Rig and any Requisition Compensation received in respect of a Compulsory Acquisition of that Rig;

“Transaction Documents” means and includes the Facility Documents, the Project Documents, the Intercompany Loan Agreements and the Management Agreements and shall include any other deed, document, agreement or instrument executed under pursuant to or in connection with any of the foregoing documents, including any deed, document, agreement or instrument amending, varying, confirming, extending or renewing any of the foregoing documents or any terms and conditions thereof or consenting to the amendment or variation of the terms or conditions thereof;

“Transfer Certificate” means a certificate substantially in the terms of Schedule 4;

“Transferee” has the meaning given to that term in clause 15.3 (Transfer);

“Transportation Costs” means, in relation to a Rig, any costs or expenses incurred as a result of or in connection with the transportation or movement of that Rig from the Place of Construction of that Rig to the initial Approved Location of that Rig but shall exclude, for the avoidance of doubt, any Mobilisation Costs relating to that Rig;

“Undertaking Party” has the meaning given to that term in the Deed of Undertaking;

“Unrestricted Proceeds” means, in relation to a Rig, all Insurance Proceeds or Rig Rights Proceeds relating to that Rig, other than Restricted Proceeds;

“Value Added Tax” or “VAT” means value added tax as provided for in VATA and legislation (whether delegated or otherwise) supplemental thereto or in any primary or subordinate legislation promulgated by the European Union or any body or agency thereof and Belasting over Toegevoegde Waarde imposed in The Netherlands and any Tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar or turnover Tax replacing or introduced in addition to any of the same;

“VATA” means the Value Added Tax Act 1994; and

“Yard Acceptance Confirmation” has the meaning given to it in clause 20.2.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1	references to an “Agent”, the “Arranger”, any “Beneficiary”, any “Lender”, any “Security Party”, any “Party”, the “Borrower”, the “Facility Agent”, the “Security Trustee” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Facility Agent and Security Trustee, any person for the time being appointed as Facility Agent or, as the case may be, Security Trustee or Security Trustees in accordance with the Transaction Documents;

1.4.2	references to clauses, paragraphs or schedules are to be construed as references to the clauses and paragraphs of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.3

references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as from time to time amended, varied, supplemented, extended, novated or substituted in accordance with its terms, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the relevant Agent or, the Majority Lenders or the Lenders, as the case may be and, for the avoidance of doubt, where such consent is required, if any such agreement or other document is amended, varied, supplemented, extended, novated or substituted otherwise than with the consent of the relevant Agent or the Majority Lenders or the Lenders, as the case may be, each reference to that agreement or document (including references to a class of agreements, such as the “Transaction Documents”) shall be references to or include reference to that agreement or document as it existed prior to the relevant amendment, variation, supplement, extension, novation or substitution and, until the due execution and delivery of any Agreed Form document, references to the provisions of, and terms and expressions defined in, any such document shall be construed as references to the provisions of and terms and expressions defined in the Agreed Form of such document;

1.4.4	references to a “regulation” include any present or future regulation, rule, official directive, requirement, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, authority, department or central bank or any regulatory, self-regulatory or other authority or organisation;

1.4.5	words importing the plural shall include the singular and vice versa;

1.4.6	unless otherwise specified, references to a time of day are to Amsterdam time;

1.4.7	references to a “person” shall be construed as including references to an individual, partnership, joint venture, firm, company, corporation, association, trust, unincorporated body of persons or any state or any of its agencies, departments or political sub-divisions (whether having distinct legal personality or not);

1.4.8	“assignee” or “assignees” of a person shall include any person who has assumed all or some of the rights and/or obligations of the relevant person, whether by assignment or novation or otherwise;

1.4.9	references to “assets” include all or part of any present and future business, undertaking, real property, personal property, uncalled capital, revenue and any rights of any description (whether actual or contingent, present or future) to receive, or require delivery of, any of the foregoing;

1.4.10	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any Indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its Indebtedness and “guaranteed” shall be construed accordingly;

1.4.11	references to the “equivalent” of an amount specified in a particular currency (the “specified currency amount”) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. London time on the day on which the calculation falls to be made for spot delivery as determined by the Facility Agent;

1.4.12	a “law” (1) includes any common law, statue, decree, constitution, regulation, order, judgment or directive of any governmental entity; (2) includes any treaty, pact, compact or other agreement to which any government entity is a signatory or party; (3) includes any judicial or administrative interpretation or application thereof and (4) is a reference to that provision as amended, substituted or re-enacted; and

1.4.13	references to any enactment shall be deemed to include references to such enactment as re-enacted, modified, amended or extended.

1.5	Rights of third parties

1.5.1	Unless expressly provided to the contrary in this Agreement, any person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce its terms.

1.5.2	Notwithstanding any term of this Agreement, the consent of any person who is not a party to this Agreement is not at any time required to rescind or amend this Agreement.

1.5.3	Subject always to the provisions of clause 16.18, each of the Beneficiaries shall have the right to enjoy and enforce the benefit of any term of this Agreement which is expressed to be for its benefit or expressly purports to confer a benefit on such person.

1.6	Instructions of Lenders

Where this Agreement or any other Facility Document provides for (i) any matter to be determined by reference to the opinion of the Majority Lenders or, as the case may be, all of the Lenders, (ii) any matter to be subject to the consent or request of the Majority Lenders or, as the case may be, all of the Lenders, or (iii) any action to be taken on the instructions of the Majority Lenders or, as the case may be, all of the Lenders, that opinion, consent, request or instructions shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders or, as the case may be, all of the Lenders if all of the Lenders shall have received prior notice of the matter or action in respect of which that opinion, consent, request or instructions is or are required and the Majority Lenders or, as the case may be, all of the Lenders shall have given or issued (or, if expressly contemplated by the relevant provision of this Agreement or any other Facility Document, be deemed to have been given or issued) that opinion, consent, request or instructions, but so that each party hereto other than the Facility Agent shall be entitled (and bound) to assume that that notice shall have been duly received by all of the Lenders and that the relevant number shall have been obtained to constitute Majority Lenders or, as the case may be, all of the Lenders whether or not this is in fact the case unless the Facility Agent shall have notified that party that that relevant number has not been obtained.

1.7	Instructions of Facility Agent

Where this Agreement or any other Facility Document provides for any action to be taken by the Security Trustee on the instructions of the Facility Agent, each party hereto other than the Facility Agent and the Security Trustee shall be entitled (and bound) to assume that those instructions have been validly given or issued whether or not this is in fact the case unless the Facility Agent or the Security Trustee shall have notified that party that those instructions have not been given or issued.

1.8	Deed of Proceeds and Priorities and Co-ordination Deed

This Agreement shall be read together with the Deed of Proceeds and Priorities and the Coordination Deed. In the event of any conflict between any provision of this Agreement, on the one hand, and any provision of the Deed of Proceeds and Priorities or the Co-ordination Deed, on the other hand, the provisions of the Deed of Proceeds and Priorities or, as the case may be, the Co-ordination Deed shall prevail.

1.9	Dutch terms

In this Agreement, where it relates to a Dutch person, a reference to:

1.9.1	a necessary action to authorise where applicable, includes without limitation:

(a)	any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and

(b)	obtaining a positive advice (positief advies) from the competent works council(s);

1.9.2	a winding up, administration or dissolution includes a Dutch person being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

1.9.3	a moratorium includes surséance van betaling and granting a moratorium includes surséance verleend;

1.9.4	any step or procedure taken in connection with insolvency proceedings includes a Dutch person having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

1.9.5	a trustee in bankruptcy includes a bankruptcy;

1.9.6	an administrator includes a bewindvoerder;

1.9.7	an attachment includes a beslag.

2	The facility

2.1	Amount

2.1.1	The Lenders, relying upon each of the representations and warranties in clause 9, agree to make available upon and subject to the terms of this Agreement:

(a)	a principal sum up to the Rig A Facility Limit in relation to Rig A Advance Bareboat Hire and Rig A Interest Advances; and

(b)	a principal sum up to the Rig B Facility Limit in relation to Rig B Advance Bareboat Hire and Rig B Interest Advances.

2.1.2	The obligation of each Lender under this Agreement shall be to contribute that proportion of each Advance which, as at the Drawdown Date of such Advance, its Commitment to the Facility of which such Advance forms a part bears to the Total Commitment relating to that Facility. No Lender shall be obliged to contribute to any Advance any amount in excess of its Commitment to the Facility of which such Advance forms a part.

2.2	Reduction of the Facility Limit

2.2.1	The Borrower acknowledges and agrees that the Facility Limits, the Principal Facility Limits, the Interest Facility Limits and the Commitments have been calculated on the basis that the fixed interest rate under the Hedging Agreements will be not more than five point seven per cent. (5.7%) per annum.

2.2.2	If that assumption proves to be incorrect, the Facility Agent and the Borrower shall consult together to determine the consequences thereof. Unless the Facility Agent and the Borrower agree otherwise during that consultation, the Facility Limits, the Principal Facility Limits and the Interest Facility Limits shall be recalculated as contemplated in clause 2.2.3.

2.2.3	The Facility Agent shall in consultation with the Borrower and on the basis of a revised cash flow model produced by the Facility Agent (such cash flow model shall use the new fixed interest rate but shall otherwise be prepared on the same basis as the cash flow model used in the Information Memorandum) determine the revised amounts of the Facility Limits, the Principal Facility Limits and the Interest Facility Limits (which shall in any event not exceed the Facility Limits, the Principal Facility Limits or, as the case may be, the Interest Facility Limits as at the date of this Agreement) which may, for the avoidance of doubt, reduce if the fixed interest rate under either or both of the Hedging Agreements exceeds five point seven per cent. (5.7%) per annum, and such revised amounts of the Facility Limits, the Principal Facility Limits and the Interest Facility Limits will from the date of that determination be the Facility Limits, the Principal Facility Limits and the Interest Facility Limits for all purposes of this Agreement and the other Facility Documents.

2.2.4	Any reduction of the Facility Limit applicable to a Facility shall reduce the Total Commitment to that Facility by the amount of such reduction and the Commitment of each Lender to that Facility shall be reduced in the proportion which that Lender’s Commitment to that Facility bears to the Total Commitment to that Facility.

2.3	Obligations several

The obligations of each Lender under this Agreement are several; the failure of any Lender to perform such obligations shall not relieve any other Lender, the Arranger, the Facility Agent, the Security Trustee or the Borrower of any of their respective obligations or liabilities under this Agreement nor shall the Facility Agent, the Arranger or the Security Trustee be responsible for the obligations of any Lender (except for its own obligations, if any, as a Lender) nor shall any Lender be responsible for the obligations of any other Lender under this Agreement.

2.4	Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Lenders) the interests of the Facility Agent, the Arranger, the Security Trustee and the Lenders are several and the amount due to the Facility Agent (for its own account), to the Arranger, to the Security Trustee and to each Lender is a separate and independent debt. The Facility Agent, the Arranger, the Security Trustee and each Lender shall (subject to the express provisions of this Agreement (including clause 16.18) and the other Facility Documents) have the right to protect and enforce their respective rights arising out of this Agreement and it shall not be necessary for the Facility Agent, the Arranger, the Security Trustee or any Lender (as the case may be) to be joined as an additional party in any proceedings for this purpose, provided however that no Lender acting alone in its capacity as a Lender shall be entitled to declare an Event of Default.

3	Conditions

3.1	General Conditions

The obligation of each Lender to make its Commitment to either Facility available under this Agreement shall be subject to the condition that (a) the Agents, or their duly authorised representative, shall have received not later than three (3) Banking Days or such shorter period as the Facility Agent may agree before the date on which any Drawdown Notice in respect of a First Advance of either Facility is given, the documents and evidence specified in schedule 3 part 1, in form and substance satisfactory to the Agents (and, in the case of the documents and evidence specified in paragraphs 4 and 10 thereof, in form and substance satisfactory to the Lenders) and (b) the Facility Agent shall have notified the Lenders of the receipt of such documents and evidence, which the Facility Agent agrees to do promptly after receipt thereof.

3.2	Conditions precedent to making of an Advance

The obligation of each Lender to contribute to any Advance is subject to the further conditions that at the date of the relevant Drawdown Notice (in the case of Principal Advances, Swap Advances and Intercompany Interest Advances) and on the Drawdown Date of that Advance (in the case of Principal Advances, Intercompany Interest Advances, Swap Advances or Interest Advances):

3.2.1	no Default shall have occurred and be continuing or would result from the making of such Advance;

3.2.2	the proposed Drawdown Date is a Banking Day within (a) the Availability Period relating to the Facility of which that Advance would form a part and/or, as the case may be, (b) the Availability Period relating to that Advance;

3.2.3

(a)	in relation to any Rig A Principal Advance: (i) the amount of that Rig A Principal Advance shall be not less than twelve million five hundred thousand Dollars

($12,500,000), (ii) the amount of that Rig A Principal Advance, when aggregated with all other Rig A Principal Advances made or to be made on or prior to the Drawdown Date of that Rig A Principal Advance, will not exceed the Rig A Principal Facility Limit and (iii) the Facility Agent is satisfied that no part of the Advance Bareboat Hire paid with the proceeds of that Rig A Principal Advance shall be applied in or towards payment of any amount of Existing Project Cost Over Run in respect of the Rig A Project which exceeds fifty million Dollars ($50,000,000);

(b)	in relation to any Rig B Principal Advance: (i) the amount of that Rig B Principal Advance shall be not less than twelve million five hundred thousand Dollars ($12,500,000), (ii) the amount of that Rig B Principal Advance, when aggregated with all other Rig B Principal Advances made or to be made on or prior to the Drawdown Date of that Rig B Principal Advance, will not exceed the Rig B Principal Facility Limit and (iii) the Facility Agent is satisfied that no part of the Advance Bareboat Hire paid with the proceeds of that Rig B Principal Advance shall be applied in or towards payment of any amount of Existing Project Cost Over Run in respect of the Rig B Project which exceeds fifty million Dollars ($50,000,000);

(c)	in relation to any Rig A Interest Advance, the amount of that Rig A Interest Advance, when aggregated with all Rig A Interest Advances, all Rig A Swap Advances and any Rig A Intercompany Interest Advance advanced or to be advanced on or prior to that Drawdown Date, shall not exceed the Rig A Interest Facility Limit;

(d)	in relation to any Rig B Interest Advance, the amount of that Rig B Interest Advance, when aggregated with all Rig B Interest Advances, all Rig B Swap Advances and any Rig B Intercompany Interest Advance advanced or to be advanced on or prior to that Drawdown Date, shall not exceed the Rig B Interest Facility Limit;

(e)	in relation to the Rig A Intercompany Interest Advance, the amount of the Rig A Intercompany Interest Advance shall not exceed eight million Dollars ($8,000,000) and shall not, when aggregated with all Rig A Interest Advances and all Rig A Swap Advances advanced or to be advanced on or prior to that Drawdown Date, exceed the Rig A Interest Facility Limit;

(f)	in relation to the Rig B Intercompany Interest Advance, the amount of the Rig B Intercompany Interest Advance shall not exceed eight million Dollars ($8,000,000) and shall not, when aggregated with all Rig B Interest Advances and all Rig B Swap Advances advanced or to be advanced on or prior to that Drawdown Date, exceed the Rig B Interest Facility Limit;

(g)	in relation to any Rig A Swap Advance, the amount of that Rig A Swap Advance, when aggregated with all Rig A Swap Advances, all Rig A Interest Advances and any Rig A Intercompany Interest Advance advanced or to be advanced on or prior to that Drawdown Date, shall not exceed the Rig A Interest Facility Limit; and

(h)	in relation to any Rig B Swap Advance, the amount of that Rig B Swap Advance, when aggregated with all Rig B Swap Advances, all Rig B Interest Advances and any Rig B Intercompany Interest Advance advanced or to be advanced on or prior to that Drawdown Date, shall not exceed the Rig B Interest Facility Limit; and

3.2.4	The Sponsor Cut-Off Date relating to the Rig, the Advance Bareboat Hire relating to which is or will be financed by the Facility of which that Advance forms a part, has not occurred.

3.3	Conditions Precedent to a First Advance

The obligation of each Lender to contribute to a First Advance shall be subject to the further conditions that:

3.3.1

(a)	in respect of the Rig A First Advance: (i) the Agents, or their duly authorised representative, shall have received, no later than four (4) Banking Days or such shorter period as the Agents may agree before the date on which the Drawdown Notice for the Rig A First Advance is given, the documents and evidence specified in schedule 3 part 2 (other than those relating exclusively to the Rig B Owner and/or Rig B) in form and substance satisfactory to the Agents (and, in the case of the documents and evidence specified in paragraphs 3 and 15(f) thereof, in form and substance satisfactory to the Lenders) and (ii) the Facility Agent shall have notified the Lenders of the receipt of such documents and evidence which the Facility Agent agrees to do promptly after receipt thereof, provided that if (A) the Drawdown Date of the Rig A First Advance will be on or prior to the date falling ten (10) Banking Days after the date of this Agreement, and (B) the Facility Agent (acting on the instructions of the Majority Lenders, each Lender acting reasonably) believes that during the period commencing on the date of this Agreement and ending on that Drawdown Date there has been no change in circumstances or law which may adversely affect any right, title or interest of any Beneficiary, any of the documents or evidence which has been provided pursuant to and in accordance with clause 3.1 shall not be required to be provided again under this clause 3.3.1;

(b)	in respect of the Rig B First Advance: (i) the Agents, or their duly authorised representative, shall have received, no later than four (4) Banking Days or such shorter period as the Agents may agree before the date on which the Drawdown Notice for the Rig B First Advance is given, the documents and evidence specified in schedule 3 part 2 (other than those relating exclusively to the Rig A Owner and/or Rig A) in form and substance satisfactory to the Agents (and, in the case of the documents and evidence specified in paragraphs 3 and 15(f) thereof, in form and substance satisfactory to the Lenders) and (ii) the Facility Agent shall have notified the Lenders of the receipt of such documents and evidence which the Facility Agent agrees to do promptly after receipt thereof, provided that if (A) the Drawdown Date of the Rig B First Advance will be on or prior to the date falling ten (10) Banking Days after the date of this Agreement, and (B) the Facility Agent (acting on the instructions of the Majority Lenders, each Lender acting reasonably) believes that during the period commencing on the date of this Agreement and ending on that Drawdown Date there has been no change in circumstances or law which may adversely affect any right, title or interest of any Beneficiary, any of the documents or evidence which has been provided pursuant to and in accordance with clause 3.1 shall not be required to be provided again under this clause 3.3.1;

3.3.2	The Parent Sponsor has delivered a Compliance Certificate to the Security Trustee on behalf of the Facility Agent in accordance with clause 5 of the Pre-Completion Guarantee demonstrating that the undertakings and covenants set out in clause 5 of the Pre-Completion Guarantee are being complied with and the Sponsor and Constellation have delivered a Compliance Certificate to the Security Trustee on behalf of the Facility Agent in accordance with clause 10 of the Deed of Undertaking demonstrating that the undertakings and covenants set out in clause 10 of the Deed of Undertaking are being complied with.

3.4	Conditions precedent to a Subsequent Advance

The obligation of each Lender to contribute to a Subsequent Advance shall be subject to the further conditions that:

3.4.1	in respect of a Rig A Subsequent Advance:

(a)	the Agents, or their duly authorised representative, shall have received, no later than three (3) Banking Days or such shorter period as the Agents may agree before the date on which the Drawdown Notice for that Rig A Subsequent Advance is given, the documents and evidence specified in part 3 of Schedule 3 (other than those relating exclusively to the Rig B Owner and/or Rig B) in form and substance satisfactory to the Agents (and where paragraph 4 of part 3 of Schedule 3 applies, the documents specified therein in form and substance satisfactory to the Lenders);

(b)	the Facility Agent shall have notified the Lenders of the receipt of such documents and evidence, which the Facility Agent agrees to do promptly after receipt thereof; and

(c)	in the case of the Rig A Intercompany Principal Advance, (i) that Advance shall be made no earlier than the Intercompany Loan Repayment Date of the Rig A Intercompany Loan, and (ii) the Facility Agent is satisfied (after consultation with the Technical Adviser) that the Principal Balance of the Rig A Intercompany Loan is not greater than the amount by which the Rig A Project Costs exceed the aggregate amount of all Rig A Principal Bareboat Hire previously payable to the Rig A Owner pursuant to the Rig A Bareboat Charter;

3.4.2	in respect of a Rig B Subsequent Advance:

(a)	the Agents, or their duly authorised representative, shall have received, no later than three (3) Banking Days or such shorter period as the Agents may agree before the date on which the Drawdown Notice for that Rig B Subsequent Advance is given, the documents and evidence specified in part 3 of Schedule 3 (other than those relating exclusively to the Rig A Owner and/or Rig A) in form and substance satisfactory to the Agents (and where paragraph 4 of part 3 of Schedule 3 applies, the documents specified therein in form and substance satisfactory to the Lenders);

(b)	the Facility Agent shall have notified the Lenders of the receipt of such documents and evidence, which the Facility Agent agrees to do promptly after receipt thereof; and

(c)	in the case of the Rig B Intercompany Principal Advance, (i) that Advance shall be made no earlier than the Intercompany Loan Repayment Date of the Rig B Intercompany Loan, and (ii) the Facility Agent is satisfied (after consultation with the Technical Adviser) that the Principal Balance of the Rig B Intercompany Loan is not greater than the amount by which the Rig B Project Costs exceed the aggregate amount of all Rig B Principal Bareboat Hire previously payable to the Rig B Owner pursuant to the Rig B Bareboat Charter.

3.5	Conditions precedent to an Intercompany Interest Advance

The obligation of each Lender to contribute to an Intercompany Interest Advance shall be subject to the further conditions that:

3.5.1	in respect of the Rig A Intercompany Interest Advance:

(a)	the Agents, or their duly authorised representative, shall have received, no later than three (3) Banking Days or such shorter period as the Agents may agree before the date on which the Drawdown Notice for the Rig A Intercompany Interest Advance is given, evidence satisfactory to the Facility Agent that the Rig A Intercompany Loan has become repayable and that accrued interest thereunder is at least equal to the amount of the Rig A Intercompany Interest Advance;

(b)	the Facility Agent shall have notified the Lenders of the receipt of such evidence, which the Facility Agent agrees to do promptly after receipt thereof;

(c)	the Rig A First Advance shall have been made; and

(d)	the Borrower has satisfied all relevant conditions to the making of the Rig A Intercompany Principal Advance, and that the Rig A Intercompany Principal Advance is made simultaneously with the Rig A Intercompany Interest Advance.

3.5.2	in respect of the Rig B Intercompany Interest Advance:

(a)

the Agents, or their duly authorised representative, shall have received, no later than three (3) Banking Days or such shorter period as the Agents may agree before the date on which the Drawdown Notice for the Rig B Intercompany Interest Advance is given, evidence satisfactory to the Facility Agent that the Rig B Intercompany Loan has become repayable and that accrued interest thereunder is at least equal to the amount of the Rig B Intercompany Interest Advance;

(b)	the Facility Agent shall have notified the Lenders of the receipt of such evidence, which the Facility Agent agrees to do promptly after receipt thereof;

(c)	the Rig B First Advance shall have been made; and

(d)	the Borrower has satisfied all relevant conditions to the making of the Rig B Intercompany Principal Advance, and that the Rig B Intercompany Principal Advance is made simultaneously with the Rig B Intercompany Interest Advance.

3.6	Conditions Precedent to a Swap Advance

The obligation of each Lender to contribute to a Swap Advance shall be subject to the further conditions that:

3.6.1	in respect of a Rig A Swap Advance:

(a)	the Rig A Hedging Agreements have not been terminated for any reason;

(b)	all Swap Payments and Swap Receipts due and payable under the Rig A Hedging Agreements prior to the Drawdown Date of that Rig A Swap Advance have been paid or, as the case may be, received; and

(c)	that Rig A Swap Advance does not exceed the amount of the Swap Payment due and payable by the Rig A Owner on the Drawdown Date of that Rig A Swap Advance;

3.6.2	in respect of a Rig B Swap Advance:

(a)	the Rig B Hedging Agreements have not been terminated for any reason;

(b)	all Swap Payments and Swap Receipts due and payable under the Rig B Hedging Agreements prior to the Drawdown Date of that Rig B Swap Advance have been paid or, as the case may be, received; and

(c)	that Rig B Swap Advance does not exceed the amount of the Swap Payment due and payable by the Rig B Owner on the Drawdown Date of that Rig B Swap Advance.

3.7	Conditions precedent to a Completion Date

The occurrence of a “Completion Date” shall be subject to the further conditions that:

3.7.1	in respect of the Rig A Completion Date:

(a)	the Agents, or their duly authorised representative, shall have received the documents and evidence specified in part 5 of schedule 3 (other than the documents relating exclusively to the Rig B Owner and/or Rig B) in form and substance satisfactory to the Agents (and, in the case of the documents and evidence specified in paragraphs 4 and 11 thereof, in form and substance satisfactory to the Lenders, each Lender acting reasonably); and

(b)	the Facility Agent shall have notified the Lenders of the receipt of such documents and evidence, which the Facility Agent agrees to do promptly after receipt thereof; and

(c)	the Facility Agent, or its duly authorised representative, shall have received confirmation that:

(i)	the Repeating Representations; and

(ii)	the Continuing Representations,

are true and correct as if each were made with respect to the facts and circumstances existing at the date of such confirmation and the Facility Agent shall have notified the Lenders of the receipt of such confirmation which the Facility Agent agrees to do promptly after receipt thereof.

3.7.2	in respect of the Rig B Completion Date:

(a)	the Agents, or their duly authorised representative, shall have received the documents and evidence specified in part 5 of schedule 3 (other than the documents relating exclusively to the Rig A Owner and/or Rig A) in form and substance satisfactory to the Agents (and, in the case of the documents and evidence specified in paragraphs 4 and 11 thereof, in form and substance satisfactory to the Lenders, each Lender acting reasonably); and

(b)	the Facility Agent shall have notified the Lenders of the receipt of such documents and evidence, which the Facility Agent agrees to do promptly after receipt thereof; and

(c)	the Facility Agent, or its duly authorised representative, shall have received confirmation that:

(i)	the Repeating Representations; and

(ii)	the Continuing Representations,

are true and correct as if each were made with respect to the facts and circumstances existing at the date of such confirmation and the Facility Agent shall have notified the Lenders of the receipt of such confirmation which the Facility Agent agrees to do promptly after receipt thereof.

3.8	Waiver of conditions precedent

The conditions specified in this clause 3 and clause 14.3.16 of the Deed of Proceeds and Priorities are inserted solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Facility Agent, acting on the instructions of the Majority Lenders, and

3.8.1	(in the case of a First Advance) without prejudicing the right of the Facility Agent acting on such instructions to require fulfilment of such conditions in whole or in part in respect of a Subsequent Advance, Intercompany Interest Advance, Swap Advance or a Completion Date; and

3.8.2	(in the case of a Subsequent Advance, Swap Advance or an Intercompany Interest Advance) without prejudicing the rights of the Facility Agent acting on such instructions to require fulfilment of such conditions in whole or in part in respect of any other Subsequent Advance, Swap Advance, a Completion Date and/or, as the case may be, an Intercompany Interest Advance, apart from the conditions specified in paragraphs 3, 4, 7 and 10 of part 1 of Schedule 3, paragraphs 2, 3, 7, 8, 11, 12 and 15 of part 2 of Schedule 3, paragraphs 3, 4, 8 and 10 of part 3 of Schedule 3, paragraphs 2, 3, 4, 6, 7 and 9 of part 4 of Schedule 3 and paragraphs 2, 4, 6, 7, 9, 10 and 11 of part 5 of Schedule 3, which in each case may not be waived by the Facility Agent whether in whole or in part and with or without conditions unless all the Lenders so agree.

3.9	Financial Covenants

If, following the issue of a Compliance Certificate, the same shows that there is any failure to comply with any then applicable Financial Covenant on the applicable Financial Covenant Measurement Date, the Facility Agent may (without prejudice to any of the rights of the Lenders or the Facility Agent under clause 11) request, and the Borrower shall, promptly after such request deliver to the Facility Agent or its duly authorised representative evidence as to any remedial action taken by the Parent Sponsor and/or Sponsor and/or Constellation (as the case may be) which will result in future compliance with such financial covenants and undertakings with effect from the date on which such remedial action is taken.

3.10	Conditions Subsequent

The Borrower will provide, within sixty (60) days of the date of this Agreement, evidence satisfactory to the Agents that this Agreement, the Deed of Proceeds and Priorities and the General Assignment have been (i) translated into Portuguese by a sworn public translation, and (ii) registered with the competent Registry of Deeds and Documents.

4	Advances

4.1	Drawdown Notices for Principal Advances

4.1.1	When the Borrower wishes to draw down a Principal Advance, an Intercompany Interest Advance or a Swap Advance and is entitled to do so under the terms of this Agreement, it shall serve a Drawdown Notice on the Facility Agent not later than noon Central European time on the fourth Banking Day before the proposed Drawdown Date, or such lesser period as the Facility Agent (in consultation with the Majority Lenders) may agree. The Drawdown Notice shall set out:

(a)	the Facility of which that Principal Advance, Swap Advance or, as the case may be, Intercompany Interest Advance will form a part;

(b)	the Drawdown Date for that Principal Advance, Swap Advance or, as the case may be, Intercompany Interest Advance; and

(c)	the amount of such Principal Advance, Swap Advance or, as the case may be, Intercompany Interest Advance.

4.1.2	The Borrower shall, subject to the terms of this Agreement:

(a)	draw down one Rig A Principal Advance in an amount equal to sixty two point five per cent. (62.5%) of the Principal Balance of the Intercompany Loan made to the Rig A Owner. For the avoidance of doubt, Rig A Project Costs in an amount equal to that Principal Balance shall not be taken into account for the purposes of the drawdown of any Rig A Principal Advance other than the Rig A Principal Advance referred to in this clause 4.1.2(a);

(b)	draw down one Rig B Principal Advance in an amount equal to ninety per cent. (90%) of the Principal Balance of the Intercompany Loan made to the Rig B Owner. For the avoidance of doubt, Rig B Project Costs in an amount equal to that Principal Balance shall not be taken into account for the purposes of the drawdown of any Rig B Principal Advance other than the Rig B Principal Advance referred to in this clause 4.1.2(b).

A Drawdown Notice shall be effective on actual receipt by the Facility Agent and, once given, shall, subject as provided in clause 5.6 (Market disruption, non-availability) be irrevocable.

4.2	Interest Advances

4.2.1	On each Interest Payment Date and each Commitment Fee Date relating to a Facility which falls before the Initial Charter Hire Date of the Rig relating to the Advance Bareboat Hire which is financed by that Facility, the Lenders shall, subject to clause 3.2 and unless the Facility Agent has issued a notice pursuant to clause 11.3, be deemed to advance to the Borrower a principal amount equal to the amount of (a) interest then due for payment on the relevant Loan by the Borrower pursuant to clause 5.1 less the amount of any Swap Rebate (if any) payable to the Borrower on the relevant Interest Payment Date and/or, as the case may be, (b) Commitment Fee then due for payment on the undrawn Total Commitment of that Facility by the Borrower pursuant to clause 7.1.2.

4.2.2	Each amount deemed so advanced pursuant to clause 4.2.1 shall be treated as having been made and applied in or towards payment of the interest or, as the case may be, Commitment Fee in respect of which it is advanced and shall for all purposes of this Agreement be treated as an Interest Advance made by the Lenders and shall be capitalised so as to form part of the Rig A Loan, in respect of a Rig A Interest Advance or, as the case may be, the Rig B Loan in respect of a Rig B Interest Advance and shall bear interest in accordance with the other provisions of this Agreement. For the avoidance of doubt, no Drawdown Notice need be given by the Borrower in relation to an Interest Advance deemed to be made and applied pursuant to this clause 4.2.

4.2.3	The provisions of this clause 4.2 are without prejudice to the obligation of the Borrower to pay all amounts which are payable under this Agreement when due. If as a consequence of any term of this Agreement an Interest Advance is not deemed to be advanced, or the amount of an Interest Advance deemed to be advanced is less than the full amount of interest on the relevant Loan then due for payment pursuant to clause 5.1 or, as the case may be, the full amount of Commitment Fee on the undrawn Total Commitment of the relevant Facility then due for payment pursuant to clause 7.1.2, the Borrower shall be obliged to pay when due any such interest or, as the case may be, Commitment Fee to the extent not satisfied by an Interest Advance.

4.2.4	The Facility Agent will notify the Borrower as soon as practicable, but in any case, provided that the Facility Agent has received notification from the Borrower of the amount of any Swap Rebate payable to the Borrower under the relevant Bareboat Charter on the Drawdown Date of the relevant Interest Advance:

(a)	no later than the Drawdown Date of that Interest Advance, if the aggregate of that Interest Advance and that Swap Rebate will not be sufficient to satisfy all interest due on that Drawdown Date on the relevant Loan; and

(b)	no later than the date falling two (2) Banking Days prior to the relevant Drawdown Date, if the aggregate of any Interest Advance and any Swap Advance which would otherwise have been made on that Drawdown Date would have resulted in the Interest Facility Limit of the relevant Facility being exceeded.

4.3	Notification to Lenders

Subject to the provisions of clause 3 (Conditions) the Facility Agent shall notify each Lender of its portion of the relevant Advance and any Swap Rebate:

4.3.1	in respect of each Principal Advance, Swap Advance and Intercompany Interest Advance, promptly after receipt of a Drawdown Notice complying with the terms of this Agreement (and in any case not later than 11 a.m. Central European time on the third Banking Day before the proposed Drawdown Date, other than in circumstances where the Facility Agent and the Majority Lenders have agreed a lesser notice period under clause 4.1, in which case notification shall be given as soon as practicable) and at the same time, provide a copy of the Project Expenditure Certificate which the Facility Agent has received from the Borrower on the date of such Drawdown Notice; and

4.3.2	in respect of each Interest Advance deemed to be made pursuant to clause 4.2 and/or any Swap Rebate, on the third Banking Day before the applicable Interest Payment Date or, as the case may be, Commitment Fee Date other than in circumstances where the Facility Agent and the Majority Lenders have agreed a lesser notice period, in which case notification shall be given as soon as practicable.

4.4	Availability

Subject to the provisions of clause 3 (Conditions) and following receipt of notification in accordance with clause 4.3 above:

4.4.1	in respect of each Principal Advance, Swap Advance and each Intercompany Interest Advance, each of the Lenders shall on the Drawdown Date for each such Advance make available to the Facility Agent its portion of the relevant Advance in accordance with clause 8.2 (Payments by the Lenders); and

4.4.2	in respect of each Interest Advance, each of the Lenders shall on the applicable Interest Payment Date or, as the case may be, Commitment Fee Date, be deemed to make available to the Facility Agent its portion of the relevant Interest Advance for application by the Facility Agent in accordance with clause 4.2 above.

4.5	Termination of Commitments

Any part of the Commitment relating to a Facility undrawn at the end of the Availability Period of that Facility shall thereupon be automatically reduced to zero.

4.6	Application of proceeds

Without prejudice to the Borrower’s obligations under clause 10.2.3 (Use of proceeds), none of the Beneficiaries shall have any responsibility for the application by the Borrower of the proceeds of any Advance and, in the case of the Interest Advances deemed to be made pursuant to clause 4.2 above, these shall be treated as being applied by the Facility Agent in accordance with clause 4.2.2.

4.7	Commitments

For the avoidance of doubt, Rig A Commitments can only be applied towards Advances in respect of Rig A and Rig B Commitments can only be applied towards Advances in respect of Rig B.

5	Interest and Interest Periods; alternative interest rates

5.1	Normal interest rate

The Borrower shall pay interest on each Advance or, as the case may be, each Loan in respect of each Interest Period relating thereto on the relevant Interest Payment Date at the rate per annum determined by the Facility Agent to be the aggregate of (a) the applicable Margin, (b) LIBOR for such Interest Period and (c) the applicable Mandatory Cost, if any. The net amount of interest due in respect of a Loan on any Interest Payment Date falling before the Initial Charter Hire Date of the Rig the Advance Bareboat Hire relating to which is financed by that Facility (after deducting therefrom the amount (if any) of any Swap Rebate payable to the Borrower under the Bareboat Charter relating to that Rig) shall, subject to the provisions of clause 4.2, be capitalised and deemed to be paid by virtue of the Interest Advances deemed to be made in respect of that interest pursuant to clause 4.2. Thereafter, the Borrower shall pay interest on each Loan in respect of the Interest Period commencing on the last Interest Payment Date falling prior to the Initial Charter Hire Date of the Rig the Advance Bareboat Hire relating to which is financed by that Facility and ending on the next following Quarter Date falling in a succeeding calendar month to that Initial Charter Hire Date and such interest shall not be capitalised.

5.2	Determination of Interest Periods

Each Interest Period shall be of a duration of three (3) months (subject to clause 5.1 and the remaining provisions of this clause 5.2) or such other period as the Borrower shall agree with the Facility Agent (acting on the instructions of the Majority Lenders acting reasonably) from time to time, so that:

5.2.1	the initial Interest Period in respect of the First Advance relating to a Facility or, if an Interest Advance (in respect of Commitment Fee) relating to a Facility is deemed to be made prior to that First Advance, in respect of that Interest Advance, shall commence on the Drawdown Date for that First Advance or, as the case may be, Interest Advance and shall end on the next following Quarter Date and each subsequent Interest Period in respect of that First Advance or, as the case may be, Interest Advance shall commence on the expiry of the previous Interest Period and end on the next following Quarter Date;

5.2.2	the initial Interest Period for any Subsequent Advance, Swap Advance or Intercompany Interest Advance shall commence on the Drawdown Date for that Advance and shall end on the last day of the then current Interest Period of the Loan of which that Advance forms a part and, on the last day of such Interest Period, that Advance shall be consolidated with that Loan and shall thereafter together constitute that Loan;

5.2.3	the initial Interest Period in respect of any Subsequent Advance, Swap Advance or Intercompany Interest Advance made during the Interest Period relating to the Loan of which that Advance forms a part in which the Initial Charter Hire Date of the Rig the Advance Bareboat Hire relating to which is financed by that Loan falls shall commence on the Drawdown Date for that Advance and shall end on the next following Quarter Date which falls in a calendar month succeeding the calendar month in which that Initial Charter Hire Date falls and, on the last day of such Interest Period, the First Advance, each Subsequent Advance, each Swap Advance and (if applicable) the Intercompany Interest Advance relating to that Facility made during any previous Interest Period and each of those Advances shall be consolidated and shall thereafter together constitute the relevant Loan;

5.2.4	the first Interest Period for any Interest Advance relating to a Loan or a Facility shall commence on the date on which it is deemed to be advanced and shall end on the last day of the Interest Period then current or, as the case may be, which then commences relating to the Loan of which that Interest Advance forms a part of or, as the case may be, is constituted by that Interest Advance, and thereafter all Interest Periods for any Interest Advance relating to that Facility and the Loan relating to that Facility shall be coterminous and any such Interest Advance and that Loan shall be treated as one Loan;

5.2.5	where the last day of an Interest Period would otherwise fall on a day which is not a Banking Day, the last day of such Interest Period shall fall instead on the next following Banking Day or, as the case may be, the immediately preceding Banking Day in accordance with the provisions of clause 8.3; and

5.2.6	the final Interest Period applicable to a Loan shall not extend beyond the Final Maturity Date of the Facility to which that Loan relates.

5.3	Interest for late payment

5.3.1	If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 5.3) on its due date for payment under this Agreement or any of the Facility Documents to which the Borrower is party, the Borrower shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Facility Agent pursuant to clause 5.3.2. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Facility Agent (after consultation with the Lenders so far as reasonably practicable in the circumstances) each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding period.

5.3.2

The rate of interest applicable to each such period shall be the aggregate (as determined by the Facility Agent) of (a) two per cent. (2.00%) per annum (b) the applicable Margin (c) LIBOR and (d) the applicable Mandatory Cost, if any, unless such unpaid sum is an amount of principal which shall have become due and payable by reason of a declaration by the Facility Agent under clause 11.3 (Acceleration) or a prepayment obligation pursuant to clauses 6.2 (Voluntary Prepayment), 6.3 (Additional Voluntary Prepayment), 6.4 (Mandatory Prepayment) or 13.1

(Unlawfulness), prior to the next succeeding Interest Payment Date relating thereto, in which case the first such period selected by the Facility Agent shall end on such Interest Payment Date and interest shall be payable on such unpaid sum during such period at a rate of two per cent. (2.00%) above the rate applicable thereto immediately before it shall have become so due and payable.

5.3.3	Interest under this clause 5.3 shall be due and payable on the last day of each period determined by the Facility Agent pursuant to this clause 5.3 or, if earlier, on the date on which the sum in respect of which such interest is accruing shall actually be paid. If, for the reasons specified in clause 5.6.1(a) or 5.6.1(b), the Facility Agent is unable to determine a rate of LIBOR in accordance with the definition thereof in clause 1.2 and the foregoing provisions of this clause 5.3, each Lender shall promptly notify the Facility Agent of the cost of funds to such Lender (determined in accordance with the following provisions of this clause but excluding the Margin) and interest on any sum not paid on its due date for payment shall be calculated for each Lender at a rate determined by the Facility Agent to be two per cent. (2.00%) per annum above the aggregate of the applicable Margin and the cost to such Lender of raising funds through its treasury operations at that time through any sources of funds available to such Lender at that time.

5.4	Notification of Interest Periods and interest rate

The Facility Agent shall notify the Borrower and the Lenders promptly of the duration of each Interest Period or other period for the calculation of interest (or, as the case may be, default interest) and of each rate of interest determined by it under this clause 5.

5.5	Reference Bank quotations

If any Reference Bank is unable or otherwise fails to furnish a quotation for the purpose of calculating LIBOR (where such a quotation is required having regard to paragraph (b) of the definition of “LIBOR” in clause 1.2) the interest rate for the relevant Interest Period shall be determined, subject to clause 5.6, on the basis of the quotations furnished by the remaining Reference Banks in accordance with the procedure set out in paragraph (b) of the definition of “LIBOR” in clause 1.2.

5.6	Market disruption; non-availability

5.6.1	If and whenever, at any time prior to the commencement of any Interest Period:

(a)	(at a time when Reference Bank quotations are required having regard to the definition of “LIBOR” in clause 1.2) the Facility Agent shall have determined, after consultation with the Reference Banks (which determination shall, in the absence of manifest error, be conclusive), that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period in accordance with any of the methods of determining LIBOR set out in paragraphs (a) and (b) of the definition of “LIBOR”; or

(b)	none or only one of the Reference Banks supplies the Facility Agent with a quotation for the purpose of calculating LIBOR (where such a quotation is required having regard to paragraph (b) of the definition of “LIBOR” in clause 1.2); or

(c)	the Facility Agent shall have received notification from Lenders with Contributions relating to the relevant Loan aggregating not less than one half of that Loan (or, prior to the Drawdown Date for the First Advance relating to the relevant Facility, Commitments relating to that Facility aggregating not less than one half of the Total Commitments relating to that Facility) that deposits in Dollars are not available to such Lenders in the London Interbank Market in the ordinary course of business in sufficient amounts to fund their Contributions to that Loan for such Interest Period, the Facility Agent shall forthwith give notice (a “Determination Notice”) to the Borrower and to each of the Lenders. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. If a Determination Notice is given in relation to a Facility at any time during the Availability Period of that Facility the undrawn amount of the Total Commitment of that Facility shall not be borrowed until notice to the contrary is given to the Borrower by the Facility Agent but Interest Advances will continue to be deemed to be made in respect of that Facility pursuant (and subject) to clause 4.2.

5.6.2	During the period of ten (10) days after any Determination Notice has been given by the Facility Agent under clause 5.6.1, each Lender shall certify an alternative basis (the “Substitute Basis”) for making available or, as the case may be, maintaining its Contribution to the relevant Facility. The Substitute Basis may (without limitation) include alternative interest periods or alternative rates of interest but shall include a margin above the cost of funds to such Lender (as such cost of funds is determined in accordance with the provisions of clauses 5.3.2 and/or 5.3.3 above) equivalent to the Margin and Mandatory Cost (if any) applicable to that Lender’s Contribution to that Facility and, with the agreement of the Borrower, the Substitute Basis may include an alternative currency or currencies. Each Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Facility Agent notifies the Borrower that none of the circumstances specified in clause 5.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

5.7	Break Costs

5.7.1	The Borrower shall, within three (3) Banking Days of demand by a Lender, pay to that Lender its Break Costs attributable to all or any part of an Advance or a Loan being prepaid by the Borrower on a day other than the last day of an Interest Period for that Advance or Loan.

5.7.2	Each Lender shall, promptly after a demand by the Facility Agent, provide a certificate confirming, and providing reasonable details of, the amount of its Break Costs for any Interest Period in which they accrue.

6	Reduction, prepayment

6.1	Reduction

6.1.1	The Total Commitment relating to a Facility shall be reduced on each Application Date relating to that Facility by the Required Amount relating to that Facility for that Application Date. Any reduction of that Total Commitment shall reduce the Commitment relating to that Facility of each Lender in the proportion which that Lender’s Commitment relating to that Facility bears to the Total Commitment relating to that Facility.

6.1.2	If on any Application Date relating to a Facility (after the reduction of the Total Commitment relating to that Facility in accordance with clause 6.1.1 above) there remain any amounts available for application in accordance with clause 5.2.10 of the Deed of Proceeds and Priorities, the Total Commitment relating to each Facility shall be further reduced by the balance of such moneys applied to the Loan outstanding under that Facility and the Commitment to that Facility of each Lender shall be further reduced in the proportion which that Lender’s Commitment to that Facility bears to the Total Commitment relating to that Facility.

6.1.3	If after the reduction of the Total Commitment relating to a Facility on any Application Date, the Loan outstanding under that Facility would exceed the Total Commitment relating to that Facility as so reduced, the Borrower shall on such Application Date pay to the Facility Agent (for the account of the Lenders) such amount in repayment of that Loan as shall ensure that that Loan does not exceed the Total Commitment relating to that Facility at such time.

6.1.4	The Total Commitment relating to a Facility shall be reduced to zero on the Final Maturity Date of that Facility and any amount of the Loan outstanding under that Facility on the Final Maturity Date relating to that Facility shall be repaid in full, together with all accrued interest and any other amount relating thereto payable under this Agreement and the other Facility Documents.

6.2	Voluntary prepayment

Provided that no Event of Default has occurred and is continuing, the Borrower may, upon ten (10) Banking Days written notice to the Facility Agent, prepay each of the Loans after both the Availability Periods relating to the Facilities have ended in whole or in part (being $5,000,000 or any larger sum which is either an integral multiple of $5,000,000 or an amount complying with the requirements of this clause) on any Interest Payment Date relating to that Loan, provided that the same proportion of the Loan outstanding in relation to each Facility is prepaid, without premium or penalty or Break Costs but without prejudice to any of the Borrower’s obligations under clause 12 (Indemnities). Upon any such notice of prepayment being given, the Total Commitment relating to each Facility shall be reduced by an amount equal to the amount of the prepayment of the Loan outstanding in relation to that Facility, provided however that if an Event of Default has occurred and is continuing, the Borrower shall only be entitled to prepay the Loans in full.

6.3	Additional voluntary prepayment

Provided that no Event of Default has occurred and is continuing, the Borrower may also, upon five (5) Banking Days written notice to the Facility Agent, prepay (in whole but not in part only), without premium or penalty, but without prejudice to its obligations under clauses 5.6 (Market disruption), 8.5 (Grossing up for Taxes) and 13.2 (Increased Costs) or the obligations of the Lenders under clause 13.4 (Mitigation):

6.3.1	the Contribution of any Lender to which the Borrower shall have become obliged to pay additional amounts under clause 8.5 or 13.2;

6.3.2	any Lender’s Contribution to which a Substitute Basis applies by virtue of clause 5.6.2;

6.3.3	the Contribution of any Lender which has notified the Facility Agent of its Additional Cost Rate (under paragraph 3 of Schedule 8); or

6.3.4	the Contribution of any Lender which withholds consent to any sale of issued share capital of a Core Company as contemplated in clause 14.2.19(c) of the Deed of Proceeds and Priorities.

Upon any notice of such prepayment being given in relation to a Loan, the Commitment to the Facility under which the relevant Loan is outstanding of the relevant Lender shall be reduced to zero and the Total Commitment relating to that Facility shall be reduced by an amount equal to the Commitment to that Facility of the relevant Lender immediately prior to the delivery of that notice.

6.4	Mandatory prepayment

If at any time:

6.4.1
(a)	any Facility Document (other than any Charterer Acknowledgement) is not or ceases to be effective or any material provision thereof is not or ceases to be in full force and effect or any Facility Document (other than the Charterer Acknowledgement) or any material provision thereof is alleged by any Security Party to be ineffective for any reason, the Borrower shall, on the date falling ten (10) Banking Days following receipt by the Borrower and the applicable Security Party of notification of such ineffectiveness or alleged ineffectiveness from the Security Trustee, prepay each of the Loans in full, whereupon the Total Commitments shall be reduced to zero, unless prior to that time (i) the ineffectiveness has been remedied or (ii) the Security Trustee acting with the consent of the Majority Lenders has been satisfied that such allegation is without foundation or is spurious; or

(b)

any Charterer Acknowledgement (if issued by the Charterer) is not or ceases to be effective or any material provision thereof is not or ceases to be in full force and effect or any Charterer Acknowledgement or any material provision thereof is alleged by the

Charterer in writing to be ineffective for any reason, the Borrower shall, on the date falling ten (10) Banking Days following receipt by the Borrower of notification of such ineffectiveness or alleged ineffectiveness from the Security Trustee, prepay each of the Loans in full, whereupon the Total Commitments shall be reduced to zero, unless prior to that time (i) the ineffectiveness has been remedied or (ii) the Security Trustee acting with the consent of the Majority Lenders has been satisfied that such allegation is without foundation or is spurious or (iii) the Borrower has provided or has procured the provision of replacement security satisfactory to the Security Trustee acting with the consent of the Lenders; or

6.4.2
(a)	it becomes unlawful for any Security Party to perform all or any of its material obligations under this Agreement or any of the Facility Documents (other than any Charterer Acknowledgement) or any of the Project Documents, in each case to which it is party for any reason; or

(b)	this Agreement or any Facility Document (other than any Charterer Acknowledgement) or any Project Document or any material provision thereof ceases to be lawful and enforceable for any reason; or

(c)	any of the Security Documents comprising a security interest ceases to constitute a valid first priority security interest over the asset or property to which it relates; or

(d)	it becomes unlawful at any time for the Charterer to perform all or any of its respective material obligations under any Charterer Acknowledgement (if the same is issued) or any Charterer Acknowledgement or any material provision thereof otherwise ceases to be legal and enforceable, the Borrower shall on the date falling fifteen (15) Banking Days following receipt by the Borrower and the applicable Security Party of notice from the Security Trustee of such unlawfulness or failure of security (or, if earlier, the Banking Day following receipt of such notice prior to the unlawfulness or failure of security taking effect), prepay each of the Loans in full, whereupon the Total Commitments shall be reduced to zero unless prior to that time (i) any such unlawfulness, illegality and/or unenforceability has been remedied or (ii) the Borrower has provided or has procured the provision of replacement security satisfactory to the Security Trustee acting with the consent of the Lenders; or

6.4.3	on any Application Date any amounts remain available for application in accordance with clause 5.2.10 of the Deed of Proceeds and Priorities, such amounts shall be applied in pre-payment of the Loans in accordance with clause 5.2.10 of the Deed of Proceeds and Priorities and this clause 6.4.3.

6.5	Prepayment on Total Loss or Damage

6.5.1

Upon a Rig becoming a Total Loss or suffering damage or being involved in an incident which, in the opinion of the Majority Lenders, based on the advice of the Technical Adviser, may result in that Rig subsequently being determined to be a Total Loss, the Total Commitment relating to the Facility which finances the Advance Bareboat Hire payable in respect of that Rig shall be reduced to zero. On the date upon which the Total Loss Proceeds or Requisition Compensation relating to that Rig are received from the insurers, the Borrower shall prepay the Loan advanced under that Facility in full. If those Total Loss Proceeds or Requisition Compensation received are sufficient to pay, repay, satisfy and discharge the Secured Obligations relating to that Facility in full, the Facility Agent shall apply any of those Total Loss Proceeds or Requisition Compensation remaining after such payment, repayment, satisfaction and discharge in accordance with clause 5.2 or, as the case may be clause 5.3 of the Deed of Proceeds and Priorities. If the Total Loss Proceeds or Requisition Compensation in relation to a Rig have not been received from the insurers within sixty (60) days of the applicable date referred to in the definition of “Total Loss Date”, the Facility Agent shall be entitled to declare an acceleration of the Loans pursuant to clause 11.3 of this Agreement, provided however that prior to the applicable date referred to in the definition of “Total Loss Date”, the Borrower shall, and shall procure that the Rig Owner which is the owner of that Rig shall, pursue the claim diligently and shall keep the Facility Agent informed as to the progress of the claim and any discussions with the insurers in relation thereto and the Facility Agent shall take into account the then current situation and the advice and information of the Borrower provided pursuant hereto when deciding whether to exercise its rights to declare an acceleration of the Loans under clause 11.3.

6.5.2	If, pursuant to clause 6.1.3 of the Deed of Proceeds and Priorities, any amount of Restricted Proceeds are required to be applied by the Borrower in prepayment of a Loan, the Borrower shall, on the date those Restricted Proceeds are received, prepay (without premium or penalty, but without prejudice to any of its obligations under this Agreement) that Loan in an amount equal to the amount of those Restricted Proceeds. If those Restricted Proceeds are sufficient to prepay the whole of that Loan, the Facility Agent shall apply any of those Restricted Proceeds remaining after such prepayment in accordance with clause 5.2 or, as the case may be, clause 5.3 of the Deed of Proceeds and Priorities.

6.6	Amounts payable on prepayment

Any prepayment of a Facility or any part of a Facility under this Agreement shall be made together with: (a) accrued interest to the date of prepayment (calculated, in the case of any prepayment of a Lender’s Contribution to that Facility pursuant to clause 6.3 and in respect of the period during which the relevant Substitute Basis has applied by virtue of clause 5.6 (Market disruption), at a rate per annum equal to the rate certified by such Lender to be an interest rate equivalent to the aggregate of (i) the applicable Margin (for the period up to the date of prepayment) and (ii) the cost to such Lender of funding its Contribution to that Loan for such period calculated on the basis set out in clauses 5.3.2, 5.3.3 and 5.6 (where a Substitute Basis applies) and (iii) the Mandatory Cost, if any, applicable to that Lender’s Contribution to that Facility); (b) any additional amount payable under clause 8.5 (Grossing up for Taxes) or 13.2 (Increased Costs); and (c) all other sums payable by the Borrower to the relevant Lender under this Agreement and the other Facility Documents including, without limitation, any accrued commitment commission payable under clause 7.1.2 (Fees) and any amounts payable under clause 12.1 (Indemnities).

6.7	Notice of prepayment

Every notice of prepayment given by the Borrower shall be effective only on actual receipt by the Facility Agent, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified. No amount prepaid may be reborrowed. The Borrower may not prepay a Loan or any part thereof save as expressly provided in this Agreement.

6.8	Replacement Schedule of Minimum Repayment Amounts

6.8.1	The Original Schedule of Minimum Repayment Amounts has been prepared on the basis of the assumptions that:

(a)	in respect of the Rig A Facility and Rig A:

(i)	the Rig A Charter Date of Acceptance shall occur on or prior to 30 June 2010;

(ii)	there will be twenty eight (28) Application Dates between the Rig A Charter Date of Acceptance and the Rig A Final Maturity Date on which payments of Required Amount shall be due;

(iii)	there will be no change to the Rig A Facility Limit, Rig A Principal Facility Limit or Rig A Interest Facility Limit pursuant to clause 2.2; and

(iv)	the total amount drawn down will be three hundred and twenty five million, sixty two thousand one hundred and twenty two Dollars ($325,062,122).

(b)	in respect of the Rig B Facility and Rig B:

(i) the Rig B Charter Date of Acceptance shall occur on or prior to 29 September 2009;

(ii) there will be twenty (20) Application Dates between the Rig B Charter Date of Acceptance and the Rig B Final Maturity Date on which payments of Required Amount shall be due;

(iii) there will be no change to the Rig B Facility Limit, Rig B Principal Facility Limit or Rig B Interest Facility Limit pursuant to clause 2.2; and

(iv) the total amount drawn down will be four hundred and sixty five million, two hundred and thirty thousand two hundred and ninety six Dollars ($465,230,296).

6.8.2	If any or all of the assumptions made in clause 6.8.1 above in relation to a Facility proves to be incorrect the Facility Agent shall prepare a Replacement Schedule of Minimum Repayment Amounts with respect to that Facility within ten (10) Banking Days following the last day of the Availability Period relating to that Facility reflecting the actual relevant Charter Date of Acceptance of the Rig relating to that Facility and such Replacement Schedule of Minimum Repayment Amounts shall (in the absence of manifest error) replace the Original Schedule of Minimum Repayment Amounts with respect to that Facility and shall be deemed to be ‘the Schedule of Minimum Repayment Amounts’ with respect to that Facility for the purpose of this Agreement. The Facility Agent shall submit the Replacement Schedule of Minimum Repayment Amounts to the Borrower for approval (such approval not to be unreasonably delayed and to be capable of being withheld only in the case of error in such Replacement Schedule of Minimum Repayment Amounts) and shall notify all other parties to this Agreement of such recalculation and provide to them a copy of the Replacement Schedule of Minimum Repayment Amounts.

6.8.3	If at any time a prepayment of part of a Loan is made pursuant to this clause 6 (other than in accordance with clause 6.4.3 if, after the making of the relevant pre-payment referred to in clause 6.4.3, the Final Payment relating to each of the Loans will be greater than zero) or clause 13.1 the Facility Agent shall, following such prepayment, re-calculate the Original Schedule of Minimum Repayment Amounts relating to that Facility or, as the case may be, any Replacement Schedule of Minimum Repayment Amounts relating to that Facility and prepare a Replacement Schedule of Minimum Repayment Amounts relating to that Facility on the basis that, in the case of any prepayment of part only of a Loan other than in accordance with clause 6.3 or clause 13.1, the amount of such prepayment shall be applied in inverse order of maturity (being first applied against the Final Payment then applicable to that Loan) or, in the case of any prepayment of part only of a Loan in accordance with clause 6.3 or clause 13.1, the amount of such prepayment shall be applied in or towards repayment of the relevant Loan and the levels of the Required Amounts relating to the Facility under which that Loan is outstanding in the Schedule of Minimum Repayment Amounts relating to that Facility shall be reduced proportionately by the amount of such prepayment and, in each case the Facility Agent shall notify all of the parties to this Agreement of such re-calculation and provide to them a copy of the Replacement Schedule of Minimum Repayment Amounts.

6.9	No reborrowing

No amount of a Facility repaid or prepaid may be reborrowed.

7	Fees and expenses

7.1	Fees

7.1.1	The Borrower shall pay to the Facility Agent in Dollars:

(a)	on the dates specified in the Fee Letter, for the account of the Arranger, the arrangement and underwriting fee in the amounts agreed between the Borrower and the Arranger in the Fee Letter; and

(b)	on the date of this Agreement and each anniversary thereof, until all moneys owing under this Agreement have been paid in full, for the account of the Agents, an agency fee in the amount agreed between the Borrower and the Agents in the Fee Letter.

7.1.2	The Borrower shall pay to the Facility Agent in Dollars, in arrear on each Commitment Fee Date relating to a Facility, commitment commission for the account of each Lender computed from (and including) the date of this Agreement or, as the case may be, the immediately preceding Commitment Fee Date relating to that Facility to (but excluding) the applicable Commitment Fee Date relating to that Facility in accordance with clause 8.9 at the rate of zero point six two five per cent. (0.625%) per annum on the daily undrawn amount of such Lender’s Commitment to that Facility, such commission to be payable whether or not any part of the Commitment to that Facility is ever advanced. Commitment Fees in respect of a Facility shall, subject to the provisions of clause 4.2, be capitalised and deemed to be paid by virtue of the Interest Advances deemed to be made in respect of those Commitment Fees pursuant to clause 4.2.

7.2	Expenses

The Borrower shall pay to the Facility Agent on demand:

7.2.1	all expenses, (subject to any agreed cap thereon and including legal, printing and out-of-pocket expenses, travel expenses and (subject always, in relation to the inspection of a Rig, as provided in clause 11.4 of the Deed of Undertaking) the fees of any technical, valuation and insurances advisers but excluding any amount in relation to management time) properly incurred (provided any expense exceeding US$5,000 shall be approved by the Borrower before being incurred, such approval not to be unreasonably withheld or delayed) by any of the Arranger, Security Trustee or Facility Agent in connection with the review of the Project Documents and the Insurances, the negotiation, preparation and execution and, where relevant, the registration of this Agreement and the Facility Documents, the drawdown of any Advance, the syndication of the Facilities, the preparation and distribution of the Information Memorandum and of any amendment, variation, or extension of or supplement to, or the granting of any waiver or consent under, this Agreement or any Facility Document; and

7.2.2	all expenses (including legal, printing and out-of-pocket expenses) incurred by any of the Beneficiaries in contemplation of, or otherwise in connection with, the enforcement or attempted enforcement of, or preservation or attempted preservation of any rights under, this Agreement and the Facility Documents and the exercise of the powers granted by, referred to in or otherwise contemplated by, this Agreement and the Facility Documents, together with interest thereon at LIBOR from (and including) the date on which such expenses were incurred and, at the rate referred to in clause 5.3 (Interest for late payment), from (and including) the date falling two (2) Banking Days after the date of demand up to (but excluding) the date of payment (as well after as before judgment) and the Facility Agent agrees to notify the Borrower of the amount of such expenses promptly after such expenses are incurred and (in the case of expenses incurred by the Beneficiaries) the Facility Agent is made aware thereof.

7.3	Stamp taxes

The Borrower shall pay and, within three (3) Banking Days of demand, indemnify each Beneficiary against any cost, loss or liability that Beneficiary incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of the Transaction Documents.

7.4	Value added tax

7.4.1	All consideration or sums expressed to be payable under the Facility Documents by any party to a Beneficiary shall be deemed to be exclusive of any VAT. Subject to clause 7.4.2 below, if VAT is chargeable on any supply made by any Beneficiary to any party in connection with the Facilities or either of them, that party shall pay to that Beneficiary (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

7.4.2	If VAT is chargeable on any supply made by any Beneficiary (the “Supplier”) to any other Beneficiary (the “Recipient”) in connection with the Facility Documents, and any party is required by the terms of the Facility Documents to pay an amount equal to the consideration for such supply to the Supplier, such party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.

7.4.3	Where a Beneficiary requires any party to reimburse a Beneficiary for any costs or expenses, that party shall also at the same time pay and indemnify the Beneficiary against all VAT incurred by the Beneficiary in respect of those costs or expenses to the extent that the Beneficiary reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

7.5	Indemnity in respect of stamp and other duties

The Borrower shall indemnify each of the Beneficiaries against any liability arising by reason of any delay or omission by the Borrower to pay any such stamp, documentary, registration or other duties or taxes.

8	Payments and Taxes; accounts and calculations

8.1	No set-off or counterclaim; distribution to the Lenders

The Borrower acknowledges that in performing its obligations under this Agreement, the Lenders will be incurring liabilities to third parties in relation to funding of amounts to the Borrower (such liabilities matching the liability of the Borrower to the Lenders) and that it is reasonable for the Lenders to be entitled to receive payments from the Borrower gross (as provided herein) on the due date in order that the Lenders are put in a position to perform their matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrower under this Agreement and any of the Facility Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 8.5 (Grossing up for Taxes), free and clear of any deductions or withholdings, in Dollars (except for costs, charges or expenses which shall be payable in the currency in which they are incurred) on the due date to the account of the Facility Agent at such bank as the Facility Agent may from time to time specify for this purpose. Save where this Agreement and/or the Facility Documents provides for a payment to be made for the account of a particular Lender (including, without limitation, clauses 5.6 (Market disruption; non-availability), 6.3 (Additional Voluntary Prepayment), 6.4 (Mandatory Prepayment), 7 (Fees and expenses), 8.5 (Grossing up for Taxes), 12.1 (Miscellaneous Indemnities), 12.2 (Currency Indemnity), 13.1 (Unlawfulness) and 13.2 (Increased costs)) in which case the Facility Agent shall distribute the relevant payment to the Lender concerned, payments to be made by the Borrower under this Agreement and/or the Facility Documents shall be for the account of all the Lenders and the Facility Agent shall forthwith distribute such payments in like funds as are received by the Facility Agent to the Lenders rateably in accordance with their Commitments or Contributions, as the case may be, subject always to clause 14.2 (Pro-rata payments).

8.2	Payments by the Lenders

All sums to be advanced by the Lenders to the Borrower under this Agreement shall be remitted in Dollars on the relevant Drawdown Date to the account of the Facility Agent at such account as the Facility Agent may from time to time notify the Lenders and the Borrower directs the Facility Agent that all such sums shall be paid by the Facility Agent on such date in like funds as are received by the Facility Agent to the Project Account related to the Facility of which such sums form a part, which the Borrower acknowledges and agrees shall constitute the borrowing thereof by the Borrower.

8.3	Non-Banking Days

When any payment under this Agreement would otherwise be due on a day which is not a Banking Day, the due date for payment shall be postponed to the next following Banking Day, unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

8.4	Facility Agent may assume receipt

Where any sum is to be paid under this Agreement or any of the other Facility Documents to the Facility Agent for the account of another person, the Facility Agent may assume that the payment will be made when due and may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Facility Agent, then the person to whom such sum was so made available shall on request refund such sum to the Facility Agent together with interest thereon sufficient to compensate the Facility Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Facility Agent for any and all loss or expense which the Facility Agent may sustain or incur as a consequence of such sum not having been paid on its due date.

8.5	Grossing-up for Taxes

8.5.1	If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due under this Agreement and/or the Facility Documents for the account of any Beneficiary (or if the Facility Agent is required to make any such deduction or withholding from a payment to another Beneficiary) the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, each Beneficiary receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify each Beneficiary against any losses or costs incurred by any of them by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall promptly deliver to the Facility Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any such deduction or withholding.

8.5.2	The Borrower shall not be required to make any increased payment under this clause 8.5 if the requirement to make such payment arises solely as a consequence of:

(a)	the breach by any Beneficiary of its express obligations under this Agreement or any of the Facility Documents; or

(b)	any assignment or transfer by any Beneficiary of its rights under this Agreement or any Facility Document, or a change in its Facility Office other than an assignment, transfer or change:

(i)	permitted or required by this Agreement (subject always to clause 15.8 (Facility Offices)) or the relevant Facility Document;

(ii)	effected in order to reduce or mitigate any requirement to make any increased payment where such assignment, transfer or change is made with the agreement of the Borrower (provided however that if the Borrower withholds its consent to such proposed assignment, transfer or change, the Borrower shall be obliged to make the applicable deduction or withholding or other increased payment or to prepay the Loans advanced in accordance with clauses 6.2 and 6.3 above);

(iii)	effected pursuant to or in accordance with either or both of the Option Agreements; or

(iv)	following any request by any member of the Group or the Parent Sponsor.

8.5.3

If any Beneficiary determines in its absolute discretion acting in good faith that it has received, realised, utilised and retained a Tax benefit by reason of any deduction or withholding in respect of which the Borrower has made an increased payment under this clause 8.5 that Beneficiary shall, provided always that the applicable Beneficiary has received all amounts which are then due and payable by the Borrower and/or any other Security Party under any of the provisions of the Facility Documents, pay to the Borrower (to the extent that the applicable Beneficiary can do so without prejudicing the amount of that benefit and the right of that Beneficiary to obtain any other benefit, relief or allowance which may be available to it) such amount, if any, as that Beneficiary shall determine in its absolute discretion (acting in good faith) will leave that Beneficiary in no better and no worse position than that Beneficiary would have been in if the deduction or withholding had not been required and that it retains no benefit as a result of the benefit of such deduction (such payment to be made on or prior to the date falling three (3) Banking Days after the date of such determination),

PROVIDED THAT:

(a)	the applicable Beneficiary shall have an absolute discretion as to the time at which and the order and manner in which it realises or utilises any Tax benefit;

(b)	the applicable Beneficiary shall provide reasonable details of the basis of such determination but shall not be obliged to disclose any information regarding its business, Tax affairs or Tax computations which that Beneficiary considers to be confidential;

(c)	if the applicable Beneficiary has made a payment to the Borrower pursuant to this clause 8.5.3 on account of any Tax benefit and it subsequently transpires that that Beneficiary did not receive that Tax benefit, or received a lesser Tax benefit, the Borrower shall pay on demand to that Beneficiary such sum as that Beneficiary may determine as being necessary to restore the after-Tax position of that Beneficiary to that which it would have been had no adjustment under this proviso (c) been necessary; and

(d)	the applicable Beneficiary shall not be obliged to make any payment under this clause 8.5.3 if, by doing so, it would contravene the terms of any applicable law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

8.6	Accounts

Each Lender shall maintain, in accordance with its usual practices, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under this Agreement. The Facility Agent shall maintain a control account showing the Facilities, Loans and other sums owing by the Borrower under this Agreement and all payments in respect thereof made by the Borrower from time to time. The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrower under this Agreement.

8.7	Application of payments prior to a Termination Date

On each Application Date relating to a Facility or any other date prior to the Termination Date relating to a Facility on which a payment is due to be made by the Borrower under this Agreement or any of the Facility Documents, the provisions of clause 5.2 or, as the case may be, 5.3 of the Deed of Proceeds and Priorities shall apply.

8.8	Application of payments after a Termination Date

Upon and following the Termination Date relating to a Facility, the Facility Agent shall apply the proceeds of realisation of any Collateral and any other moneys received under or pursuant to this Agreement and the Facility Documents in accordance with clause 9 of the Deed of Proceeds and Priorities.

8.9	Calculations

All interest, commitment commission and other payments of an annual nature under this Agreement and the Facility Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year. In calculating the actual number of days elapsed in a period which is one of a series of consecutive periods with no interval between them or a period on the last day of which any payment falls to be made in respect of such period, the first day of such period shall be excluded but the last day included.

8.10	Certificates conclusive

Any certificate or determination of the Facility Agent or any Lender as to any rate of interest or any other amount payable under this Agreement or any Facility Document shall, in the absence of manifest error, be conclusive and binding on the Borrower and (in the case of a certificate or determination by the Facility Agent) on the Lenders.

9	Representations and warranties

The Borrower represents and warrants to each of the Beneficiaries that:

9.1	Status

9.1.1	it is a limited liability partnership, duly formed and validly existing under the laws of The Netherlands; and

9.1.2	it has the power to own its assets and carry on its business as it is being conducted.

9.2	Binding obligations

subject to the Legal Reservations:

9.2.1	the obligations expressed to be assumed by it in each Transaction Document to which it is or will be a party are legal, valid, binding and enforceable obligations; and

9.2.2	(without limiting the generality of clause 9.2.1 above), each Security Document to which it is or will be a party creates or will create the security interests which that Security Document purports to create and those security interests are or will be valid and effective and each party (other than the Security Parties) to the Assigned Documents has given every consent, approval or waiver that is required from it pursuant to the Assigned Documents in order to create those security interests.

9.3	Non-conflict with other obligations

the entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party and the granting of the security constituted or purported to be constituted under the Security Documents to which it is a party do not and will not conflict with:

9.3.1	any law or regulation applicable to it (including, but not limited to, Environmental Laws);

9.3.2	its constitutional documents; or

9.3.3	any agreement or instrument binding upon its assets or constitute a default or termination event (however described) under any such agreement or instrument.

9.4	Power and authority

9.4.1	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents; and

9.4.2	no limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

9.5	Validity and admissibility in evidence

9.5.1	all Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect except for any Authorisation referred to in clause 9.8 (No filing or stamp taxes), which Authorisations will be promptly obtained or effected after the date of this Agreement, but in any case, on or prior to the Closing Date; and

9.5.2	every Authorisation, (including without limitation all environmental consents and approvals and any Environmental Licences) which is at the relevant time required by it in connection with the conduct of its business and the ownership, operation, use, exploitation or occupation of its property and assets, has been obtained and is in full force and effect and there has been no default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, any of the same which could result in the revocation, suspension, variation, withdrawal or non-renewal of the same and, to the knowledge of its officers, no circumstances have arisen whereby any remedial action is reasonably likely to be required to be taken by, or at the expense of, the Borrower under or pursuant to any law or regulation (including without limitation Environmental Law) applicable to the business, property or assets of the Borrower.

9.6	Governing law and enforcement

subject to any applicable Legal Reservations,

9.6.1	the choice of governing law of the Facility Documents will be recognised and enforced in its Relevant Jurisdictions; and

9.6.2	any judgment obtained in relation to a Facility Document in the jurisdiction of the governing law of that Facility Document will be recognised and enforced in its Relevant Jurisdictions.

9.7	Insolvency

no:

9.7.1	corporate action, legal proceeding or other procedure or step described in clause 11.1.8 (Insolvency); or

9.7.2	legal process described in clause 11.1.7 (Legal process),

has been taken or, to its knowledge, threatened against it.

9.8	No filing or stamp taxes

under the laws of its Relevant Jurisdiction it is not necessary that the Facility Documents or any of them be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Facility Documents or the transactions contemplated by them except:

9.8.1	the registration of each of the Mortgages with the Registry of Titles and Deeds of Brazil;

9.8.2	such other filings as may be referred to in the legal opinions referred to in paragraph 4 of part 1 of Schedule 3;

which registrations and filings, subject to clause 7.2 of the General Assignment, will be made promptly after the date of the relevant Facility Document.

9.9	Deduction of Tax

it is not required to make any deduction for or on account of Tax from any payment it may make under any Facility Document.

9.10	No Default

9.10.1	no Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Advance or the entry into, the performance of, or any transaction contemplated by, any Transaction Document; and

9.10.2	no other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which constitutes a Material Adverse Effect.

9.11	No misleading information

save as disclosed in writing to the Facility Agent and the Arranger prior to the date of this Agreement (or, in relation to the Information Memorandum, prior to the date of the Information Memorandum):

9.11.1	any factual information contained in the Information Memorandum (save for the information contained in sections 1.3, 2.10, 7, 8 and 9 thereof or any information contained in the Information Memorandum which constitutes information that is in the public domain) was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given, save for any corrections made to the Information Memorandum with the agreement of the Facility Agent;

9.11.2	any financial projection or forecast contained in the Information Memorandum or the Budget has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;

9.11.3	the expressions of opinion or intention provided by or on behalf of the Borrower for the purposes of the Information Memorandum were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

9.11.4	no event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum being untrue or misleading in any material respect;

9.11.5	all material information provided to a Beneficiary by or on behalf of the Borrower on or before the date of this Agreement and not superseded before that date (whether or not contained in the Information Memorandum) is accurate and not misleading in any material respect and all projections provided to any Beneficiary by or on behalf of the Borrower on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

9.11.6	all other written information provided by any member of the Group or on behalf of the Borrower (including its advisers) to a Beneficiary was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

9.12	Original Financial Statements

9.12.1	the Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied;

9.12.2	the unaudited Original Financial Statements fairly represent the financial condition and results of operations of the Parent Sponsor, Sponsor, Constellation, the Rig Owners and the Borrower respectively, for the relevant six month period;

9.12.3	the audited Original Financial Statements give a true and fair view of the consolidated financial condition and results of operations of the Parent Sponsor, Sponsor, Constellation, the Rig Owners and the Borrower, respectively, during the relevant financial year;

9.12.4	there has been no material adverse change in its assets, business or financial condition or the assets, business or consolidated financial condition of the Parent Sponsor, Sponsor Constellation, the Rig Owners or the Borrower since the date of the Original Financial Statements;

9.12.5	the most recent financial statements delivered pursuant to clause 14.1.1 (Financial Statements) of the Deed of Proceeds and Priorities:

(a)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(b)	give a true and fair view of (if audited) or fairly present (if unaudited) the consolidated financial condition of the Parent Sponsor, Sponsor, Constellation, the Rig Owners and the Borrower, respectively, as at the end of, and consolidated results of operations for, the period to which they relate;

9.12.6	the budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared by or on behalf of the Borrower in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied; and

9.12.7	since the date of the most recent financial statements delivered pursuant to clause 14.1.1 of the Deed of Proceeds and Priorities there has been no material adverse change in the business, assets or financial condition of the Group.

9.13	No proceedings pending or threatened

no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to constitute a Material Adverse Effect, have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it.

9.14	No breach of laws

to the best of its knowledge and belief, it has not breached any law or regulation which breach constitutes or is reasonably likely to constitute a Material Adverse Effect.

9.15	Environmental laws

9.15.1	it and, to the best of its knowledge and belief, each Project Counterparty is in compliance with all Environmental Laws applicable to the Project(s) and/or the Rig(s) relevant to that Project Counterparty and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance; and

9.15.2	there is no Relevant Environmental Claim in relation to it.

9.16	Taxation

9.16.1	it is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax;

9.16.2	no claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect of Taxes; and

9.16.3	it is resident for Tax purposes only in The Netherlands.

9.17	Security and Financial Indebtedness

9.17.1	no Security exists over all or any of its present or future assets other than as expressly permitted or required by the Facility Documents; and

9.17.2	neither it nor either Rig Owner has any Indebtedness outstanding other than pursuant to the Transaction Documents and (in the case of each Rig Owner) indebtedness under the Hedging Agreements and the Intercompany Loan Agreement to which, in each case, that Rig Owner is a party.

9.18	Ranking

the Security granted or purported to be granted under the Security Documents has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

9.19	Good title to assets

it has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

9.20	Legal and beneficial ownership

9.20.1	it is the sole legal and beneficial owner of the respective assets over which it purports to grant Security pursuant to the Security Documents; and

9.20.2	all the members of the Group are or will on the Closing Date be legally and beneficially owned by the members of the Group or, as the case may be, the Group Owners, in the percentages specified in the Group Structure Chart as owner of those shares and assets free from any claims, third party rights or competing interests.

9.21	Shares

the shares of each of the Rig Owners and the partnership interests in the Borrower are fully paid and, other than pursuant to the Share Pledges, are not subject to any option to purchase or similar rights. The constitutional documents of each of the Rig Owners do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Share Pledge applicable to it. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan or partnership capital of either of the Rig Owners or the Borrower (including any option or right of pre-emption or conversion) other than, in the case of the Borrower, the Borrower Partnership Agreement.

9.22	Intellectual Property

it:

9.22.1	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Information Memorandum and the Budget;

9.22.2	does not so far as it is aware, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to constitute a Material Adverse Effect; and

9.22.3	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

9.23	Group Structure Chart

the Group Structure Chart contained in Schedule 9 of this Agreement is true, complete and accurate in all material respects and shows the following information:

9.23.1	each member of the Group, including current name and registration number, its jurisdiction of incorporation and/or establishment, a list of shareholders or members where applicable and indicating whether a member of the Group is not a company with limited liability; and

9.23.2	all minority interests in any member of the Group.

9.24	Accounting reference date

the Accounting Reference Date of each member of the Group is 31 December.

9.25	No adverse consequences

9.25.1	it is not necessary under the laws of its Relevant Jurisdictions:

(a)	in order to enable any Beneficiary to enforce its rights under any Facility Document; or

(b)	by reason of the execution of any Facility Document or the performance by it of its obligations under any Facility Document,

that any Beneficiary should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions; and

9.25.2	no Beneficiary is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Facility Document.

9.26	No immunity

neither it nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding in any Relevant Jurisdiction (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

9.27	Rig Earnings and Proceeds

there is no agreement or arrangement whereby any Earnings or Proceeds may be shared with any other person otherwise than as expressly permitted by the terms of the Facility Documents.

9.28	No Relevant Substances

no Relevant Substance has at any time been (i) deposited or disposed of in the Environment by it or from a Rig or otherwise in connection with a Project or (ii) kept, treated, imported, exported, processed, manufactured, used, collected, sorted or produced in the Environment by it or by or from a Rig or otherwise in connection with a Project and no Relevant Substance is present in the Environment, in each case in circumstances which are likely to result in an Environmental Claim against it or a Rig.

9.29	Details of environmental audits

full details have been given to the Facility Agent of any third party inspections, investigations, studies (including internal studies in relation to specific environmental risks), audits, tests, reviews or other analyses of which it is aware and to which it has access in relation to Environmental Matters relating to a Rig and of all Environmental Licences required by each Rig as at the relevant time of which it is aware and details of which have been provided by it or the relevant Builder or otherwise for the purposes of the relevant Charter, Services Agreement, Construction Contract and Project.

9.30	No Encumbrances

none of its business, undertaking, assets, property, rights and revenues is subject to any Encumbrance, other than Permitted Encumbrances.

9.31	Other business

it (a) is not currently involved in any business whatsoever, other than as contemplated by the Transaction Documents and (b) does not have (other than as set out in the Group Structure Chart) any Subsidiaries or own any shares or any equity interest in any person.

9.32	Ownership

Mimosa directly holds, and controls, ninety nine point nine nine nine nine per cent. (99.9999%) of the partnership interests in the Borrower and Becrux directly holds and controls all of the balance of those partnership interests.

9.33	Project Cost

the total Rig A Project Cost at the termination of the Rig A Availability Period will be greater than or equal to one hundred and sixty point two per cent. (160.2%) of the Rig A Loan and the total Rig B Project Cost at the termination of the Rig B Availability Period will be greater than or equal to one hundred and eleven per cent. (111%) of the Rig B Loan.

9.34	Pensions

neither it nor any of its Subsidiaries has nor at any time has had a place of business, or employed any person, in the United Kingdom.

9.35	Assigned Documents

there are no material contracts, agreements or arrangements between it and any other person relating to or in connection with the Rigs or either of them other than those which constitute Assigned Documents.

9.36	Material Contracts

(other than the Management Agreements) each Material Contract entered into before the date of this Agreement provides for a fixed price and fixed date of completion and the Borrower has provided a certified copy of such Material Contracts and the Management Agreements to the Facility Agent.

9.37	Times when representations made

9.37.1	all the representations and warranties in this clause 9 are made by the Borrower on the date of this Agreement except for the representations and warranties set out in clause 9.11 which are deemed to be made by the Borrower, with respect to the Information Memorandum, on the date of this Agreement, on the Closing Date and on any later date on which the Information Memorandum (or part of it) is released to the Arranger for distribution in connection with syndication;

9.37.2	all the representations and warranties in this clause 9 are deemed to be made by the Borrower on the Closing Date; and

9.37.3	the Repeating Representations are deemed to be made by the Borrower on the date of each Drawdown Notice and on the first day of each Interest Period (except that those contained in clause 9.12 will cease to be so made once subsequent financial statements have been delivered under this Agreement).

10	Covenants and Undertakings

Information Undertakings

The undertakings in this clause 10 remain in force from the date of this Agreement for so long as any amount is outstanding under the Facility Documents or any Commitment is in force.

10.1.1	Year-end

The Borrower shall procure that no member of the Group changes its Accounting Reference Date.

10.1.2	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower or any other Security Party or the composition of the partners or shareholders (as the case may be) of the Borrower or any other Security Party after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent, the Security Trustee or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent, the Security Trustee or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent or the Security Trustee (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, the Security Trustee, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated in the Facility Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on that Lender or prospective new Lender pursuant to the transactions contemplated in the Facility Documents.

10.2	Covenants

The Borrower undertakes with each of the Beneficiaries that, from the date of this Agreement and so long as any moneys are owing under this Agreement or any of the Facility Documents or any Commitment is in force, it will:

10.2.1	Notice of Default

promptly upon becoming aware of the same inform the Facility Agent (a) of any occurrence which might adversely affect its ability to perform its obligations under this Agreement, the Assigned Documents and/or the Facility Documents and/or the other Project Documents to which it is party including, but not limited to, (i) the non-delivery of any Bulletin of Measurement by the Charterer to the Borrower by the tenth (10th) day of each month, and (ii) any circumstances in which this Agreement or any of the Assigned Documents, Facility Documents or Project Documents to which the Borrower is party have become or are alleged by any party thereto (other than the Beneficiaries) to have become ineffective or in which it has become or is to become unlawful for the Borrower or any other Security Party to perform or to continue to perform its obligations under this Agreement or the applicable Assigned Document, Facility Document or Project Document (excluding the documents described in Schedule 7 hereto in circumstances where the Rig Rights are no longer subsisting) and (b) of any Default under this Agreement or any of the Facility Documents to which the Borrower is party or any default under any of the Assigned Documents or Project Documents to which it is party and (c) from time to time, if so requested by the Facility Agent, confirm to the Facility Agent in writing that, save as otherwise stated in such confirmation, so far as it is aware (i) no Default under this Agreement or any of the Facility Documents to which the Borrower is party or (ii) no default under any Assigned Document or Project Document to which the Borrower is party, in each case has occurred and is continuing;

10.2.2	Authorisations and licences

without prejudice to clause 3 (conditions) and clause 9 (representations and warranties) (a) obtain or cause to be obtained, maintain or cause to be maintained in full force and effect at the time that the same are required and promptly renew or cause to be renewed and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every Authorisation which are applicable to the Borrower and either of the Rigs, the Projects and the transactions contemplated hereby and all Authorisations which the Borrower is required to obtain and maintain under the terms of the Assigned Documents in order to continue the performance and operation of either Rig at its Approved Location; and (b) if requested by the Facility Agent deliver to the Facility Agent a report in relation to the status of the Authorisations and any qualifications, limitations or restrictions thereon, provided that the Borrower shall only be obliged to deliver one such report each year, unless a Default shall have occurred and be continuing, in which case the Borrower shall deliver a further report if so requested by the Facility Agent; and (c) do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance, validity, legality, priority and enforceability of all its obligations under this Agreement, the Facility Documents, the Assigned Documents and the Project Documents to which the Borrower or a Rig Owner is party; and (d) if so requested by the Charterer, provide to the Charterer any documentation in the possession or control of the Borrower or the relevant Rig Owner as the Charterer may reasonably require in support of the Charterer’s application for any renewal or extension of the ROF or other Central Bank consent required in respect of a Charter in accordance with clause 4.8 thereof;

10.2.3	Use of proceeds

use the Advances under this Agreement exclusively for the purpose specified in clause 1.1 (purpose) and not use the proceeds of any Advance for an illegal purpose or otherwise not in compliance with any applicable law;

10.2.4	Pari passu

ensure that at all times any unsecured and unsubordinated claims of a Beneficiary against it under the Facility Documents shall rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

10.2.5	Information concerning the Project

furnish the Facility Agent promptly with the information specified in clauses 14.2.5 and 14.2.6 of the Deed of Proceeds and Priorities in accordance with the terms thereof;

10.2.6	Action of Borrower

at any time after the occurrence of an Event of Default which is continuing or after the whole principal amount of a Loan has become due and payable pursuant to any provision of the Facility Documents, the Borrower shall from time to time take such action, make such requests or demands and give such notices and certificates (including, without limitation, any lawful demand for payment under any of the Transaction Documents) as the Facility Agent or the Security Trustee may reasonably request in order to enforce or preserve any rights, remedies or claims (a) of any Beneficiary under any Transaction Document to which the Borrower is a party or (b) which is the subject of any Security Document to which the Borrower is a party and shall not, without the prior written consent of the Agents, take any steps to enforce or exercise, and shall take such reasonable steps as the Facility Agent or the Security Trustee may direct to enforce or exercise, any rights, remedies, powers and privileges under the Assigned Documents relating to a Rig or in respect of a Rig or under any of the Security Documents;

10.2.7	Compliance with laws and regulations

comply with the terms and conditions of all laws (including without limitation Environmental Laws), regulations, agreements, licences and concessions to which it may be subject and which are required in connection with either Project or which are necessary for the operation of either Rig, its systems and equipment and which are material to the carrying on of its business;

10.2.8	Environmental claims

promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Relevant Environmental Claim in relation to it; and

(b)	any facts or circumstances which are reasonably likely to result in any Relevant Environmental Claim being commenced or threatened against it;

10.2.9	Accounts

(a)	open no bank accounts other than (i) the Proceeds Accounts, (ii) the Project Accounts, (iii) the Earnings Accounts, (iv) the Debt Service Reserve Account, and (v) such other accounts as from time to time may be approved by the Facility Agent;

(b)	maintain no bank accounts other than (i) the Proceeds Accounts, (ii) the Project Accounts, (iii) the Earnings Accounts (iv) the Debt Service Reserve Account, and (v) any other account(s) as may be approved by the Facility Agent as contemplated in sub-paragraph (v) of paragraph (a) of this clause 10.2.9;

(c)	maintain each of the Proceeds Accounts, the Earnings Accounts, the Project Accounts and the Debt Service Reserve Account with the Account Bank;

(d)

use all reasonable endeavours to procure that the Charterer and any other relevant person shall pay all Charter Rate and other Earnings relating to each Rig into the Earnings Account relating to that Rig and the Borrower further agrees that it will procure that all payments of Charter Rate and other Earnings relating to that Rig which are received by it, the Rig Owner which is the owner of that Rig or any other member of the Group shall be paid into the Earnings Account relating to that Rig for application in accordance with clause 5 of the Deed of Proceeds and Priorities;

(e)	pay or procure the payment of all compensation from time to time during the Security Period received in respect of any requisition of a Rig for hire into the Earnings Account relating to that Rig for application in accordance with clause 5 of the Deed of Proceeds and Priorities;

(f)	pay or procure the payment of any Loss of Earnings Proceeds relating to a Rig into the Earnings Account relating to that Rig for application in accordance with clause 5 of the Deed of Proceeds and Priorities;

(g)	procure the payment of any moneys received or receivable by a Rig Owner from the Hedging Provider under or pursuant to the Hedging Agreements to which that Rig Owner is a party into the Earnings Account relating to the Rig of which that Rig Owner is the owner;

(h)	pay or procure the payment of the proceeds of any confiscation and expropriation insurances (if any) in respect of a Rig into the Proceeds Account relating to that Rig;

(i)	do nothing which may prevent the Security Trustee and the Facility Agent applying all Charter Rate and other Earnings relating to a Rig in accordance with the Deed of Proceeds and Priorities and in repayment or prepayment (as applicable) of the Loans, in accordance with clause 8.7 or clause 8.8 hereof and clause 5 and/or 9 of the Deed of Proceeds and Priorities, as the case may be;

(j)	pay (A) proceeds in respect of any disposal of the whole or part of a Rig, (B) Total Loss Proceeds relating to that Rig and (C) the whole amount of any other Insurance Proceeds relating to that Rig (excluding Loss of Earnings Proceeds) where the amount of those proceeds exceeds the Casualty Amount and (following the occurrence of an Event of Default) any Insurance Proceeds less than the Casualty Amount and (D) guarantee payments in respect of the Rig Rights relating to that Rig, or procure that all such proceeds are paid into the Proceeds Account relating to that Rig, for application in accordance with clause 6 of this Agreement and/or clauses 5, 6 or 9 (as applicable) of the Deed of Proceeds and Priorities; and

(k)	procure that all Liquidated Damages payable to a Rig Owner or in respect of the Rig of which that Rig Owner is the owner, are paid into the Proceeds Account relating to that Rig, for application in accordance with clause 9 of the Deed of Proceeds and Priorities;

10.2.10	Invoices

ensure that all invoices and billing documents for the account of the Charterer are submitted promptly by the Borrower each month in accordance with the provisions of clause 8 of each Charter;

10.2.11	Disputes and litigation

promptly upon becoming aware of the same, inform the Facility Agent of the commencement of any litigation, arbitration or administrative proceedings against the Borrower, or if any such proceedings are threatened against the Borrower;

10.2.12	Taxes

promptly upon becoming aware of the same, notify the Facility Agent of the imposition or the proposed levy of any Taxes (by withholding or otherwise) on any payment to be made by the Borrower under any Facility Document to which it is a party;

10.2.13	Relevant Substances

promptly upon becoming aware of the same, notify the Facility Agent of (a) the deposit or disposal by or from a Rig of any Relevant Substance in the Environment and (b) any storage, treatment, importation, exportation, transportation, processing, manufacture, usage, collection, sorting or production of any Relevant Substance which is carried out in circumstances which in each case are likely to result in an Environmental Claim against the Borrower, the Rig Owner of that Rig, the Sponsor (but only insofar as the Environmental Claim is in connection with a Rig) or that Rig;

10.2.14	Environmental audits

provide to the Facility Agent full details of any third party inspections, investigations, studies, (including internal studies in relation to specific environmental risks, if any) audits, tests, reviews or other analyses in relation to Environmental Matters relating to the Borrower, a Rig Owner, the Sponsor (but only insofar as the relevant Environmental Matter is in connection with a Rig) or a Rig and all Environmental Licences;

10.2.15	Notification of Permitted Amendment

from time to time, upon request by the Facility Agent, notify the Facility Agent in the event of any Permitted Amendment;

10.2.16	Intellectual Property

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for its business;

(b)	use reasonable endeavours to prevent any infringement in any material respect of its Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain its Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit its Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil its right to use such property; and

(e)	not discontinue the use of its Intellectual Property;

10.2.17	Money laundering

in relation to the borrowing of the Advances, the performance and discharge of its obligations and liabilities under this Agreement or any of the Facility Documents to which it is a party and the transactions and other arrangements effected or contemplated by this Agreement or any of the Facility Documents to which it is a party, act for its own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities);

10.2.18	Ownership

procure that Mimosa continues to directly hold, and control, ninety nine point nine nine nine nine per cent. (99.9999%) of the partnership interests in the Borrower and Becrux continues to hold and control all of the balance of those partnership interests;

10.2.19	Further assurance

promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Trustee may reasonably specify (and in such form as the Security Trustee may reasonably require in favour of the Security Trustee or its nominee(s)):

(a)	to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Trustee or the Beneficiaries provided by or pursuant to the Facility Documents or by law;

(b)	to confer on the Security Trustee or confer on the Beneficiaries Security over any property and assets of any Security Party located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

The Borrower shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Trustee or the Beneficiaries by or pursuant to the Security Documents.

10.3	Further Covenants

The Borrower shall not and (in the case of clause 10.3.1, 10.3.2, 10.3.7, 10.3.14 and 10.3.17) shall procure that none of the other Security Parties shall without the prior written consent of (i) in the case of clause 10.3.1 and clause 10.3.17(a), the Facility Agent acting with the consent of all of the Lenders (acting reasonably) or (ii) in the case of clauses 10.3.2 to 10.3.16 (inclusive) and clause 10.3.17(b) to 10.3.17(d), the Facility Agent acting with the consent of the Majority Lenders and after consultation with all the Lenders (acting reasonably):

10.3.1	Cancellation and termination

determine, cancel, rescind or otherwise terminate any Project Document or any other Transaction Document to which it is or becomes a party or consent to or accept any determination, cancellation, rescission or termination thereof, other than (a) pursuant to the express terms thereof, (b) at the request of the Security Trustee acting on behalf of the Lenders, (c) in the fulfilment of its obligations under clause 7.5.6 of the General Assignment, (d) by the Sponsor in fulfilment of its obligations under clause 11.3.3 of the Deed of Undertaking, or (e) by the Parent Sponsor or Sponsor in the fulfilment of its respective obligations under clause 9.1 of the Deed of Covenant;

10.3.2	No prejudicial action

do anything and shall not take any action against any person (including, without limitation, any Insolvency Official or similar officer of, or any creditor of, the Borrower or any other person claiming through, under or in place of the Borrower) which has or is reasonably likely to have the effect of prejudicing any Encumbrance created by any Security Document in favour of any Beneficiary;

10.3.3	Other agreements

enter into any contract or agreement with any person and will not otherwise create or incur any liability to any person other than (i) as required in the fulfilment of the Borrower’s obligations to the Lenders and as provided for in, or as permitted by, the Transaction Documents (including, for the avoidance of doubt, liabilities or payments which are permitted by this Agreement and clause 14.3.4 of the Deed of Proceeds and Priorities), and arrangements entered into as a result thereof and each other document required to be executed and delivered by it in accordance with the provisions hereof or thereof and (ii) such overhead expenses as may arise in the ordinary course of carrying on its business in compliance with clause 10.2;

10.3.4	No disposal

other than pursuant to, or as permitted by, the terms of the Transaction Documents it shall not sell, transfer, assign, pledge, charter, discount or otherwise dispose of or permit any third party right to arise over or in relation to any of its present and future business, undertaking, assets, rights and revenues, including, but not limited to, its title, rights or interests in or to a Rig or any of its assets or property the subject or purported to be the subject of any Security Document and shall not otherwise deal with, and shall not agree or attempt or purport to agree or create or permit to arise or subsist any of the same or cease to exercise direct control over the same, whether by one or a series of transactions, related or otherwise;

10.3.5	Indebtedness

at any time after the date of this Agreement, incur, assume or undertake any indebtedness, issue any guarantees or make, incur, assume or undertake any other financial commitment, obligation or liability whatsoever (except as permitted by and in accordance with the Bareboat Charters or any other Facility Document to which it is a party (including in respect of any Equity which is provided to the Borrower as contemplated by the Facility Documents));

10.3.6	Partnership Interests

issue or cancel any partnership interests or amend its constituent documents;

10.3.7	Merger or transfer

enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction or transfer all or any of its business, undertaking, assets, rights and/or revenues to any other person;

10.3.8	Encumbrances

create, purport or attempt to create or permit to be created any Encumbrance (other than Permitted Encumbrances) (a) over any of its business, undertaking, assets, rights and revenues or (b) over any right, title, interest and benefit under or in respect of the Bareboat Charters;

10.3.9	No obligations or assets

(a)	undertake, incur or assume any obligation or liability whatsoever other than its obligations and liabilities:

(i)	pursuant to this Agreement and the other Transaction Documents to which it is party; and

(ii)	in respect of any Equity which is provided to the Borrower as contemplated by the Facility Documents; and

(b)	not acquire any assets, rights or revenues other than its Assigned Property;

10.3.10	Other business

undertake or become involved in any business whatsoever other than as contemplated by the Transaction Documents;

10.3.11	Subsidiaries

acquire or establish any Subsidiaries or hold any share or stock or interest in any corporate entity of any kind or in any partnership;

10.3.12	No Borrowings

incur, assume or undertake any liability or obligations for or in respect of any Borrowed Money other than pursuant to the Facility Documents, save for in respect of any Equity which is provided to the Borrower as contemplated by the Facility Documents;

10.3.13	Sharing of Earnings

save as required by the terms of the Facility Documents, enter into or purport or agree to enter into any agreement or arrangement whereby any Earnings or Proceeds or any other amounts payable under the Bareboat Charter or Charter relating to a Rig may be shared with or secured in favour of any other person;

10.3.14	No winding up

take any corporate or other action or commence any legal proceedings for its winding-up, dissolution, administration or reorganisation or for the appointment of an Insolvency Official of it or any of its assets or revenues;

10.3.15	Material Contracts

enter into any Material Contract unless it provides for a fixed price and fixed date of completion and is on terms and with a counterparty acceptable to the Facility Agent and unless the Borrower has provided a certified copy of that Material Contract to the Facility Agent and the Borrower shall procure that any Material Contract shall be entered into either by the Borrower or by the relevant Rig Owner;

10.3.16	Rig and Charter Acceptance

accept delivery of a Rig under or pursuant to the Bareboat Charter relating to that Rig, and shall procure that the Rig Owner of that Rig will not accept delivery of that Rig under or pursuant to the Construction Contract relating to that Rig, unless and until:

(a)	the Technical Advisor has confirmed that that Rig complies with the Specifications relating to that Rig, complies with the requirements of that Construction Contract and is otherwise in a condition suitable for acceptance; and

(b)	the Facility Agent, or its duly authorised representative, shall have received the documents and evidence specified in Part 4 of Schedule 3 in relation to that Rig, in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders or, in the case of the documents and evidence specified in paragraphs 3 and 6(g) thereof (if so required), in form and substance satisfactory to all the Lenders);

and the Borrower shall not (and shall procure that the Sponsor shall not) tender a Rig for acceptance under the Charter or the Services Agreement relating to that Rig unless and until the Technical Adviser has confirmed that that Rig complies with all the requirements of that Charter and that Services Agreement, and is otherwise in a condition suitable for tendering for acceptance by the Charterer; and

10.3.17	Amendment

(and shall procure that no Security Party shall) amend, vary, modify, supplement, restate, novate or replace or agree or consent to any amendment, modification, supplement, variation, or any restatement, novation or replacement of, or grant any waiver or release under or in respect of:

(a)	a Hedging Agreement;

(b)	a Charter or a Services Agreement (other than pursuant to the definition of “Permitted Amendment”);

(c)	the Project Documents other than those referred to in paragraphs (a) and (b) above (other than amendments of the nature described in the definition of “Permitted Amendment”); or

(d)	any other Transaction Documents to which the Borrower is or becomes a party (other than pursuant to the definition of “Permitted Amendment”).

10.4	Technical Adviser

The Borrower shall do all that is necessary to enable the Technical Adviser to fulfil its duties and conduct the review of the Projects required pursuant to the scope of work specified in clause 20 and to report to the Facility Agent (on behalf of the Lenders) with its conclusions and its technical reports.

11	Events of Default

11.1	Each of the events and circumstances set out below is an Event of Default (whether or not caused by any reason outside the control of the Borrower):

11.1.1	Non-payment: the Borrower or any other Security Party fails to pay any sum due from it under this Agreement or any Facility Document in the currency, at the time and in the manner stipulated herein or therein and such non payment is not remedied within five (5) Banking Days of the due date thereof; or

11.1.2	Breach of Insurance obligations: the Borrower or any other Security Party commits any breach of or omits to observe any of the covenants, obligations or undertakings expressed to be assumed by it under clause 9 of the General Assignment or the Borrower or any other Security Party fails or omits to comply with any requirements of the protection and indemnity association or other insurer with whom a Rig is entered for insurance or insured against protection and indemnity risks (including all pollution risks) to the effect that any cover (including without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where a Rig operates) is or may be liable to cancellation, qualification or exclusion at any time or the Borrower or any other Security Party fails to effect or procure the renewal of the Insurances by the date falling five (5) days prior to the expiry thereof, or the Security Trustee gives notice pursuant to clauses 9.2, 9.3, 9.6 or 9.10 of the General Assignment withdrawing its approval of the Insurances maintained or any insurer, and such Insurances are or such insurer is not replaced on terms acceptable to the Security Trustee acting with the consent of and after consultation with the Majority Lenders having due regard to the requirements of clause 9 of the General Assignment within seven (7) days of the Security Trustee serving its notice pursuant to clauses 9.2, 9.3, 9.6 or 9.10 of the General Assignment; or

11.1.3	Breach of obligations in relation to the Project Accounts, Proceeds Accounts, Earnings Accounts or the Debt Service Reserve Account: a Rig Owner or the Borrower commits any breach of or omits to observe any of the covenants, obligations and undertakings expressed to be assumed by it under the Accounts Pledge or there occurs any breach of clause 10.2.9 of this Agreement or any moneys standing to the credit of a Project Account or a Proceeds Account or the Debt Service Reserve Account or an Earnings Account are or become subject to any attachment or similar type of order unless the Facility Agent, acting with the consent of and after consultation with the Majority Lenders, (i) is satisfied that such attachment or similar order is frivolous or vexatious, and such attachment or similar order is lifted or released within ten (10) Banking Days, (ii) determines that such breach is not material, or (iii) determines that such breach is capable of remedy, and the applicable breach is remedied to the satisfaction of the Facility Agent within ten (10) Banking Days of the occurrence thereof; or

11.1.4	Breach of other obligations: the Borrower or any other Security Party commits any breach of or omits to observe any of the covenants, obligations or undertakings expressed to be assumed by it under this Agreement or the Facility Documents (other than those referred to in clauses 11.1.1, 11.1.2 and 11.1.3 above or clauses 11.1.31, 11.1.32, 11.1.33, 11.1.34 and 11.1.35 below) unless the Facility Agent, acting with the consent of and after consultation with the Majority Lenders, (i) determines that such breach is not material, or (ii) determines that such breach is capable of remedy and the applicable breach is remedied to the satisfaction of the Facility Agent by the expiry of any applicable period or, where no remedy period is prescribed by this Agreement or the relevant Facility Document, the date falling fifteen (15) days after the date on which the Facility Agent notified the Borrower or the applicable Security Party of such default; or

11.1.5	Breach of Charterer Acknowledgement (where the same is obtained from the Charterer): the Charterer commits any breach of or omits to observe any of the obligations or undertakings assumed by it under a Charterer Acknowledgement which is considered by the Facility Agent acting with the consent of and after consultation with the Lenders to be material and, in respect of any such breach or omission which in the opinion of the Facility Agent (acting with the consent of and after consultation with the Lenders) is capable of remedy, such action as the Facility Agent acting with the consent of and after consultation with the Lenders may require (including but not limited to the arrangement of alternative security on terms acceptable to the Lenders) shall not have been taken within thirty (30) days of the Facility Agent notifying the Borrower of such default; or

11.1.6

(a)	Initial Misrepresentation: any representation or warranty on the part of the Borrower or any other Security Party made in or pursuant to this Agreement or any of the Facility Documents or in any notice, certificate or statement referred to in or delivered under this Agreement or any of the Facility Documents, or deemed to be made therein or repeated on the Closing Date is or proves to have been incorrect or misleading in any material respect when made or when deemed to be made or repeated; or

(b)	Repeating Representation: any Repeating Representation on the part of the Borrower or either Rig Owner deemed to be made or repeated on any date other than the date of the Facility Document in which that Repeating Representation is made or the Closing Date is or proves to have been incorrect or misleading when deemed to be made or repeated unless the Facility Agent, acting with the consent of and after consultation with the Majority Lenders, (i) determines that such incorrectness or misleading nature is not material, or (ii) determines that such incorrectness or misleading nature is capable of remedy and the applicable incorrectness or misleading nature is remedied to the satisfaction of the Facility Agent by the expiry of any applicable period (or, where no remedy period is prescribed by the terms of the relevant Repeating Representation) the date falling fifteen (15) days after the date on which the Facility Agent notified the Borrower or the applicable Security Party of such incorrectness or misleading nature; or

(c)	Continuing Misrepresentation: any Continuing Representation on the part of the Parent Sponsor or either Undertaking Party would, if made or repeated on any date during the Security Period, be incorrect or misleading by reference to the facts and circumstances existing on that date unless (save for the representations and warranties contained in clauses 7.15.2, 7.16.2 and 17.19 of the Deed of Undertaking, which shall constitute an Event of Default if and whenever the Material Adverse Effect test referred to therein is applicable and is satisfied) the Facility Agent, acting with the consent of and after consultation with the Majority Lenders, (i) determines that such incorrectness or misleading nature is not material, or (ii) determines that such incorrectness or misleading nature is capable of remedy and the applicable incorrectness or misleading nature is remedied to the satisfaction of the Facility Agent by the expiry of any applicable period (or, where no remedy period is prescribed by the terms of the relevant Continuing Representation) the date falling fifteen (15) days after the date on which the Facility Agent notified the Borrower or the applicable Security Party of such incorrectness or misleading nature; or

11.1.7	Legal process:

(a)	any judgment or judicial order is made against a Rig Owner, the Borrower, the Parent Sponsor, Sponsor, Constellation or any BVI Company and such judgment or judicial order is not stayed or complied with by the date falling, in the case of a Rig Owner, the Borrower, Constellation or any BVI Company, seven (7) days thereafter or, in the case of the Parent Sponsor or the Sponsor, fourteen (14) days thereafter and such judgment or judicial order imposes a liability or obligation the cost of complying with which is or will be in excess of (y) in the case of the Parent Sponsor, twenty-five million Dollars ($25,000,000) at any time prior to the Pre-Completion Guarantee Release Date or forty million Dollars ($40,000,000) at any time thereafter, or (z) in the case of Sponsor and Constellation (but not either Rig Owner, the Borrower or any BVI Company to which no threshold shall apply) ten million Dollars ($10,000,000) (or, in each case, the equivalent in any other currency); or

(b)	a creditor attaches, or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of a Rig Owner, the Borrower, the Parent Sponsor, Sponsor, Constellation or any BVI Company and in each case such attachment, possession, distress, execution, sequestration or other process constitutes a Material Adverse Effect and is not discharged by the date falling seven (7) days thereafter; or

11.1.8	Insolvency: any Insolvency Event occurs in relation to any of a Rig Owner, the Borrower, Parent Sponsor, Sponsor, Constellation, any BVI Company and the Charterer; or

11.1.9	Qualification of financial statements: the auditors of any of a Rig Owner, the Borrower, the Sponsor, Constellation and, prior to the Pre-Completion Guarantee Release Date, the Parent Sponsor qualify their report on the audited financial statements of such company or entity in any way whatsoever considered by the Facility Agent acting on behalf of and after consultation with the Majority Lenders (acting reasonably) to be material and such qualification is not remedied within thirty (30) days from the date of such qualification; or

11.1.10	Cessation of business: the Borrower or any other Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

11.1.11	Seizure: a Rig or all or a material part of the assets forming any other part of the Collateral is seized, nationalised, expropriated, confiscated or compulsorily acquired by or under the authority of any government provided however that an event which constitutes or would, with the giving of notice or effluxion of time, constitute a Total Loss of that Rig shall not constitute an event of default under this clause 11.1.11 unless and until the Borrower has failed to comply with its obligations in respect of such Total Loss under clause 6.5 hereof, in each case within the time period allowed therefor; or

11.1.12	Change of Control: the Group Owners cease to own (directly or indirectly) one hundred per cent. (100%) of the voting shares in the capital of any of the Parent Sponsor, the Sponsor, Constellation, any of the BVI Companies and each of the Rig Owners, (provided that (i) an Approved Transfer in respect of a Rig Owner or (ii) the sale of any issued share capital permitted in accordance with clause 14.2.19(c) of the Deed of Proceeds and Priorities shall not constitute an event of default under this clause 11.1.12) or any breach of clause 10.2.18 occurs; or

11.1.13	Repudiation: any party thereto (other than the Charterer and any party to any Project Document containing Rig Rights and Guarantee Rights as listed in schedule 7 of this Agreement (other than any Security Party)) repudiates this Agreement, any of the Facility Documents or any of the Project Documents or does or causes or permits to be done any act or thing evidencing an intention by it to repudiate this Agreement, any of the Facility Documents or any of such Project Documents; or

11.1.14	Encumbrances: any Encumbrance (other than a Permitted Encumbrance) in respect of a Rig or any other asset or property forming part of the Collateral becomes enforceable; or

11.1.15	Material events: any other event occurs or circumstance (other than any event or circumstance expressly contemplated by clauses 11.1.1 to 11.1.14 above or 11.1.16 to 11.1.35 below) arises which, in the reasonable opinion of the Facility Agent acting with the consent of and after consultation with the Majority Lenders, constitutes a Material Adverse Effect and, if remediable, such event or circumstance has not been remedied to the satisfaction of the Facility Agent (acting with the consent of and after consultation with the Majority Lenders) by the date falling thirty (30) days after the occurrence of such event or circumstance; or

11.1.16	Litigation: any litigation, arbitration or administrative proceeding is commenced or threatened against any Security Party (or their respective assets) which in the reasonable opinion of the Facility Agent acting with the consent of and after consultation with the Majority Lenders (following notification of such proceeding by the Borrower in accordance with clause 10.2.11 of this Agreement or by the applicable Security Party in accordance with the equivalent provisions in the Facility Documents to which the affected Security Party is a party), (i) is likely to be adversely determined and (ii) if adversely determined is likely to constitute a Material Adverse Effect; or

11.1.17	Arrest: a Rig is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of a Rig Owner or the Borrower or the Sponsor in circumstances other than those described in clause 11.1.11 and the Rig Owner which is the owner of that Rig (a) fails to provide a bond or other surety sufficient to procure the release of that Rig within a period of seven (7) days after such arrest, confiscation, seizure, impounding, forfeiture or detention and (b) fails to procure the release of that Rig within a further period of seven (7) Banking Days (or such longer period as the Facility Agent may agree, acting with the consent of and after consultation with the Security Trustee and the Majority Lenders) after the posting of the bond or other surety; or

11.1.18	Registration: the registration of a Rig under the laws and flag of the Flag State is cancelled or terminated without the prior consent of the Security Trustee acting with the consent of and after consultation with the Majority Lenders and that Rig is not registered under the laws and flag of a jurisdiction acceptable to the Security Trustee acting with the consent of and after consultation with the Majority Lenders within a period of thirty (30) days after such cancellation or if the registration of that Rig is not renewed at least thirty (30) days prior to the expiry of such registration, provided however that nothing in this clause 11.1.18 shall operate to override the provisions of clauses 6.4.1 and 6.4.2 in relation to the Mortgage over that Rig unless a new mortgage is registered over that Rig at the same time as the re-registration of the Rig is effected and the validity, priority and enforceability of that Mortgage are not affected in any way during any such period where that Rig is not registered; or

11.1.19	Unrest: the Flag State of a Rig becomes involved in hostilities or civil war or there is a seizure of power in that Flag State by unconstitutional means if, in any such case, such event could, in the opinion of the Security Trustee acting with the consent of and after consultation with the Majority Lenders be reasonably expected to have a material adverse effect on the security constituted by the Mortgage over that Rig and the General Assignment or Sponsor Assignment and that Rig is not registered under the laws and flag of a comparable jurisdiction to the Flag State acceptable to the Security Trustee acting with the consent of and after such consultation with the Majority Lenders within a period of thirty (30) days after the outbreak of hostilities or the occurrence of such civil war or seizure of power and a new mortgage is registered over that Rig at the same time as the re-registration of that Rig is effected and the validity, priority and enforceability of that Mortgage and the General Assignment or Sponsor Assignment are not affected in any way during any such period where that Rig is not registered; or

11.1.20	Project Performance: any Security Party fails to perform or comply with its obligations and liabilities under any of the Project Documents to which it is party and such failure is not remedied (save in circumstances where such failure is waived by the relevant Project Counterparty, provided that Project Counterparty is not itself a Security Party) on or prior to the date falling thirty (30) days before the date on which the Project Counterparty to the relevant Project Document will become entitled to terminate that Project Document by reason of such failure and, in the opinion of the Facility Agent acting with the consent of and after consultation with the Majority Lenders, acting reasonably, such termination would have a Material Adverse Effect; or

11.1.21	Abandonment of Rig: a Rig is abandoned by any of the Security Parties and the Loans together with all interest accrued and payable thereon have not been prepaid in full by the date falling five (5) Banking Days after the occurrence of such abandonment provided that this clause 11.1.21 shall not apply to any abandonment of a Rig if (a) that abandonment is necessary to ensure the health and safety of the crew, and (b) the crew of the relevant Rig return to and have control of that Rig on or prior to the date falling two (2) days after the date abandonment is no longer necessary to ensure the health and safety of the crew; or

11.1.22	Force Majeure: a Force Majeure Event occurs in accordance with clause 13 of a Charter and such Force Majeure Event continues for a period of sixty (60) days and that Charter is not terminated pursuant to clause 13.5 thereof within a period of ten (10) days after the expiry of such sixty (60) day period; or

11.1.23	Project Documents: any Project Document is terminated, suspended or cancelled without the prior written approval of the Facility Agent acting on the instructions of all the Lenders; or

11.1.24	Cross-default: (A) any Borrowed Money of any Security Party (i) is not paid when due (including payment due on acceleration) or (ii) becomes due and payable prior to the date when it would otherwise have become due (whether following a declaration or the occurrence of an event of default under the relevant agreement or instrument constituting the same), or (B) any creditor of a Security Party becomes entitled to declare any Borrowed Money of that Security Party so due and payable or becomes entitled to require cash collateralisation or security for any such Borrowed Money consequent upon the occurrence of an event of default (or equivalent event) under or pursuant to the applicable agreement or instrument, or (C) any other facility or commitment available to a Security Party relating to Borrowed Money of that Security Party is withdrawn, suspended or cancelled by reason of any default (howsoever described) of the company concerned unless that Security Party can demonstrate to the satisfaction of the Lenders that such withdrawal, suspension or cancellation will not affect or prejudice in any way the ability of such Security Party to pay its debts as they fall due and to fund its business, in each case if the relevant Borrowed Money, either alone or aggregated with any other Borrowed Money in relation to which any of the events in the foregoing provisions of this clause 11.1.24 has occurred, is of an amount in excess of, (y) in the case of the Parent Sponsor, twenty-five million Dollars ($25,000,000) at any time prior to the Pre-Completion Guarantee Release Date or forty million Dollars ($40,000,000) at any time thereafter or, (z) in the case of the Sponsor and Constellation (but not either Rig Owner or the Borrower to which no threshold shall apply) ten million Dollars ($10,000,000) (or, in each case, the equivalent in any other currency) and in the case of (A)(i) or (ii) such amount remains unpaid for a period of five (5) Banking Days after it becomes due; or

11.1.25	Financial covenants: there is any failure to comply with any Financial Covenant on any Financial Covenant Measurement Date; or

11.1.26	Rig A Charter Date of Acceptance: the Rig A Charter Date of Acceptance does not occur on or prior to 31 December, 2010; or

11.1.27	Rig B Charter Date of Acceptance: the Rig B Charter Date of Acceptance does not occur on or prior to 31 December, 2009; or

11.1.28	Charter Termination:

(a)	the Charterer (i) exercises its rights pursuant to (A) clause 11.2 of the Rig A Charter to cancel, repudiate or terminate the Rig A Charter or (B) clause 11.1 of the Rig A Services Agreement to cancel, repudiate or terminate the Rig A Services Agreement or (ii) purports to cancel, repudiate or terminate the Rig A Charter; or

(b)	the Rig A Charter is otherwise terminated for any reason (including, without limitation, by virtue of the application of clause 11.3 of the Rig A Charter); or

(c)	the Charterer (i) exercises its rights pursuant to (A) clause 11.2 of the Rig B Charter to cancel, repudiate or terminate the Rig B Charter or (B) clause 11.1 of the Rig B Services Agreement to cancel, repudiate or terminate the Rig B Services Agreement or (ii) purports to cancel, repudiate or terminate the Rig B Charter; or

(d)	the Rig B Charter is otherwise terminated for any reason (including, without limitation, by virtue of the application of clause 11.3 of the Rig B Charter),

in each case otherwise than as a consequence of the occurrence of (i) a Force Majeure Event or (ii) at the request of the Security Trustee acting on behalf of the Lenders by the Borrower in the fulfilment of its obligations under clause 7.5.6 of the General Assignment or by the Sponsor in the fulfilment of its obligations under clause 9.1 of the Deed of Covenant or clause 8.2.20 of the Deed of Undertaking; or

11.1.29	Non-Payment Events: by the date falling thirty (30) days or, if the Majority Lenders so agree, on the request of the Borrower, the date falling sixty (60) days after the occurrence of any Non-Payment Event, the Charterer has not either (i) rectified the Non-Payment Event and paid any shortfall in full or (ii) reached a settlement with the Borrower as to any amount in dispute and paid that amount in full and in either case the Charterer has not resumed payment in full and the Facility Agent has not received all amounts due to the Lenders at the relevant time; or

11.1.30	Project Documents:

(a)	any event or circumstance occurs under any of the Project Documents which entitles any party thereto to terminate that Project Document or any event of default occurs under any of the Project Documents which is considered by the Facility Agent (acting with the consent of and after consultation with the Majority Lenders) to be material (excluding for this purpose events of default which constitute a Non-Payment Event which shall be regulated by clause 11.1.29 above, events of default under any documents comprising the Rig Rights as more particularly described in schedule 7 and events of default which are waived by the relevant Project Counterparty, provided that Project Counterparty is not itself a Security Party) and such event or circumstance or, as the case may be, event of default is not remedied within thirty (30) days after the occurrence of the same; or

(b)	any other event occurs or circumstance arises which, in the opinion of the Facility Agent (acting with the consent of and after consultation with the Majority Lenders acting reasonably), (i) constitutes a material adverse change in relation to a Project and/or any Project Document and (ii) is likely to affect adversely the ability of the Borrower or a Rig Owner to perform its material obligations under or otherwise to comply with the material terms of this Agreement and any of the Facility Documents and in each case such event of default or material adverse change is not remedied within thirty (30) days after the occurrence of such event or change; or

11.1.31	Project Cost Over Run and Delays:

(a)	the Project Cost Over Run of a Project exceeds or will exceed fifty million Dollars ($50,000,000); or

(b)	the Technical Adviser reports to the Facility Agent (after consultation with the Rig Owner which is the owner of the relevant Rig) that, in relation to a Project (a) any Budget or update of any Budget relating to that Project is inaccurate in any material respect or does not reflect the existing and/or future Project Costs incurred or to be incurred in respect of that Project, or (b) a delay in the Completion Date of the Rig relating to that Project past the dates referred to in clause 11.1.26 or, as the case may be, 11.1.27, is likely to occur;

11.1.32	Letters of Credit: any breach occurs of the provisions of clause 9.1 of the Deed of Undertaking or clause 2.16 of the Pre-Completion Guarantee;

11.1.33	Bank Loan: any Event of Default (as defined in the Bank Loan Agreement) occurs;

11.1.34	IFC Agreement: IFC notifies the Facility Agent (which notification shall include such information regarding the relevant failure as IFC believes to be reasonable) that the Sponsor or Constellation has failed to perform or comply with any of its obligations and liabilities under the IFC Agreement, and such failure is not waived thirty (30) days after receipt of such notice by the Facility Agent acting with the consent of and after consultation with the Majority Lenders; or

11.1.35	Conditions Subsequent: the Borrower commits any breach of the undertaking expressed in clause 3.10 hereof.

11.2	Borrower acknowledgement

The Borrower acknowledges and agrees that the occurrence of an Event of Default shall be a breach of condition which the Lenders are entitled to treat as a repudiation by the Borrower of this Agreement and the Facility Agent (on behalf of the Lenders) shall be entitled to give a notice to the Borrower in accordance with clause 11.3 below.

11.3	Acceleration

The Facility Agent may, and if so requested by the Majority Lenders shall, without prejudice to any other rights of the Beneficiaries, at any time after the happening of an Event of Default which is continuing by notice to the Borrower:

11.3.1	declare that the obligation of each Lender to make its Commitments available shall be terminated, whereupon the Total Commitments shall be reduced to zero forthwith; and/or

11.3.2	declare that the Loans and all interest and Commitment Fee accrued and all other sums payable under this Agreement and the Facility Documents have become immediately due and payable or have become due and payable on demand, whereupon the same shall, immediately or in accordance with the terms of such notice, become so due and payable; and/or

11.3.3	declare that the Security Documents (or any of them) have become enforceable whereupon the same shall be enforceable; and/or

11.3.4	exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Facility Documents (but subject always to the terms of any Charterer Acknowledgement (if executed)).

On or at any time after the making of any such declaration, the Facility Agent shall be entitled, to the exclusion of the Borrower (and without prejudice to clause 5.3 (interest for late payment)), to select the duration of Interest Periods.

11.4	Demand basis

If, pursuant to clause 11.3, the Facility Agent declares the Loans to be due and payable on demand then the Facility Agent may (and, if so instructed by the Majority Lenders, shall) at any time by written notice to the Borrower (a) call for repayment of the Loans on such date as may be specified in such notice, whereupon the Loans shall become due and payable on the date so specified together with all interest and fees and Commitment Fee accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

12	Indemnities

12.1	Miscellaneous indemnities

The Borrower shall on demand indemnify each Beneficiary without prejudice to any of their other rights under this Agreement and the Facility Documents, against any loss (including loss of Margin, but only loss of Margin in respect of the actual Contributions of each Lender to the Loans at the relevant time) or expense which such Beneficiary shall certify (subject always to clause 8.10 (Certificates conclusive)) as sustained or incurred by it as a consequence of:

12.1.1	any default in payment by any Security Party of any sum under this Agreement or any of the Facility Documents when due;

12.1.2	subject to any exclusion in the final paragraph of clause 12.3.1 below, the occurrence of any other Default;

12.1.3	the exercise by the Security Trustee of any or all of its rights under or pursuant to the Facility Documents;

12.1.4	if applicable, any repayment or prepayment of all or part of a Loan being made otherwise than on an Interest Payment Date relating to the part of the Loan repaid or prepaid; or

12.1.5	any Advance not being made for any reason (excluding any default by a Beneficiary) after a Drawdown Notice has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred by such Beneficiary in maintaining or funding all or any part of its Contributions or Commitments or in liquidating or re-employing deposits from third parties acquired or contracted for to fund all or any part of its Contributions or Commitments or any other amount owing to such Beneficiary.

12.2	Currency of account; currency indemnity

No payment by the Borrower under this Agreement or any of the Facility Documents which is made in a currency other than the currency in which such payment is required to be made pursuant to this Agreement or the applicable Facility Document (“Contractual Currency”) shall discharge the obligation in respect of which it is made except to the extent of the net proceeds in the Contractual Currency received by the Facility Agent upon the sale of the currency so received, after taking into account any premium and costs of exchange in connection with such sale. For the avoidance of doubt the Facility Agent and the Lenders shall not be obliged to accept any such payment in a currency other than the Contractual Currency nor shall the Facility Agent or the Lenders be liable to the Borrower for any loss or alleged loss arising from fluctuations in exchange rates between the date on which such payment is so received by the Facility Agent and the date on which the Facility Agent effects such sale, as to which the Facility Agent shall (as against the Borrower) have an absolute discretion. If any sum due from the Borrower under this Agreement or any of the Facility Documents or any order or judgment given or made in relation hereto is required to be converted from the Contractual Currency or the currency in which the same is payable under such order or judgment (the “first currency”) into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Agreement or any of the Facility Documents, the Borrower shall indemnify and hold harmless each of the Beneficiaries from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which that Beneficiary may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under the indemnity contained in this clause 12.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement or any of the Facility Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

12.3	General operating indemnity

12.3.1	The Borrower hereby agrees at all times to pay promptly or, as the case may be, indemnify and hold the Beneficiaries, the Banks and the Related Companies of any Beneficiary or, as the case may be, Bank and each of them and their respective officers, directors, secondees, agents and employees (together the “Indemnified Persons”) harmless on a full indemnity basis from and against each and every Loss suffered or incurred by or imposed on any Indemnified Person:

(a)	arising directly or indirectly out of or in any way connected with the purchase, refurbishment, conversion, manufacture, construction, installation, transportation, ownership, possession, performance, management, sale, import to or export from any jurisdiction, control, use or operation, registration, navigation, certification, classification, management, manning, provisioning, the provision of bunkers and lubricating oils, testing, design, condition, acceptance, chartering, sub-leasing, insurance, maintenance, repair, service, modification, refurbishment, dry-docking, survey, overhaul, replacement, removal, repossession, return, redelivery, sale or disposal of a Rig (or any part thereof), whether or not such Loss may be attributable to any defect in that Rig (or any part thereof) or to the design, construction or use thereof or from any maintenance, service, repair, overhaul or inspection and regardless of when the same shall arise (whether prior to, during or after termination of this Agreement) and whether or not that Rig (or any part thereof) is in the possession or control of the Borrower, a Rig Owner, the Sponsor or the Charterer or any other person;

(b)	as a consequence of any claim that any design, article or material in a Rig (or any part thereof) or relating thereto or the operation or use thereof constitutes an infringement of patent, copyright, design or other proprietary right;

(c)	in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, requisition, impounding, forfeiture or detention of a Rig (or any part thereof), or in securing or attempting to secure the release of that Rig (or any part thereof);

(d)	as a consequence (direct or indirect) of the breach by any person (other than the Indemnified Persons) of any of their respective obligations under this Agreement or any of the Facility Documents (other than a Charterer Acknowledgement and the Project Documents containing the Rig Rights) or of any of the warranties and representations on the part of any person (other than the Indemnified Persons) made in this Agreement or in any of the Facility Documents being untrue or inaccurate in any respect whatsoever when made, save where such Losses arise as a direct consequence of the wilful misconduct of a Beneficiary, a Beneficiary acting with reckless disregard for the consequences or a breach by a Beneficiary of its express obligations under this Agreement or any of the Facility Documents; and

12.3.2	any costs and expenses incurred by the Indemnified Persons in connection with the sale of the Rig (or any part thereof) (including, without limitation, broker’s commissions, redelivery costs (if any), marketing expenses, legal costs, storage, insurance, registration fees and any other expenses of the Indemnified Persons incurred pending the sale or disposal of that Rig (or any part thereof) or otherwise in connection with the sale or disposal of that Rig (or any part thereof)).

12.4	Environmental indemnity

Without prejudice to the provisions of clause 12.3, the Borrower shall indemnify the Indemnified Persons and each of them on demand and hold the Indemnified Persons and each of them harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgments, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Indemnified Persons or any of them at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim in respect of the Borrower or a Rig made or asserted against the Indemnified Persons or any of them if such Environmental Claim would not have been, or been capable of being, made or asserted against the Indemnified Persons if they had not entered into this Agreement or any of the Facility Documents and/or exercised any of their rights, powers and discretions thereby conferred and/or performed any of their obligations thereunder and/or been involved in any of the transactions contemplated by this Agreement and the Facility Documents.

12.5	Grossing-up of indemnity payments

If any of the Beneficiaries or any other Indemnified Person makes a payment or suffers a Loss in respect of which it is entitled to be reimbursed or indemnified or otherwise held harmless pursuant to this clause 12 or any other provision of this Agreement or any of the other Facility Documents and such payment or Loss is not or will not be wholly deductible for the purposes of the tax computations of that Beneficiary or other Indemnified Person, whilst the payment to be made by way of indemnity or reimbursement will or is likely to give rise to a Tax liability for that Beneficiary or other Indemnified Person and/or where such payment is likely to give rise to a Tax liability in any period of account of the Beneficiary or other Indemnified Person which is earlier than the period of account in which the loss or payment is deductible then at the same time as the Borrower makes the payment by way of reimbursement or indemnity, it shall pay such an additional amount as shall be certified by an officer of the applicable Beneficiary or other Indemnified Person as will ensure that the applicable Beneficiary or other Indemnified Person shall be in the same after-Tax position as it would have been had the applicable reimbursement or indemnity payment not given rise to any liability for Tax or such payment had been deductible. The Borrower shall indemnify each Beneficiary against any costs or Losses incurred by any of them by reason of any failure of the Borrower to make any additional payment in respect of the applicable reimbursement or indemnity payment.

13	Unlawfulness and increased costs; mitigation

13.1	Unlawfulness

If it is or becomes contrary to any law or regulation for any Lender to contribute to the Advances or to maintain its Commitments or fund its Contributions, such Lender shall promptly, through the Facility Agent, notify the Borrower whereupon (a) such Lender’s Commitments shall be reduced to zero and (b) subject to clause 13.4, the Borrower shall be obliged to prepay the Contributions of such Lender upon receipt of that notice or on the latest date permitted by the law or regulation pursuant to which the relevant unlawfulness arises. Any prepayment pursuant to this clause 13.1 shall be made together with all amounts referred to in clause 6.6 (Amounts payable on prepayment). Any Lender giving a notice pursuant to this clause 13.1 shall, as soon as reasonably practicable after the date that notice is given, provide to the Borrower, through the Facility Agent, a copy of advice obtained by that Lender from qualified external legal counsel confirming the relevant unlawfulness and the Borrower shall, within five (5) Banking Days of demand, pay to that Lender the cost incurred by that Lender in connection with obtaining that advice.

13.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the relevant Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

13.2.1	subject the relevant Lender (for the purposes of this clause 13.2 each such Lender shall be an “Affected Lender”) to Taxes or change the basis of Taxation of such Affected Lender with respect to any payment under this Agreement or any Facility Document (other than, for the purposes of this clause 13.2 and clause 13.3, Taxes or Taxation on the overall net income, profits or gains of any Affected Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

13.2.2	increase the cost to, or impose an additional cost on, any Affected Lender or its holding company in making or keeping available all or part of the Commitments of such Affected Lender or maintaining or funding all or part of the Contributions of such Affected Lender; and/or

13.2.3	reduce the amount payable or the effective return of any Affected Lender under this Agreement; and/or

13.2.4	reduce the rate of return of any Affected Lender or its holding company on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Affected Lender’s obligations under this Agreement; and/or

13.2.5	require any Affected Lender or its holding company to make a payment or forgo a return calculated by reference to or on any amount received or receivable by such Affected Lender under this Agreement or any Facility Document; and/or

13.2.6	cause any Affected Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitments or Contributions of such Affected Lender from its capital for regulatory purposes, then and in each such case (but subject to clauses 6.3 and 13.3):

(a)	such Affected Lender shall notify the Borrower through the Facility Agent in writing of such event promptly upon its becoming aware of the same; and

(b)	the Borrower shall on demand, made at any time whether or not the Contributions of such Affected Lender have been repaid, pay to the Facility Agent for the account of such Affected Lender the amount which such Affected Lender specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Affected Lender or its holding company regard as confidential) is required to compensate on an after-tax basis such Affected Lender and/or its holding company for such liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss.

For the purposes of this clause 13.2 and clause 13.4 “holding company” means, in relation to a Lender, the company or entity (if any) within the consolidated supervision of which such Lender is included.

13.3	Exceptions

Nothing in clause 13.2 shall entitle any Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss to the extent that the same:

13.3.1	is the subject of an additional payment under clause 8.5 (Grossing up for Taxes); or

13.3.2	is attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Beneficiary or any of its Affiliates); or

13.3.3	directly results from (i) a breach by the applicable Lender of its express obligations under this Agreement or any Facility Document, other than any breach which arises as a consequence of any act or omission of any Security Party, or (ii) from a wilful breach by the applicable Lender of any applicable law or regulation; or

13.3.4	is compensated for by the payment of Mandatory Cost.

13.4	Mitigation

If circumstances arise which would, or would upon the giving of notice, result in:

13.4.1	the Borrower being required to make an increased payment to any Lender pursuant to clause 8.5 (Grossing up for Taxes);

13.4.2	the reduction of any Lender’s Commitment to zero or the Borrower being required to prepay any Lender’s Contribution pursuant to clause 13.1 (Unlawfulness);

13.4.3	the Borrower being required to make a payment to any Lender to compensate such Lender or its holding company for a liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss pursuant to paragraph (b) of clause 13.2; or

13.4.4	an increased Additional Cost Rate,

then, without in any way limiting, reducing or otherwise qualifying the obligations of the Borrower under clause 8 (Payments and Taxes) and this clause 13, such Lender shall, in consultation with the Facility Agent and the Borrower, endeavour to take such reasonable steps as are open to it (or, in the case of clauses 13.2.2, and 13.2.4 to 13.2.6, its holding company) to mitigate or remove such circumstances (including the transfer of the rights and obligations of such Lender under this Agreement and the Facility Documents to another lending office or to another bank or financial institution acceptable to the Borrower (acting reasonably)) unless the taking of such steps might (in the opinion of such Lender or, as the case may be, its holding company) be prejudicial to such Lender or, as the case may be, its holding company or be in conflict with the general banking policies of the Lender or, as the case may be, its holding company or involve such Lender or, as the case may be, its holding company in expense (unless such expense is fully indemnified to the satisfaction of such Lender or its holding company) or an increased administrative burden.

13.5	Decreased costs

If the result of any of the matters referred to in the first paragraph of clause 13.2 (but excluding the matters referred to in clause 13.3.2), is to:

13.5.1	reduce the burden of Taxation on a Lender (for the purposes of this clause 13.5 each such Lender shall be an “Affected Lender”) with respect to any payment under this Agreement or any Facility Document (other than, for the purposes of this clause 13.5, Taxes or Taxation on the overall net income, profits or gains of any Affected Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

13.5.2	reduce or remove the cost to any Affected Lender or its holding company in making or keeping available all or part of the Commitments of such Affected Lender or maintaining or funding all or part of the Contributions of such Affected Lender; and/or

13.5.3	increase the amount payable to or the effective return of any Affected Lender under this Agreement; and/or

13.5.4	increase the rate of return of any Affected Lender or its holding company on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Affected Lender’s obligations under this Agreement; and/or

13.5.5	enable any Affected Lender or its holding company to reduce a payment or obtain a higher return calculated by reference to or on any amount received or receivable by such Affected Lender under this Agreement or any Facility Document; and/or

13.5.6	cause any Affected Lender or its holding company to earn a profit (including future profits) by reason of not being obliged to deduct all or part of the Commitments or Contributions of such Affected Lender from its capital for regulatory purposes, then and in each such case:

(a)	such Affected Lender shall notify the Borrower through the Facility Agent in writing of such event promptly upon its becoming aware of the same;

(b)	such Affected Lender shall pay to the Facility Agent for the account of the Borrower the amount which such Affected Lender specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Affected Lender or its holding company regard as confidential) is required to pass on to the Borrower, on an after-tax basis, the amount of such reduced burden of Taxes, reduced cost, increase, reduced payment, higher return or profit; and

(c)	the Facility Agent shall pay any amount received by the Facility Agent pursuant to clause 13.5.6(b) for the account of the Borrower to the Earnings A Account, to the extent such amount relates to the Rig A Facility or to the Earnings B Account, to the extent such amount relates to the Rig B Facility, for application in each case pursuant to clause 5 of the Deed of Proceeds and Priorities.

For the purposes of this clause 13.5 “holding company” means, in relation to a Lender, the company or entity (if any) within the consolidated supervision of which such Lender is included.

13.6	Exceptions

Nothing in clause 13.5 shall entitle the Borrower to receive any amount in respect of a benefit for any such reduced liability to Taxes, reduced or removed cost, increase, reduced payment, higher return or profit to the extent that the same:

13.6.1	is the subject of a payment to the Borrower under clause 8.5.3 (Grossing up for Taxes); or

13.6.2	is attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Beneficiary or any of its Affiliates); or

13.6.3	directly results from (i) a breach by the Borrower or any other Security Party of its express obligations under this Agreement or any Facility Document, other than any breach which arises as a consequence of any act or omission of any Lender, or (ii) from a wilful breach of any applicable law or regulation by the Borrower or any other Security Party.

14	Set-off and pro rata payments

14.1	Set-off

If, as between the Beneficiaries or any of them on the one hand and the Borrower on the other, there are any moneys due and payable to the Borrower from the Beneficiaries or any of them under this Agreement or any of the Facility Documents, the Borrower authorises each Beneficiary, at any time an Event of Default has occurred and is continuing, to apply any such amounts in or towards satisfaction of any sum then due and payable from the Borrower to such Beneficiary under this Agreement. For this purpose each Beneficiary is authorised to purchase with the moneys standing to the credit of any account of the Borrower other than the Accounts with that Beneficiary at any of its branches such other currencies as may be necessary to effect such application. No Beneficiary shall be obliged to exercise any right given to it by this clause 14.1. Each Beneficiary shall notify the Facility Agent and the Borrower (giving full details) forthwith upon the exercise or purported exercise of any right of relevant set-off and the Facility Agent shall inform the other Beneficiaries.

14.2	Pro rata payments

14.2.1	If at any time any Lender (the “Recovering Lender”) receives or recovers any amount owing to it by the Borrower under this Agreement by direct payment, set-off or in any manner other than by payment through the Facility Agent pursuant to clause 8.1 (No set-off or counterclaim) or clause 8.7 (Application of payments prior to the Termination Date) or clause 8.8 (Application of Payments after the Termination Date) (not being a payment received from a Transferee of such Lender’s Contribution or any other payment of an amount due to the Recovering Lender for its sole account pursuant to clauses 5.6 (Market disruption), 6.3 (Additional voluntary prepayment), 6.4 (Mandatory Prepayment), 6.5 (Prepayment on Total Loss), 8.5 (Grossing-up for Taxes), 12.1 (Miscellaneous indemnities), 12.2 (Currency indemnity), 13.1 (Unlawfulness) or 13.2 (Increased costs)), the Recovering Lender shall, within two (2) Banking Days of such receipt or recovery (a “Relevant Receipt”) notify the Facility Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Lender would have received if the Relevant Receipt had been received by the Facility Agent and distributed pursuant to clause 8.1 (No set-off or counterclaim) or clause 8.7 (Application of Payments prior to a Termination Date) (as the case may be) then:

(a)	within two Banking Days of demand by the Facility Agent, the Recovering Lender shall pay to the Facility Agent an amount equal (or equivalent) to the excess;

(b)	the Facility Agent shall treat the excess amount so paid by the Recovering Lender as if it were a payment made by the Borrower and shall distribute the same to the Lenders (other than the Recovering Lender) in accordance with clause 8.7 (Application of payments prior to a Termination Date); and

(c)	as between the Borrower and the Recovering Lender the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrower to the other Lenders shall, to the extent of the amount so re-distributed to them, be treated as discharged.

14.2.2	If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Lender (whether to a liquidator or otherwise) each Lender to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Lender repay to the Recovering Lender such Lender’s pro rata share of the amount which has to be refunded by the Recovering Lender.

14.2.3	Each Lender shall on request supply to the Facility Agent such information as the Facility Agent may from time to time request for the purpose of this clause 14.2.

14.2.4	Notwithstanding the foregoing provisions of this clause 14.2 no Recovering Lender shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Lender are instituted by it without prior notice having been given to such party through the Facility Agent).

14.3	No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Lender to comply with the provisions of clause 14.2 shall not release any other Recovering Lender from any of its obligations or liabilities under clause 14.2.

14.4	No charge

The provisions of this clause 14 shall not, and shall not be construed so as to, constitute a charge by a Lender over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 14.2.

15	Assignment, substitution and lending offices

15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Beneficiaries which are party to this Agreement, and their respective successors in title and Transferees and the Borrower and its successors in title and any assignee or transferee of the Borrower permitted in accordance with clause 15.2.

15.2	No assignment by Borrower

The Borrower may not assign any of its rights or otherwise transfer any of its rights or obligations under this Agreement or the Facility Documents without the prior written consent of the Facility Agent, acting on the instructions of all the Lenders.

15.3	Transfer

The parties hereto agree that each Lender (an “Existing Lender”) may transfer all or any part (which, in the case of a transfer of part only, shall be in an amount of its Commitments and Contributions which is in aggregate not less than ten million Dollars ($10,000,000)) of its rights, benefits and obligations under this Agreement and the other Facility Documents to another person (a “Transferee”) provided that, in the case of (a) any transfer (other than a transfer made pursuant to or as contemplated by either of the Option Agreements, to which the consent of the Borrower is not required) made when no Event of Default has occurred and is continuing, the Borrower has given its consent thereto, such consent not to be unreasonably withheld or delayed and, in any case, shall be deemed to have been given if the Facility Agent has not received notice from the Borrower that consent will not be given on or prior to the date falling seven (7) Banking Days after the date the Borrower received notice of the relevant proposed transfer; and (b) any partial transfer, the same proportion of the rights, benefits and obligations in relation to each Facility shall be transferred. Any such transfer shall be effected upon not less than five (5) Banking Days’ prior notice by delivery to the Facility Agent of a duly completed Transfer Certificate duly executed by the Existing Lender and the Transferee, together with the payment by the Existing Lender to the Facility Agent of a fee of two thousand Dollars ($2,000) in respect of the administrative costs incurred by the Facility Agent in connection with such transfer. Other than a transfer made pursuant to or as contemplated by either of the Option Agreements, any Transferee shall be a Professional Market Party. On the Effective Date (as specified and defined in a Transfer Certificate so executed and delivered), to the extent that the Commitments and Contributions of the Existing Lender are expressed in a Transfer Certificate to be the subject of the transfer in favour of the Transferee effected pursuant to this clause 15.3, by virtue of the counter-signature of the Transfer Certificate by the Facility Agent (for itself and the other parties to this Agreement):

15.3.1	the existing parties to this Agreement and the Existing Lender shall be released from their respective obligations towards one another under this Agreement (“discharged obligations”) and their respective rights against one another under this Agreement (“discharged rights”) shall be cancelled;

15.3.2	the Transferee party to the relevant Transfer Certificate and the existing parties to this Agreement (other than such Existing Lender) shall assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by such Transferee instead of to or by such Existing Lender; and

15.3.3	the Transferee party to the relevant Transfer Certificate and the existing parties to this Agreement (other than such Existing Lender) shall acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against such Transferee instead of by or against such Existing Lender.

The Facility Agent shall promptly notify the other Lenders and the Borrower of the receipt by it of any Transfer Certificate and shall promptly deliver a copy of such Transfer Certificate to the Borrower.

15.4	Reliance on Transfer Certificate

The Facility Agent and the Borrower shall be fully entitled to rely on any Transfer Certificate delivered to the Facility Agent in accordance with the foregoing provisions of this clause 15 which is complete and regular on its face as regards its contents and purportedly signed on behalf of the relevant Existing Lender and the Transferee and neither the Facility Agent nor the Borrower shall have any liability or responsibility to any party as a consequence of placing reliance on and acting in accordance with any such Transfer Certificate if it proves to be the case that the same was not authentic or duly authorised.

15.5	Authorisation of Facility Agent

Each party to this Agreement irrevocably authorises the Facility Agent to counter-sign each Transfer Certificate on its behalf for the purposes of clause 15.3 without any further consent (save as may be provided for in clause 15.3) of, or consultation with, the Borrower or such party. The Facility Agent shall notify the Borrower as soon as reasonably practicable after signing any Transfer Certificate on the Borrower’s behalf.

15.6	Documenting Transfers

If any Lender novates all or any part of its rights, benefits, obligations and liabilities as provided in clause 15.3, the Borrower undertakes, immediately upon being requested to do so by the Facility Agent and at the cost of the Existing Lender, to enter into, and use all reasonable endeavours to procure that the other Security Parties shall enter into, such documents, deeds, agreements and instruments as the Facility Agent shall deem appropriate in connection with the transfer to the Transferee of all or the relevant part of that Existing Lender’s rights, benefits, obligations and liabilities under and pursuant to this Agreement and the Facility Documents.

15.7	Construction of certain references

If any Lender novates all or any part of its rights, benefits and obligations as provided in clause 15.3 all relevant references in this Agreement to such Lender shall thereafter be construed as a reference to such Lender and/or its Transferee to the extent of their respective interests.

15.8	Facility Offices

Each Lender shall lend through its office at the address specified in schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Lender selected from time to time by such Lender as the office through which such Lender wishes to lend for the purposes of this Agreement and, following any change of its Facility Office by a Lender, the Facility Office of that Lender shall mean the replacement office selected by that Lender in accordance with this clause 15.8 or pursuant to clause 13.4 (Mitigation) or pursuant to a request from the Borrower. If the Facility Office through which a Lender is lending is changed pursuant to this clause 15.8, such Lender shall notify the Facility Agent promptly of such change.

If:

(a)	any Lender assigns or transfers any of its rights, benefits or obligations hereunder otherwise than:

(i)	in order to reduce or mitigate any requirement to make any increased payment where such assignment or transfer is made with the agreement of the Borrower (provided however that if the Borrower withholds its consent to any such proposed assignment or transfer, the Borrower shall be obliged to make the applicable deduction or withholding and other increased payment or to prepay the Facilities in accordance with clauses 6.2 and 6.3); or

(ii)	upon the request of the Borrower; or

(iii)	pursuant to or as contemplated by either of the Option Agreements; or

(b)	any Lender changes its Facility Office, in any such case otherwise than:

(i)	at the request of the Borrower; or

(ii)	in order to reduce or mitigate any requirement to make any increased payment where such change of Facility Office is made with the agreement of the Borrower (provided however that if the Borrower withholds its consent to any such proposed change of Facility Office, the Borrower shall be obliged to make the applicable deduction or withholding and other increased payment or to prepay the Facilities in accordance with clauses 6.2 and 6.3), or

(iii)	pursuant to or as contemplated by either of the Option Agreements the Borrower shall not be obliged to make any indemnity payment or increased payment pursuant to clause 8.5 of this Agreement or clause 13.2 to the relevant assignee or Transferee (or, in the case of a change by the Lender of its Facility Office, to such Lender) in excess of the indemnity payment or increased payment which the Borrower would have been obliged to make in the absence of such assignment, transfer or change if such liability to make the applicable indemnity payment or increased payment arises as a result of either (a) the law in force in any applicable jurisdiction at the time of the assignment, transfer or change, or (b) legislation in any applicable jurisdiction of which it is aware which is before the legislature at the time of such assignment, transfer or change and is subsequently enacted by that legislature.

15.9	Disclosure of information

15.9.1	Any Lender may disclose any information about the Borrower, any member of the Group and the Facility Documents as that Lender shall consider appropriate to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; and

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

subject to such Lender obtaining an undertaking on terms acceptable to the Borrower to treat such information as confidential and provided that, in respect of any such information relating to the Group which was disclosed to the Lenders prior to the date of this Agreement but which was not included in the Information Memorandum, the relevant Lender first obtains the written consent of the Borrower.

15.9.2	Any Beneficiary may disclose to a rating agency or its professional advisers, or (with the prior written consent of the Borrower) any other person any information about the Borrower, the Group and the Facility Documents as that Lender or other Beneficiary shall consider appropriate.

15.10	Calculation of Mandatory Cost

Each Lender shall supply the Facility Agent (with a copy to the Borrower) with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with schedule 8.

16	Facility Agent, Security Trustee and Reference Banks

16.1	Appointment of Facility Agent and Security Trustee

Each of the Lenders, the Arranger and (in the case of the appointment in paragraph (i)) the Security Trustee or (in the case of the appointment in paragraph (ii)) the Facility Agent irrevocably appoints (i) the Facility Agent as its agent for the purposes of the Facility Documents and (ii) the Security Trustee as security trustee for the purposes of this Agreement and the Security Documents and irrevocably authorises respectively:

16.1.1	the Security Trustee to execute each of the Security Documents and all such further documents as may be approved by the Majority Lenders for execution by the Security Trustee; and

16.1.2	each of the Facility Agent and the Security Trustee (whether or not by or through employees or agents) to take such action on such Lender’s behalf and to exercise such rights, remedies, powers, authorities and discretions as are specifically delegated to the Facility Agent or (as the case may be) the Security Trustee by this Agreement or (as the case may be) the Facility Documents, together with such powers and discretions as are reasonably incidental thereto (but subject to any restrictions or limitations specified in this Agreement). Neither the Facility Agent nor the Security Trustee shall, however, have any duties, obligations or liabilities (whether fiduciary or otherwise) to the Lenders beyond those expressly stated in this Agreement and/or the Facility Documents.

Notwithstanding that the Facility Agent and the Security Trustee may from time to time be the same entity, the Facility Agent and Security Trustee have entered into this Agreement in their separate capacities as (i) in the case of the Facility Agent, agent for the Lenders under and pursuant to the Facility Documents and (ii) in the case of the Security Trustee, as security trustee for the Facility Agent and the Beneficiaries to hold the security created or to be created by the Security Documents on the terms set out in the Security Documents and/or in this Agreement. However, where this Agreement provides for the Facility Agent to communicate with or provide instructions to the Security Trustee, while the Facility Agent and the Security Trustee are the same entity, it will not be necessary for there to be any such formal communications or instructions notwithstanding that this Agreement provides in certain cases for the same to be in writing.

16.2	Declaration of Trust

The Security Trustee hereby accepts its appointment under clause 16.1 as trustee of the Secured Property with effect from the date of this Agreement and acknowledges and declares that it holds and shall hold the same on trust for the Beneficiaries and to pay the same to the Facility Agent for application in accordance with clause 8.7 (Application of Payments prior to a Termination Date), clause 8.8 (Application of Payments after a Termination Date) or as the case may be, the provisions of the Deed of Proceeds and Priorities.

16.3	Duration of Trust

The trust constituted or evidenced by this Agreement shall remain in full force and effect until the earlier of:

16.3.1	the expiration of a period of eighty (80) years from the date of this Agreement; or

16.3.2	receipt by the Security Trustee of confirmation in writing from the Facility Agent that all the Secured Obligations have been paid, repaid, performed, discharged and satisfied in full,

and the parties to this Agreement declare that the perpetuity period applicable to this Agreement shall, for the purpose of the Perpetuities and Accumulations Act 1964, be a period of eighty (80) years from the date of this Agreement.

16.4	Agent’s actions

Any action taken by either Agent under or in relation to this Agreement or, as the case may be, the Facility Documents with requisite authority, or on the basis of appropriate instructions, received from the Majority Lenders (or as otherwise duly authorised) shall be binding on all the Lenders.

16.5	Agent’s duties

Each Agent shall:

16.5.1	promptly notify each Beneficiary of the contents of each notice, certificate or other document received by that Agent from each Security Party and/or the Charterer under or pursuant to any provision of this Agreement or any Facility Document;

16.5.2	consult with the Lenders as to whether and, if so, how a discretion vested in that Agent is, either in any particular instance or generally, to be exercised but so that this shall not prevent the applicable Agent acting without seeking or obtaining instructions from all or any of the Lenders (a) in relation to routine administrative matters and (b) in relation to matters where the interests of the Lenders or the value of the security constituted by the Security Documents or other exceptional circumstances where, in the opinion of the applicable Agent, time does not permit such consultation and urgent action is required, and from exercising its rights and powers to preserve the security constituted by the Security Documents, so long as in each case the applicable Agent informs the Lenders as soon as reasonably practicable thereafter of the circumstances and of the action taken; and

16.5.3	(subject to clause 16.13 and the other provisions of this clause 16) take such action or, as the case may be, refrain from taking such action with respect to the exercise of all or any of its rights, remedies, powers and discretions as agent or security trustee and the grant of any consents and releases, as the Majority Lenders may reasonably direct.

16.6	Agent’s rights

Each Agent may:

16.6.1	in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement, act or, as the case may be, refrain from acting in accordance with the instructions of the Majority Lenders, and shall be fully protected in so doing;

16.6.2	unless and until it shall have received directions from the Majority Lenders, take such action, or refrain from taking such action in respect of a Default of which that Agent has actual knowledge as it shall deem advisable in the best interests of the Lenders (but shall not be obliged to do so);

16.6.3	refrain from acting in accordance with any instructions of the Majority Lenders to institute any legal proceedings arising out of or in connection with this Agreement and/or the Security Documents until it has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

16.6.4	deem and treat (i) each Lender as the person entitled to the benefit of the Contributions of such Lender for all purposes of this Agreement and the Facility Documents unless and until a Transfer Certificate shall have been filed with the Facility Agent and shall have become effective and (ii) the office set opposite the name of each Lender in schedule 1 or, as the case may be, in any relevant Transfer Certificate as such Lender’s lending office unless and until a written notice of change of lending office shall have been received by the Facility Agent; and each Agent may act upon any such notice unless and until the same is superseded by a further such notice;

16.6.5	rely as to matters of fact which might reasonably be expected to be within the knowledge of a Security Party upon a certificate signed by any director of that Security Party; and

16.6.6	refrain from doing anything which would, or might in its opinion, be contrary to any law or regulation of any jurisdiction and may do anything which is in its opinion necessary or desirable to comply with any such law or regulation.

16.7	No liability of Agents

Neither Agent nor any of their respective employees and agents shall:

16.7.1	be obliged to request any certificate or opinion under any provision of this Agreement and the Facility Documents or to make any enquiry as to the use of the proceeds of a Facility unless so required in writing by the Majority Lenders, in which case the applicable Agent shall promptly make the appropriate request of the Borrower; or

16.7.2	be obliged to make any enquiry as to any breach or default by the Borrower or any other Security Party or the Charterer in the performance or observance of any of the provisions of this Agreement and the other Facility Documents or as to the existence of a Default unless the applicable Agent has actual knowledge thereof or has been notified in writing thereof by a Lender, in which case that Agent shall promptly notify the Lenders of the relevant event, Default or other event or circumstance; or

16.7.3	be obliged to enquire whether or not any representation or warranty made by the Borrower or any other Security Party pursuant to this Agreement or any of the Facility Documents is true; or

16.7.4	be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

16.7.5	be obliged to account to any Lender for any sum or the profit element of any sum received by it for its own account; or

16.7.6	be obliged to institute any legal proceedings arising out of or in connection with, or otherwise take steps to enforce, this Agreement and/or the Facility Documents other than on the instructions of the Majority Lenders; or

16.7.7	be liable to any Lender for any action taken or omitted under or in connection with this Agreement and/or the Facility Documents or a Facility unless caused by its negligence or wilful misconduct.

For the purposes of this clause 16 neither Agent shall be treated as having actual knowledge of any matter of which any division of that Agent (other than the agency or loan administration department of the person for the time being acting as that Agent) may become aware in the context of any activities from time to time undertaken by that Agent for any Security Party or the Charterer or any other person which may be a trade competitor of any Security Party or the Charterer or may otherwise have commercial interests similar to those of any Security Party or the Charterer.

16.8	Non-reliance on Agents

Each Lender acknowledges, by virtue of its execution of this Agreement or, as the case may be, a Transfer Certificate, that it has not relied, and will not rely, on any statement, opinion, forecast or other representation made by either Agent to induce it to enter into this Agreement and that it has made and will continue to make, without reliance on either Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Borrower and the other Security Parties and the Charterer and its own independent investigation of the financial condition, prospects and affairs of the Borrower and the other Security Parties and the Charterer in connection with the making and continuation of the Facilities available under this Agreement. Neither Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to the Borrower or other Security Parties or the Charterer whether coming into its possession before the making of any Advance or at any time or times thereafter, other than as provided in clause 16.5.1 or which it is otherwise obliged to provide to the Lenders in accordance with this Agreement.

16.9	No Responsibility on Agents for performance of Security Parties

Neither the Agents nor the Arranger shall have any responsibility or liability to any Beneficiary:

16.9.1	on account of the failure of the Borrower and the other Security Parties to perform their respective obligations under this Agreement and the other Facility Documents to which they are respectively party; or

16.9.2	for the creditworthiness, financial or other condition or affairs of the Borrower and the other Security Parties; or

16.9.3	for the completeness or accuracy of any certificates, statements, representations or warranties in this Agreement or any of the Facility Documents or the Information Memorandum or any document delivered under this Agreement or any of the Facility Documents; or

16.9.4	for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of this Agreement or any of the Facility Documents or of any certificate, report or other document executed or delivered under this Agreement or any of the Facility Documents; or

16.9.5	to ascertain whether all deeds, documents, instruments and agreements which should have been deposited with or delivered to it under or pursuant to the Facility Documents or any of them have been so deposited with or delivered to it; or

16.9.6	to investigate or make any enquiry into the title of the Borrower or any other Security Party to any of their respective property or assets; or

16.9.7	for the failure to register or file any Facility Document with the Registrar of Companies or any other public office elsewhere; or

16.9.8	for the failure to register any of the Facility Documents in accordance with the provisions of the documents of title of the Borrower or any other Security Party to any of their respective property or assets; or

16.9.9	for the failure to take or require the Borrower or any other Security Party to take any steps to render any of the Facility Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned; or

16.9.10	otherwise in connection with the Facilities or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Majority Lenders or, where required, all of the Lenders, other than (if applicable) as a consequence of the wilful misconduct or negligence of the Agents.

16.10	Reliance on documents and professional advice

Each Agent shall be entitled to rely on any communication, instrument or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers reasonably selected or approved by it (including those in the applicable Agent’s employment).

16.11	Other dealings

Each Agent may, without any liability to account to the Lenders, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or any member of the Group or the Charterer or any Subsidiary of any of the foregoing, any of the Lenders or any Beneficiary or any Subsidiary thereof as if it were not an Agent.

16.12	Rights of Agent as Lender; no partnership

With respect to its own Commitments and Contributions (if any) each Agent shall have the same rights and powers under this Agreement and the Facility Documents as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and/or the Facility Documents and the term “Lenders” shall, unless the context clearly otherwise indicates, include each of the Facility Agent and the Security Trustee in their respective individual capacity in each case as a Lender. This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

16.13	Amendments; waivers

16.13.1	Subject to clause 16.13.2, the Facility Agent or, as the case may be, the Security Trustee may, with the consent of the Majority Lenders (or if and to the extent expressly authorised by the other provisions of this Agreement or the Facility Documents) and, if so instructed by the Majority Lenders, shall (i) agree amendments or modifications to this Agreement or the Facility Documents (other than the Charterer Acknowledgement) with the Security Parties and/or (ii) vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of this Agreement or the Facility Documents (other than the Charterer Acknowledgement) by the Security Parties. Any such action so authorised and effected by the either Agent shall be documented in such manner as the applicable Agent shall (with the approval of the Majority Lenders) determine, shall be promptly notified to the Lenders by the applicable Agent and (without prejudice to the generality of clause 16.14 (Reimbursement and indemnity by the Lenders)) shall be binding on all the Lenders.

16.13.2	Except with the prior written consent of all the Lenders, neither Agent shall have authority on behalf of the Lenders to agree with (A) the Charterer any amendment to or modification to a Charterer Acknowledgement or to grant waivers in respect of breaches or defaults or to vary or excuse performance of or under a Charterer Acknowledgement by the Charterer or (B) the Borrower or any other Security Party any amendment or modification to this Agreement or the Facility Documents or to grant waivers in respect of breaches or defaults or to vary or excuse performance of or under this Agreement or any of the Facility Documents by the Borrower or any other Security Party, if the effect of such amendment, modification, waiver, variation or excuse would be to:

(a)	reduce the Margin or any other amount payable for the account of the Beneficiaries;

(b)	postpone or extend the due date or reduce the amount of any payment of principal, interest, commitment commission or other amount payable by the Borrower under this Agreement or any of the Facility Documents;

(c)	change the currency in which any amount is payable by the Borrower or any other Security Party under this Agreement or any of the Facility Documents;

(d)	increase any Lender’s Commitment;

(e)	extend an Availability Period;

(f)	postpone or extend or otherwise change the Rig A Final Maturity Date or Rig B Final Maturity Date;

(g)	change the definition of “Majority Lenders” in clause 1.2;

(h)	change any provision of this Agreement or any other Facility Document which expressly or impliedly requires the approval or consent of all the Lenders such that the relevant approval or consent may be given otherwise than with the sanction of all the Lenders;

(i)	change the order of distribution under clause 8.7 (Application of payments prior to a Termination Date), clause 8.8 (Application of payments after a Termination Date) or under clauses 5, 6, 7, 8 or 9 of the Deed of Proceeds and Priorities;

(j)	change clause 14.2 (pro-rata payments);

(k)	change this clause 16.13;

(l)	release the Borrower or any of the other Security Parties from the security created by any of the Facility Documents, unless all the Secured Obligations have been paid, repaid, performed, satisfied and discharged in full or such release is required in accordance with clause 16.22 of this Agreement;

(m)	release any Security Party from any of its obligations under the Pre-Completion Guarantee unless such release is specifically provided for therein or all of the Secured Obligations have been paid, repaid, performed, satisfied and discharged in full or such release is required in accordance with clause 16.22 of this Agreement; or

(n)	release any Security Party from any of its obligations under the Deed of Covenant or Deed of Undertaking unless such release is specifically provided for therein or all of the Secured Obligations have been paid, repaid, performed, satisfied and discharged in full or such release is required in accordance with clause 16.22 of this Agreement.

16.13.3	Except as provided in clause 10.3.1 with the prior written consent of all the Lenders or, as the case may be, the Majority Lenders, neither Agent shall have authority on behalf of the Lenders to consent to any proposed amendment, variation or modification to the Project Documents (other than Permitted Amendments) or to the granting of any waivers or the excusing of any performance under the Project Documents.

16.14	Reimbursement and indemnity by Lenders

Each Lender shall reimburse each Agent (rateably in accordance with (a) at any time prior to the first Drawdown Date, such Lender’s Commitments and (b) at any time thereafter, such Lender’s Share or Contributions), to the extent that that Agent is not reimbursed by the Security Parties, for the costs, charges and expenses incurred by that Agent in connection with the negotiation, preparation and execution of this Agreement and the Facility Documents and/or in contemplation of, or otherwise in connection with, the enforcement or attempted enforcement of, or the preservation or attempted preservation of any rights under, or in carrying out its duties under, this Agreement and/or any of the Facility Documents including (in each case) the fees and expenses of legal or other professional advisers. Each Lender shall on demand indemnify each Agent (rateably in accordance with its Share or Contributions) against all liabilities, damages, costs and claims whatsoever incurred by each Agent in connection with this Agreement and the Facility Documents or the performance of their respective duties under this Agreement and the Facility Documents or any action taken or omitted by either Agent under this Agreement and/or any of the Facility Documents, unless such liabilities, damages, costs or claims arise from the applicable Agent’s own negligence or wilful misconduct.

16.15	Retirement of Agents

16.15.1	The Facility Agent may and shall, upon the written request of the Majority Lenders, retire from its appointment as Facility Agent under this Agreement having given not less than thirty (30) days’ notice of its intention to do so to the Borrower and each of the Lenders, provided that no such retirement shall take effect unless a successor facility agent for the Lenders has been duly appointed by the Lenders. Any successor facility agent must be a Lender experienced in the oil and gas business and nominated by the Majority Lenders after good faith consultation with the Borrower or, failing such a nomination, any reputable Lender or financial institution experienced in the oil and gas business nominated by the retiring Facility Agent. Any costs and expenses reasonably incurred in connection with such retirement shall be for the account of the retiring Facility Agent, unless the retirement has been requested by the Majority Lenders, in which case such costs and expenses shall be for the account of the Majority Lenders requesting the retirement of the Facility Agent.

16.15.2	The Security Trustee may and shall, upon the written request of the Majority Lenders, (at no cost to the Borrower) retire from its appointment as Security Trustee under this Agreement and the Facility Documents having given not less than thirty (30) days’ notice of its intention to do so to the Borrower, the other Security Parties and each of the Lenders, provided however that no such retirement shall take effect unless:

(a)	a Lender experienced in the oil and gas business and nominated by the Majority Lenders or, in the absence of such a nomination, any reputable and experienced bank or financial institution nominated by the retiring Security Trustee has been appointed by the Lenders as the successor security trustee; and

(b)	in compliance with its obligations under clause 16.15.5, the Security Trustee shall have done all acts, taken all steps and executed all deeds, documents and other instruments reasonably required by the successor security trustee in order to ensure the transfer of the property, assets and rights vested in the Security Trustee to the successor security trustee (or its nominee).

16.15.3	Any corporation into which the Facility Agent or the Security Trustee may be merged or converted or any corporation with which the Facility Agent or the Security Trustee may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Facility Agent or the Security Trustee shall be a party shall, to the extent permitted by applicable law, be the successor Facility Agent or (as the case may be) the Security Trustee under this Agreement and/or the Facility Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to the Borrower and the Lenders.

16.15.4	Upon any such successor Facility Agent or successor Security Trustee being appointed in accordance with clauses 16.15.1 or 16.15.2 above, the retiring Facility Agent or, as the case may be, the retiring Security Trustee shall be discharged from any further obligation under this Agreement (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Facility Agent or, as the case may be, the retiring Security Trustee. The retiring Facility Agent or, as the case may be, the retiring Security Trustee shall provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under this Agreement and the Facility Documents.

16.15.5	It is the intention that (except only as may be agreed in writing between any retiring Security Trustee and its successor with the prior approval of the Majority Lenders), upon the appointment of any successor to the Security Trustee, the property, assets and rights vested in the Security Trustee pursuant to this Agreement and the Facility Documents should, with immediate effect, be vested in such successor under the provisions of the Trustee Act 1925, either by operation of law or, failing that, by assignment or other form of transfer or conveyance. At any time and from time to time following the appointment of any such successor to the Security Trustee, the retiring Security Trustee shall do and execute all acts, deeds and documents reasonably required by such successor in order to transfer to such successor Security Trustee (or its nominee, as such successor may direct) any such property, assets and rights which shall not have vested in such successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Trustee.

16.16	Change of Reference Banks

If any Reference Bank ceases to provide quotations to the Facility Agent for the purposes of determining LIBOR (where such quotations are required having regard to the definition of “LIBOR” in clause 1.2), the Facility Agent may, acting on the instructions of the Majority Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld), terminate the appointment of such Reference Bank and appoint another Lender to replace such Reference Bank.

16.17	Powers and duties of the Security Trustee as trustee of the security

In its capacity as trustee in relation to the Facility Documents the Security Trustee:

16.17.1	shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Facility Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Trustee by this Agreement and/or any Facility Document but so that the Security Trustee may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement (including specifically, but without limitation, clause 16.5.2) and, in exercising such powers and discretions, the Security Trustee shall have regard to and comply with any applicable constraints and/or restrictions imposed by this Agreement (including specifically, but without limitation, by clause 16.5.2);

16.17.2	shall (subject to clause 16.20 (Application of proceeds received by the Security Trustee)) be entitled to invest moneys from time to time held by it as a consequence of any enforcement of the security constituted by the Facility Documents which, in the reasonable opinion of the Security Trustee, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Trustee as the Security Trustee may think fit without being under any duty to diversify the same and the Security Trustee shall not be responsible for any loss due to interest rate or exchange rate fluctuations;

16.17.3	shall have full power to determine all questions and doubts arising in relation to the interpretation or application of any of the provisions of this Agreement or any of the Facility Documents as it affects the Security Trustee and every such determination (whether made upon a question actually raised or implied in the acts or proceedings of the Security Trustee) shall be conclusive and shall bind all the other parties to this Agreement provided however that if it is aware of the relevant question or doubt, and it is reasonably practicable to do so, the Security Trustee shall notify the Lenders of the relevant question or doubt and, if required to do so by the Majority Lenders, the Security Trustee shall consult a lawyer in relation to such question or doubt (and if the Security Trustee does so consult a lawyer, the restriction or delegation of duties and functions referred to in clause 16.17.4 below shall not apply to the consultation of the lawyer by the Security Trustee);

16.17.4	may, in the conduct of its obligations under and in respect of this Agreement and the Facility Documents (otherwise than, subject to the express provisions of the proviso to clause 16.17.3, in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent to act on its behalf (whether being a lawyer, chartered accountant or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Trustee (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid by the Security Trustee for all usual professional and other charges for business transacted and acts done by him or any partner or employee of his in connection with such employment and (ii) the Security Trustee shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Trustee shall have exercised reasonable care in the selection of such agent (which, without limitation, shall conclusively be deemed to be the case in respect of any agent approved in writing by the Majority Lenders); and

16.17.5	may place all deeds, certificates and other documents relating to the property and assets subject to the Facility Documents which are from time to time deposited with it pursuant to the Facility Documents in any safe deposit, safe or receptacle selected by the Security Trustee acting reasonably or with any firm of solicitors and may make any such arrangements as it thinks fit acting reasonably for allowing the Borrower access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Trustee shall not be responsible for any loss incurred in connection with any such deposit, access or possession.

16.18	All enforcement action through the Security Trustee

None of the Lenders shall have any independent power to enforce any of the Facility Documents or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any of the Facility Documents or otherwise have direct recourse to the security and/or guarantees constituted by any of the Facility Documents except through the Security Trustee.

16.19	Co-operation to achieve agreed priorities of application

The Lenders shall co-operate with each other and with each Agent and any Insolvency Official under the Facility Documents in realising the property and assets subject to the Facility Documents and in ensuring that the net proceeds realised under the Facility Documents after deduction of the expenses of realisation are applied in accordance with clause 8.7 (Application of payments prior to a Termination Date), clause 8.8 (Application of payments after a Termination Date) or, as the case may be, the applicable provisions of the Deed of Proceeds and Priorities.

16.20	Application of proceeds received by Security Trustee

Moneys received by the Security Trustee (whether from an Insolvency Official or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Facility Documents or pursuant to any insurance policies taken out on behalf of the Beneficiaries shall (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority to the Secured Obligations) be paid to the Facility Agent for distribution in accordance with clause 8.7 (Application of payments prior to a Termination Date), clause 8.8 (Application of payments after a Termination Date) or, as the case may be, the applicable provisions of the Deed of Proceeds and Priorities.

16.21	Distribution of Proceeds

The Facility Agent shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Facility Agent in accordance with clause 16.20 save that (without prejudice to any other provision contained in any of the Facility Documents) the Facility Agent (acting on the instructions of the Majority Lenders) or any Insolvency Official may credit any moneys received by it to a suspense account for so long and in such manner as the Facility Agent or such Insolvency Official may from time to time determine with a view to preserving the rights of the Beneficiaries or any of them to prove for the whole of their respective claims against the Borrower or any other person liable.

16.22	Release of Security

The Borrower hereby agrees with the Security Trustee and the Lenders that they shall be entitled to retain the Security Documents relating to a Rig and/or the Facility which financed the Advance Bareboat Hire relating to that Rig (save for the Accounts Pledge in so far as it relates to (i) the Project Account, Proceeds Account and Earnings Account in each case relating to the relevant Facility, which will be released immediately upon the Security Trustee being satisfied that the payment, repayment, performance, satisfaction and discharge in full referred to below has occurred, and (ii) the Debt Service Reserve Account, which shall be released immediately upon termination of the Security Period) for thirty (30) days after the payment, repayment, performance, satisfaction and discharge in full of all of the Secured Obligations relating to the Facility which financed the Advance Bareboat Hire relating to that Rig and on the last day of such thirty (30) day period the Security Trustee shall (to the extent the relevant Security Document relates to that Facility, the Rig the Advance Bareboat Hire relating to which was financed by that Facility and/or the Rig Owner of that Rig), at the request and cost of the applicable Security Party, execute such documentation as may be required to (a) release the applicable Security Party from its obligations under the applicable Security Document, and (b)

release or, where applicable, re-assign to that Security Party the security created pursuant to that Security Document and, in the case of the Power of Attorney, return the same to the Borrower in accordance with this clause 16.22 only after satisfaction and discharge in full of all the Secured Obligations, Provided however that if in the reasonable opinion of the Security Trustee or any other Beneficiary there are at that time any contingent claims by any of the Beneficiaries against the Borrower or any other Security Party under or in connection with this Agreement or any Facility Document or any likely contingent claims can be identified at that time, the Security Trustee reserves its right to retain any Security Document and delay such release (notwithstanding the expiry of such thirty (30) day period) until the earlier of (i) the date on which all such contingent claims are irrevocably and unconditionally settled in full, or fully and finally disposed of or withdrawn or discontinued and (ii) such time as the Security Trustee may deem appropriate.

16.23	Facility Agent as agent for Notices

The Security Trustee hereby appoints the Facility Agent as its agent for the purposes of all or any requests, consents, instructions, directions, notices, demands or other communications which are given, made or issued by the Security Trustee under or pursuant to this Agreement and the other Facility Documents during the Security Period and all of the Lenders and the Arranger hereby approve that appointment.

17	Notices

17.1	Notices

The provisions of clause 16 of the Deed of Proceeds and Priorities shall be incorporated by reference, mutatis mutandis, in this Agreement as if all references therein to “this Deed” were references to this Agreement.

17.2	Notices through the Facility Agent

Every notice, request, demand or other communication under this Agreement to be given by the Borrower to any other party shall be given to the Facility Agent for onward transmission as appropriate and to be given to the Borrower shall (except as otherwise provided in this Agreement) be given by the Facility Agent.

18	Miscellaneous

18.1	No implied waivers, remedies cumulative

No failure or delay on the part of the Beneficiaries or any of them to exercise any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Beneficiaries or any of them of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Agreement are cumulative and are not exclusive of any remedies provided by law.

18.2	English translations

All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall be accompanied by a certified English translation upon which the Beneficiaries shall be entitled to rely.

18.3	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

18.4	Further Assurance

The Borrower undertakes:

18.4.1	that this Agreement and each of the Facility Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under this Agreement and/or any of the Facility Documents be valid and binding obligations of the respective Security Parties who are parties thereto and the rights of the Beneficiaries shall be enforceable in accordance with their respective terms;

18.4.2	that the Borrower will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Security Trustee acting with the consent of the Majority Lenders may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents; and

18.4.3	that the Borrower will use reasonable endeavours to assist the Agents to obtain any further assurance, document, act or thing as in the opinion of the Security Trustee acting on behalf of and after consultation with the Lenders may be necessary for perfecting the security constituted by the Charterer Acknowledgements provided always that if the Borrower is unable to obtain or procure any such further assurance, this shall not constitute an Event of Default on the part of the Borrower.

18.5	Conflicts

In the event of any conflicts between this Agreement and any other Facility Documents (other than the Deed of Proceeds and Priorities and/or the Co-ordination Deed), the provisions of this Agreement shall prevail.

18.6	Severability of provisions

Each of the provisions of this Agreement is severable and distinct from the others and if at any time one or more of those provisions is or becomes invalid, illegal or unenforceable under the laws of any jurisdiction neither the validity, legality and enforceability of the remaining provisions of this Agreement nor the validity, legality and enforceability of those provisions in any other jurisdiction shall in any way be affected or impaired thereby.

19	Limited Recourse

For the avoidance of doubt, each of the Beneficiaries acknowledges its recourse to the Borrower is limited as set out in clause 22 of the Deed of Proceeds and Priorities.

20	Technical Adviser

20.1	General

Provided that (a) the Technical Adviser gives reasonable notice to the Borrower of the cooperation and assistance required, and (b) the co-operation and assistance requested by the Technical Adviser shall neither unreasonably disrupt and/or interfere with the construction or operation of the relevant Rig and/or the Project relating to that Rig nor involve any testing and/or other technical procedures to be carried out in respect of that Rig and/or that Project other than those required by the terms of the relevant Project Documents, the Borrower shall provide and procure that each Rig Owner provides all necessary co-operation and assistance or, as the case may be, use all reasonable endeavours to procure that the same is provided to enable the Technical Adviser:

20.1.1

(a)	as soon as practicable after the date hereof, to conduct an initial review and audit of the Project Documents relating to each Rig including, without limitation, whatever is required for the Technical Adviser to confirm to the Facility Agent whether all relevant information and requirements necessary to comply with the technical requirements as agreed between the Charterer and the relevant Rig Owner for that Rig are included in the basis of design (“BoD”) of that Rig. As part of that initial review (i) engineering work executed in relation to that Rig will be audited at random to confirm that those BoD requirements have been included in the final design of that Rig, (ii) major purchase orders and the scope of work of the relevant Builder will be reviewed to confirm all aspects have been covered adequately, (iii) all basic technical input information in relation to the relevant Rig will be reviewed to ascertain whether the related Project has commenced satisfactorily and to ascertain whether planning and the relevant Budget are based on sound principles, (iv) the contract strategy will be analysed to confirm suitability for the execution of the Project, (v) the scope defined for the Builder, any engineering contractors and equipment sub-contractors will be reviewed to confirm suitability, (vi) the arrangements for executing the relevant Project will be reviewed to verify that the project management team has been established professionally, (vii) the project management team will be audited to ascertain their suitability to execute a project of the magnitude of the relevant Project, (viii) the detailed basis for establishing the time schedule of the relevant Project will be reviewed as well as the information utilised for preparing the Budget of the relevant Project, and the feasibility of the time schedule of the relevant Project and Budget will be analysed, (ix) the anticipated risks during the construction phase of the relevant Project will be analysed and mitigation measures reviewed, (x) the Management Agreement will be reviewed, and (xi) the project approach of the Builder of the relevant Rig will be reviewed and analysed;

(b)	upon completion of the initial review relating to a Rig, the Technical Adviser will provide an opinion as to (i) the technical capacity of that Rig to reliably perform in accordance with the design criteria agreed between the Charterer and the relevant Rig Owner for that Rig (as confirmed by the Technical Adviser’s review), and to meet the requirements of any Regulatory Authority, (ii) the technical aspects and project management approach (including the terms and conditions of the Management Agreement) of the relevant Project, and (iii) the feasibility of the time schedule and Budget of the relevant Project;

20.1.2	from time to time (prior to and up to the Charter Date of Acceptance of that Rig), to investigate any material changes proposed in respect of that Rig and/or that Project and to report to the Facility Agent about the outcome of such investigation;

20.1.3	from time to time prior to and up to the Charter Date of Acceptance of that Rig, to review plans, schedules and progress reports (including any Project Expenditure Certificates or updated Budgets) in relation to that Rig and that Project produced by any Security Party and to report to the Facility Agent about (a) the progress of that Project up until that time including, without limitation, whether expected milestones have been reached and expected payments made, and (b) the likely future progress of that Project including, without limitation, the scheduled timing for the Charter Date of Acceptance of that Rig and whether any Project Cost Over Run is likely to occur in respect of that Rig;

20.1.4	from time to time prior to or after the Completion Date of that Rig, to:

(a)	notify the Facility Agent if it becomes aware of any breach by the Borrower and/or a Rig Owner and/or any material breach by any Project Counterparty relating to that Rig of any of their respective obligations under the Project Documents, to investigate any such breach and its effects and to report to the Facility Agent about the outcome of such investigation;

(b)	investigate any requirements of, any restrictions imposed by or any recommendations of any Regulatory Authority (including, without limitation, the Classification Society) in connection with that Rig and/or that Project, to review compliance by the Security Parties with any such restrictions, requirements and/or recommendations and to report to the Facility Agent about the outcome of such investigation and review;

(c)	at the request of the Facility Agent, attend any meeting or presentation in connection with that Rig and/or that Project and to prepare any report or investigate any matter in connection with that Rig and/or that Project, in each case, as the Facility Agent may from time to time reasonably require; and

(d)	review, and confirm to the Facility Agent its findings, recommendations and conclusions in relation to, any claim under or in respect of the Insurances or the Rig Rights in an amount in excess of the Casualty Amount.

20.2	Acceptance

Provided that (a) the Technical Adviser gives reasonable notice to the Borrower of the cooperation and assistance required, and (b) the co-operation and assistance requested by the Technical Adviser shall neither unreasonably disrupt and/or interfere with the operation of the relevant Rig and/or the Project relating to that Rig nor involve any testing and/or other technical procedures to be carried out in respect of that Rig and/or that Project other than those required by the terms of the relevant Project Documents, the Borrower shall provide all necessary cooperation and assistance or, as the case may be, use all reasonable endeavours to procure that the same is provided to enable the Technical Adviser to consult with the Security Parties and, where required, to inspect that Rig to enable the Technical Adviser to confirm in writing to the Facility Agent that:

20.2.1	on or prior to the Date of Yard Acceptance of that Rig:

(a)	that Rig complies with the Specifications relating to that Rig, complies with the requirements of the Construction Contract relating to that Rig and is otherwise in a condition suitable for acceptance;

(b)	adequate measures, arrangements and procedures have been introduced by that Rig Owner which is the owner of that Rig, the Borrower and the Sponsor for the maintenance and operation of that Rig in accordance with good industry standards and in accordance with their respective obligations under the relevant Charter, Bareboat Charter and Services Agreement respectively;

(c)	no breach by that Rig Owner, the Borrower, the Sponsor and/or no material breach by the relevant Builder of any of their respective obligations under the Project Documents has occurred and is continuing unremedied;

(d)	all applicable requirements of any Regulatory Authority (including, without limitation, the Classification Society) in connection with that Rig and/or that Project have been satisfied,

and, prior to the Date of Yard Acceptance of that Rig, the Technical Adviser will provide an opinion as to each of the matters referred to in this clause 20.2.1; and

20.2.2	as a condition precedent to the Completion Date relating to that Rig:

(a)	acceptance of that Rig has occurred in accordance with the provisions of the Charter relating to that Rig;

(b)	all consents, authorisations, licences, approvals and permits then required in connection with that Rig and/or that Project pursuant to any Environmental Law have been obtained;

(c)	all documentation then required to be provided by that Rig Owner, the Borrower and the Sponsor pursuant to the relevant Bareboat Charter, Charter and Services Agreement, respectively, has been duly prepared and provided;

(d)	all concerns raised by the Technical Adviser in relation to the matters referred to in this clause 20.2 have been addressed to the reasonable satisfaction of the Technical Adviser; and

(e)	no breach by that Rig Owner, the Borrower, the Sponsor and/or no material breach by the relevant Builder of any of their respective obligations under the Project Documents has occurred and is continuing unremedied;

(the written confirmation referred to in clause 20.2.2 , the “Yard Acceptance Confirmation”).

20.3	Reporting

The Facility Agent shall, promptly following the receipt by it of any report, notification or confirmation referred to in this clause 20, forward a copy of that report, notification or confirmation to each of the Lenders and the Borrower.

21	Governing law and jurisdiction

21.1	Law

This Agreement shall be governed by English law.

21.2	Submission to jurisdiction

The Borrower agrees for the benefit of the Beneficiaries that:

21.2.1	if the Borrower has any claim against any other arising out of or in connection with this Agreement such claim shall (subject to clause 21.2.3) be referred to the High Court of Justice in England, to the jurisdiction of which the Borrower irrevocably submits;

21.2.2	the jurisdiction of the High Court of Justice in England over any such claim against the Beneficiaries shall be an exclusive jurisdiction and no courts outside England shall have jurisdiction to hear or determine any such claim; and

21.2.3	nothing in this clause 21.2 shall limit the right of the Beneficiaries to refer any such claim against the Borrower to any other court of competent jurisdiction outside England, to the jurisdiction of which the Borrower hereby irrevocably agrees to submit, nor shall the taking of proceedings by the Beneficiaries before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

21.3	Agent for service of process

21.3.1	The Borrower irrevocably designates, appoints and empowers Messrs Berwin Leighton Paisner at its principal place of business in England from time to time (at present Adelaide House, London Bridge, London EC4R 9HA) Attention: N J Davies to receive for it and on its behalf service of process issued out of the High Court of Justice in England in relation to any claim arising out of or in connection with this Agreement.

21.3.2	The Borrower agrees that it will at all times continuously maintain an agent to receive service of process in England on its behalf and on behalf of its property with respect to this Agreement and the other Transaction Documents and if, for any reason, such agent named above or its successor shall no longer serve as agent of the Borrower to receive service of process in England, the Borrower shall promptly appoint a successor in England and advise the Facility Agent and the Security Trustee thereof.

IN WITNESS whereof this Deed has been duly executed and delivered as a deed by the parties hereto on the date first above written.

Schedule 1

The Lenders and their Commitments

Name	Address and facsimile number	Commitments $	“Rig A” Commitment	“Rig B” Commitment

Mimosa Finance B.V.	Parnassustoren Locatellikade 1 1076 AZ Amsterdam P.O. Box 75215 1070 AE Amsterdam The Netherlands Fax +31 20 673 00 16	810,167,850	332,036,004	478,131,846

Schedule 2

Form of Drawdown Notice for Principal Advances/Intercompany Interest

Advances/Swap Advances

To:	ING Bank N.V.

Bijlmerplein 888

P.O. Box 1800

1000 BV Amsterdam

The Netherlands

Attention:

[—]

US$810,167,850 Project Loan Facility Agreement dated 30 June 2007 (the “Agreement”)

We refer to the above Agreement and hereby give you notice that we wish to draw down a [Principal][Intercompany Interest] [Swap] Advance as part of the Rig [A][B] Facility, namely [—] million Dollars [$[—]] on [—]. The funds should be credited to the Project [A] [B] Account no later than 11.00 a.m. on that date.

We confirm that:

(i)	no event or circumstance has occurred and is continuing which constitutes a Default;

(ii)	the Repeating Representations and warranties contained in clause 9 of the Agreement and the representation and warranty in clause 9.12, referring for this purpose to the audited financial statements in respect of the financial year ended on 31 December [—]/30 June [—], are true and correct at the date of this notice as if made with respect to the facts and circumstances existing at the date of this notice; and

(iii)	the borrowing to be effected by such [Principal][Intercompany Interest] [Swap] Advance will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded.

Words and expressions defined in the Agreement shall have the same meanings where used in this notice.

For and on behalf of Eiffel Ridge Group C.V.

Schedule 3

Conditions Precedent

Part 1 - Documents and evidence required as conditions precedent to the obligations of the

Beneficiaries generally

1	Constitutive Documents and corporate authorities

In respect of each of the Borrower, the Parent Sponsor, the Sponsor, the Rig Owners and Constellation:

(a)	a copy certified by a duly authorised officer of the relevant person to be a true, complete and up-to-date copy, of the Constitutive Documents (in the case of the Sponsor and Parent Sponsor, with evidence of registration of the same with the Board of Trade and publication in accordance with Articles 135 and 142 of the Corporations Law of Brazil) of that person together with a certified extract from the commercial register or, as the case may be, a certificate of good standing in respect of that person;

(b)	a copy, certified by a duly authorised officer of the relevant person to be a true copy, and as being in full force and effect and not amended or rescinded, of resolutions of the board of directors or governors or managing partner (or of a committee of the board of directors or governors or managing partner) and/or the resolutions of the shareholders, if required of that person (in the case of the Sponsor and Parent Sponsor, with evidence of registration of the same with the Board of Trade and publication in accordance with Articles 135 and 142 of the Corporations Law of Brazil):

(i)	approving the entering into by the relevant person of the transaction as constituted by the rights and obligations of the relevant person under the Transaction Documents to which that person is (or is to be) party;

(ii)	authorising the execution by that person of such of this Agreement and the other Transaction Documents to which such person is party; and

(iii)	authorising an individual or individuals to sign and deliver on behalf of that person such of this Agreement and the other Transaction Documents to which such person is party;

(c)	a copy certified by a duly authorised officer of that person to be a true copy, and as being in full force and effect and not revoked or withdrawn, of any power of attorney issued by that person pursuant to the said resolutions;

(d)	a certificate of incumbency; and

(e)	in the case of the Sponsor and Parent Sponsor, a valid certificate issued by the court distributor with jurisdiction over the place of business of the Sponsor and Parent Sponsor attesting the inexistence of bankruptcy and/or judicial recuperation claims filed by or against them.

2	Authorisations and approvals

(a)

Evidence satisfactory to the Agents (in the form of a confirmatory certificate from each of the parties referred to in paragraph 1 above) that all Authorisations necessary for any matter or thing contemplated by the Facility Documents, the Project Documents and the Hedging Agreements (in each case to which the applicable Security Party is a party) and for the legality, validity, enforceability, priority, admissibility in evidence and effectiveness thereof, at the time the same are required, have been obtained or effected on an unconditional basis and remain in full force and effect (including, but without limitation to the generality of this paragraph, the Letter of Authorisation in respect of each Charter) (or, in the case of any necessary arrangements effecting any future Authorisations, registrations and filings, that arrangements which are satisfactory to the Facility Agent have been made for the effecting of the same within any applicable time limit);

(b)	Evidence satisfactory to the Agents in the form of a confirmatory certificate from each of the parties referred to in paragraph 1 above that any Authorisations which may be required for the due execution and performance of any Security Party of any Transaction Document to which it is party at the time the same are required have been obtained and are in full force and effect;

(c)	Evidence satisfactory to the Agents that each Security Document (other than the Share Pledges, the Accounts Pledge, the Deed of Proceeds and Priorities and the General Assignment) has been (i) translated into Portuguese by a sworn public translation, and (ii) registered with the competent Registry of Deeds and Documents; and

(d)	A certified copy of the Register of Charges of each of the Rig A Owner, the Rig B Owner and Constellation, stamped as filed at the Registry of Corporate Affairs in the British Virgin Islands containing details of each of the Security Documents to which it is a party.

3	Transaction Documents

(a)	An original counterpart of this Agreement and each Facility Document (other than those referred to in paragraph (b) below) duly executed and delivered by each Security Party which is party thereto as well as all evidence that notices, acknowledgements, authorisations, invoices and certificates required thereunder have been duly executed and delivered.

(b)	A copy of the Agreed Form of each of the Facility Documents (which, for the avoidance of doubt, shall include the Receivables Acknowledgements and the Charterer Acknowledgements) which it is agreed in writing by the Facility Agent prior to the date of this Agreement shall be executed after the date of this Agreement.

(c)	A copy of each Project Document which has been executed at the applicable time certified as a true and complete copy thereof by a duly authorised officer of the relevant Security Party which is a party thereto.

(d)	A certificate from each Security Party confirming that each of the Project Documents and the other Transaction Documents (other than this Agreement and the Security Documents) to which it is a party which have then been executed, remain unamended and in full force and effect, (save for Permitted Amendments previously disclosed in writing to the Agents).

(e)	A copy, certified as a true copy by a duly authorised officer of the relevant Security Party of each of the other Transaction Documents (other than this Agreement, the Facility Documents and the Project Documents) to which it is a party as well as evidence that all notices, acknowledgements, authorisations, invoices and certificates required thereunder have been duly executed and delivered together with a certified copy thereof.

(f)	Evidence, satisfactory to the Agents that the Charterer has been duly authorised to enter into the consent referred to in paragraph 2(a) above.

4	Legal opinions

Legal opinions in form and content satisfactory to the Lenders from:

(a)	Norton Rose, Netherlands counsel to the Lenders in relation to, inter alia, the Borrower, the Account Pledges and the security granted in favour of the Security Trustee;

(b)	Maples and Calder, British Virgin Island counsel to the Lenders, in relation to, inter alia, the Rig Owners, Constellation and the Share Pledges; and

(c)	Basch and Rameh, Brazilian counsel to the Lenders, in relation to, inter alia, the Sponsor and the Parent Sponsor;

(d)	Schellenberg Wittmer, Swiss counsel to the Lenders, in relation to, inter alia, the Rig B Builder and the parent of the Rig B Builder;

(e)	Robert Wang & Woo LLC, Singaporean counsel to the Lenders, in relation to, inter alia, the Rig A Builder and the parent of the Rig A Builder; and

(f)	Norton Rose, English counsel to the Lenders, in relation to, inter alia, the Facility Documents.

5	Accounts and financial information

(a)	Copies of (i) the most recent annual audited accounts of each of the Parent Sponsor, Sponsor, Constellation, the Borrower and each of the Rig Owners and (ii) the most recent unaudited accounts of the Parent Sponsor, Sponsor, Constellation, the Borrower and each of the Rig Owners.

(b)	Evidence that each of the Accounts have been opened and that all necessary bank mandates and signature forms in form and content acceptable to the Agents have been delivered to the Account Bank and that $1 has been credited to each such account.

(c)	Evidence acceptable to the Agents that all fees then due to the Arranger, the Facility Agent and the Security Trustee and any applicable commitment commission then due have been paid in full or, as the case may be, arrangements satisfactory to the Agents for the payment of such fees have been put in place.

6	Process Agents

Evidence of the acceptance of appointment by each service of process agent appointed or required to be appointed under this Agreement and the Facility Documents (other than those referred to in paragraph 3(b)).

7	Transaction Documents conditions precedent

A certificate from the Borrower confirming that the conditions precedent to the Transaction Documents which have been executed (other than the conditions precedent contained in this Agreement and the conditions precedent in the relevant Charter, Bareboat Charter and the Services Agreement which cannot be satisfied until the relevant Charter Date of Acceptance) have been fulfilled or waived in accordance with the respective terms of the Transaction Documents.

8	Information Memorandum

The Information Memorandum, duly completed and approved by the Borrower and the Sponsor.

9	Charter and Services Agreement

Certified English language translations of each Charter and each Services Agreement.

10	Technical Advisor

Written confirmation from the Technical Adviser that each of the requirements of paragraphs (a and (b) of clause 20.1.1 are satisfied.

11	Budget and Time Schedule

A Budget in relation to each Project and the time schedule in relation to each Project, each in a form satisfactory to the Facility Agent.

Part 2 - Conditions Precedent to Drawdown of the First Advance of a Facility

1	Constitutive Documents and corporate authorisations

A certificate from a duly authorised officer of each of the parties referred to in paragraph 1 of Part 1 of this Schedule 3 confirming that there has been no change in the Constitutive Documents of the relevant person since the date on which a certified copy thereof was provided to the Agents pursuant to part 1 of this Schedule 3 or, as the case may be, a copy certified by a duly authorised officer of the relevant person of any amendments thereto and confirmation that the board resolutions, powers of attorney or other corporate authorisation referred to in paragraphs 1(b) and 1(c) of part 1 of this Schedule 3 remain unamended and in full force and effect.

2	No Defaults

A certificate from a duly authorised officer of the Borrower and the Sponsor confirming that no Default has occurred and is continuing or would result from the payment of the applicable First Advance.

3	Legal Opinions

If requested by the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)), confirmation from such of the counsel to the Lenders referred to in paragraph 4 of part 1 of this Schedule 3 as may be nominated by the Facility Agent in that request that the terms and provisions of the legal opinions provided by them pursuant to that paragraph 4 of part 1 of this Schedule 3 need not be altered or modified in any way.

4	Financial Covenants

Evidence acceptable to the Agents that there has been no breach of any of the Financial Covenants in the form of Compliance Certificates duly issued and delivered by the Parent Sponsor, Sponsor and Constellation to the Security Trustee (for and on behalf of the Facility Agent and the other Beneficiaries) and together in each case with the relevant financial statements attached.

5	Fees

Confirmation from the Agents that all fees then due to the Arranger and the Agents have been paid in full or, as the case may be, evidence acceptable to the Agents that arrangements satisfactory to the Agents for the payment of such fees have been put in place.

6	Project Documents

A certificate from each member of the Group which is a party to the Facility Documents and the Project Documents which have been executed prior to the Drawdown Date for that First Advance and the other Transaction Documents which have then been executed confirming that those documents to which the relevant member of the Group is a party remain unamended (other than Permitted Amendments) and in full force and effect.

7	Representation and Warranties

A certificate from each Security Party confirming that each of the Repeating Representations on the part of or, as the case may be, Continuing Representations relating to, each such party referred to in paragraph 1 above under this Agreement or any of the Facility Documents which have been executed prior to the Drawdown Date for that First Advance are true and accurate on the date on which the Drawdown Notice for that First Advance is issued and will be true and accurate on the Drawdown Date for that First Advance as if given on each such date by reference to the facts and circumstances then existing.

8	Confirmation from the Technical Adviser

A certificate from the Technical Adviser confirming that no material event of default or potential event of default under the Project Documents has occurred and is continuing and that the Technical Advisor has no material concerns in respect of any of the matters referred to in clause 20.1.

9	Interest Hedging

A certified true copy of the Hedging Agreements evidencing that ninety five per cent. (95%) of the interest exposure under this Agreement has been hedged on terms satisfactory to the Facility Agent by the relevant Rig Owner.

10	Amount of the relevant First Advance

A certificate from a duly authorised officer of the Borrower confirming that:

(a)	any Existing Project Cost Over Run in relation to the Project to which the relevant First Advance relates is less than fifty million Dollars ($50,000,000), and

(b)	the amount of the relevant First Advance (as specified in the applicable Drawdown Notice) does not exceed the amount equal to sixty two point five per cent. (62.5%), in the case of the Rig A First Advance, or as the case may be, ninety per cent. (90%) in the case of the Rig B First Advance, of the Project Cost Balance relating to that Rig, calculated by taking into account (i) Project Costs paid or incurred by the relevant Rig Owner prior to the date of that certificate, and (ii) to the best of the knowledge and belief of the Borrower, Project Costs to be incurred by the relevant Rig Owner and which will become payable on or prior to the date falling ninety (90) days after the date of that certificate, in each case in accordance with the terms of the relevant Project Documents, provided however that the aggregate amount of Project Costs referred to in paragraph (ii) above shall not exceed twelve million five hundred thousand Dollars ($12,500,000).

11	Equity Funding

Evidence satisfactory to the Facility Agent that the remaining percentage of the relevant aggregate amount referred to in paragraph 10(b) above has been or will be funded by payment of Equity into the Project Account relating to the relevant Facility simultaneously with the drawdown of the relevant First Advance and that such funding will be used to pay Advance Bareboat Hire and that such portion of Advance Bareboat Hire will be used to pay and discharge that balance.

12	Pre-Completion Guarantee Letter of Credit

An original copy of the Pre-Completion Guarantee Letter of Credit plus evidence satisfactory to the Facility Agent that it is in full force and effect.

13	Project Expenditure Certificate

A duly completed Project Expenditure Certificate in respect of the Project relating to the Facility of which that First Advance would form a part, dated no earlier than the Drawdown Notice requesting that First Advance.

14	Principal Balance of Intercompany Loan

Evidence satisfactory to the Facility Agent of the Principal Balance of the Intercompany Loan advanced to the Rig Owner related to the Facility of which the relevant First Advance forms a part, and agreement by the Facility Agent of the amount of that Principal Balance.

15	Insurances

(a)	Evidence satisfactory to the Agents that the insurance obligations of the Security Parties under the Security Documents and under the applicable Project Documents have been complied with and that the relevant Rig is insured in accordance with the terms of the Security Documents and the Project Documents (being the relevant Bareboat Charter, Charter and Services Agreement).

(b)	Receipt by the Agents of letters of undertaking from the Approved Brokers and the mutual associations or clubs with which the protection and indemnity and/or, as the case may be, war risks insurances are placed, if and to the extent that such insurances are required under the relevant provisions of the Security Documents and Project Documents.

(c)	Receipt by the Agents of certified true copies of the policies and/or certificates of entry in respect of the insurance cover for the relevant Rig referred to in clause 9.1(a) of the General Assignment.

(d)	Evidence that all premia and calls in respect of the relevant Insurances relating to that Rig which have fallen due have been paid and that none of the Security Trustee or other Beneficiaries have any liability for premia and calls.

(e)	Evidence that the insurers relating to that Rig have agreed that they have no right of subrogation and/or contribution against the Charterer or the Borrower.

(f)	An opinion in form and content satisfactory to the Lenders from the Insurance Consultant, as to the adequacy of the relevant Insurances as provided in clause 9.1(a) of the General Assignment relating to that Rig.

(g)	A list of the insurers effective for the first period from the date of the relevant First Advance up to the end of the policy year in which the date of the relevant First Advance occurs and thereafter for the twelve (12) month period from such date has been provided by the Approved Brokers.

Part 3 - Conditions Precedent to Drawdown of any Subsequent Advance

1	First Advance

In relation to the first Subsequent Advance made to the Borrower, the First Advance in respect of the Facility of which that Subsequent Advance forms a part shall have been made. In relation to any Subsequent Advance of a Facility thereafter, the immediately preceding Subsequent Advance in respect of that Facility, shall have been made.

2	Constitutive Documents and corporate authorisations

A certificate from a duly authorised officer of each of the parties referred to in paragraph 1 of Part 1 of this Schedule 3 confirming that there has been no change in the Constitutive Documents of the relevant person since the date of the last confirmation delivered pursuant to paragraph 1 of part 2 of this Schedule 3 or, as the case may be, a copy certified by a duly authorised officer of the relevant person of any amendments thereto and confirmation that the board resolutions, powers of attorney or other corporate authorisation referred to in paragraphs 1(b) and 1(c) of part 1 of this Schedule 3 remain unamended and in full force and effect.

3	No Defaults

A certificate from a duly authorised officer of each of the Borrower and the Sponsor confirming that no Default has occurred and is continuing or would result from the payment of the relevant Subsequent Advance.

4	Legal Opinions

If requested by the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)), confirmation from such of the counsel to the Lenders referred to in paragraph 4 of part 1 of this Schedule 3 as may be nominated by the Facility Agent in that request that the terms and provisions of the legal opinions provided pursuant to paragraph 4 of part 1 of this Schedule 3 need not be altered or modified in any way.

5	Financial Covenants

Evidence acceptable to the Agents that there have been no breach of any Financial Covenants in the form of further Compliance Certificates duly issued and delivered by the Parent Sponsor, Sponsor and Constellation to the Security Trustee (for and on behalf of the Facility Agent and the other Beneficiaries) together in each case with the relevant financial statements attached.

6	Fees

Confirmation from the Agents that (a) all fees due to the Arranger or the Agents and payable on or during the period up to the Drawdown Date for the relevant Subsequent Advance, and (b) any Commitment Fee due and payable for the period up to the Commitment Fee Date which immediately precedes that Drawdown Date have been paid in full or, as the case may be, arrangements satisfactory to the Agents for the payment of such fees have been put in place.

7	Project Documents

A certificate from each member of the Group which is a party to the Facility Documents, the Project Documents and the other Transaction Documents which have then been executed confirming that those documents to which the relevant member of the Group is a party remain unamended (other than Permitted Amendments) and in full force and effect.

8	Representations and Warranties

A certificate from each party referred to in paragraph 2 above confirming that each of the Repeating Representations on the part of or, as the case may be, Continuing Representations relating to, each such party under this Agreement or any of the Facility Documents which have been executed prior to the Drawdown Date for the relevant Subsequent Advance are true and accurate on the date on which the Drawdown Notice for the relevant Subsequent Advance is issued and will be true and accurate on the Drawdown Date for the relevant Subsequent Advance as if given on each such date by reference to the facts and circumstances then existing.

9	Amount of relevant Subsequent Advance

A certificate from a duly authorised officer of the Borrower confirming that:

(a)	any Existing Project Cost Over Run in relation to the Project to which the relevant Subsequent Advance relates is less than fifty million Dollars ($50,000,000); and

(b)	in the case of any Subsequent Advance other than an Intercompany Principal Advance (to which the provisions of clause 4.1.2 apply), the amount of the Subsequent Advance (as specified in the applicable Drawdown Notice) does not exceed the amount equal to sixty two point five per cent. (62.5%), in the case of the Rig A Subsequent Advance or, as the case may be, ninety per cent. (90%), in the case of the Rig B Subsequent Advance, of the Project Cost Balance relating to that Rig, calculated by taking into account (i) Project Costs paid or incurred by the relevant Rig Owner prior to the date of that certificate, and (ii) to the best of the knowledge and belief of the Borrower, Project Costs to be incurred by the relevant Rig Owner and which will become payable on or prior to the date falling ninety (90) days after the date of that certificate, in each case in accordance with the terms of the relevant Project Documents, and which Project Costs, in each case, have not been included in any Project Cost Balance in relation to which any Advance has previously been made, provided however that the aggregate amount of Project Costs referred to in paragraph (ii) above shall not exceed twelve million five hundred thousand Dollars ($12,500,000).

10	Equity Funding

Evidence satisfactory to the Facility Agent that the remaining percentage of, in the case of any Subsequent Advance other than an Intercompany Interest Advance, the relevant aggregate amount referred to in paragraph 9(b) above or, in the case of an Intercompany Principal Advance, the relevant Principal Balance referred to in clause 4.1.2, has been or will be funded by payment of Equity into the Project Account relating to the relevant Facility simultaneously with the drawdown of the relevant Subsequent Advance and that such funding will be used to pay Advance Bareboat Hire and that such portion of Advance Bareboat Hire will be used to pay and discharge that balance.

11	Project Expenditure Certificate

A duly completed Project Expenditure Certificate in respect of the Project relating to the Facility of which that Subsequent Advance would form a part, dated no earlier than the Drawdown Notice requesting that Subsequent Advance.

Part 4 - Conditions Precedent to the Date of Yard Acceptance

1	Constitutive Documents and corporate authorities

Confirmation from a duly authorised officer of each of the parties referred to in paragraph 1 of Part 1 of this Schedule 3 that there has been no change in the Constitutive Documents of the relevant person since the date of the last confirmation delivered pursuant to Part 3 paragraph 2 of this Schedule 3, as the case may be, a copy certified by a duly authorised officer of the relevant person of any amendments thereto and confirmation that the board resolutions, powers of attorney and other corporate authorisation referred to in paragraphs 1(b) and 1(c) of part 1 of this Schedule 3 remain unchanged and in full force and effect.

2	Documents

(a)	An original of the relevant Mortgage (duly notarised) together with a certificate from the relevant Rig Owner confirming that, other than by virtue of the Facility Documents, the relevant Rig Owner has not created any Encumbrance over its Secured Property.

(b)	A certificate from each Security Party which is a party to the Project Documents, the Facility Documents and the other Transaction Documents confirming that those documents to which it is a party remain unamended (other than Permitted Amendments) and in full force and effect.

(c)	A copy, certified as a true copy by a duly authorised officer of the relevant Rig Owner of the agreed drafts of each of the Delivery Documents in relation to the relevant Rig.

(d)	An executed original of the Notice of Assignment of Insurances in the form of Schedule 1, Part 1 of the General Assignment.

3	Legal Opinions

(a)	If requested by the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)) confirmation from such of the counsel to the Lenders referred to in paragraph 4 of part 1 of this Schedule 3 as may be nominated by the Facility Agent in that request that the terms and provisions of the legal opinions provided pursuant to paragraph 4 of part 1 of this Schedule 3 need not be altered or modified in any way; and;

(b)	A legal opinion in form and content satisfactory to the Lenders from Patton, Moreno & Asvat, Panamanian Counsel to the Lenders in relation to the registration of the ownership of the Rigs and the Rig A Mortgage and Rig B Mortgage.

4	Registration of the Mortgage, filings, consents, approvals and confirmations in relation to Encumbrances

(a)	A transcript of register from the Flag State evidencing the registration of the relevant Rig in the name of the relevant Rig Owner free from Encumbrances other than the Mortgage in favour of the Security Trustee for and on behalf of the Beneficiaries.

(b)	Evidence that arrangements satisfactory to the Agents have been made for effecting the filing or registration of the Mortgage or any other Security Documents in any applicable jurisdiction, and within any applicable time limit.

(c)	A certificate from each of the relevant Rig Owner and Sponsor confirming that upon delivery the relevant Rig will be absolutely free and clear of any liens, charges, debts, claims or other encumbrances arising in favour of the relevant Builder which has carried out the construction of the relevant Rig or its sub-contractors and employees.

(d)	A certificate from the relevant Rig Owner confirming that all Authorisations necessary for any act or thing contemplated by the Mortgage or any other Security Document for the legality, validity, enforceability, priority and admissibility in evidence and effectiveness thereof have been obtained or effected on an unconditional basis and remain in full force and effect.

(e)	A certificate from each of the Security Parties confirming that any Authorisations which may be required for the due execution and performance by any Security Party of any Transaction Documents to which it is party at the time the same are required have been obtained and are in full force and effect.

5	Rig Documents

(a)	A copy of the certificate of Classification or, as the case may be, an interim class certificate in relation to the relevant Rig issued by the Classification Society on delivery of that Rig by the Builder of that Rig to the Rig Owner which is the owner of that Rig.

(b)	The ISS Certificate, where applicable, in relation to the relevant Rig.

6	Insurances

(a)	Evidence satisfactory to the Agents that the insurance obligations of the Security Parties under the Security Documents and under the applicable Project Documents have been complied with and that the relevant Rig will, with effect from delivery of that Rig by the Builder of that Rig to the Rig Owner which is the owner of that Rig, be insured in accordance with the terms of the Security Documents and the Project Documents (being the relevant Bareboat Charter, Charter and Services Agreement).

(b)	Receipt by the Agents of letters of undertaking from the Approved Brokers and the mutual associations or clubs with which the protection and indemnity and/or, as the case may be, war risks insurances are placed.

(c)	Receipt by the Agents of certified true copies of the policies and/or certificates of entry in respect of the insurance cover for the relevant Rig referred to in clause 9 of the General Assignment.

(d)	Evidence satisfactory to the Agents that (i) mortgagees interest insurance cover has been taken out by the Security Trustee for the benefit of the Beneficiaries in relation to the relevant Rig, in accordance with clause 9.2 of the General Assignment and (ii) payment of such cost has been reimbursed to the Security Trustee.

(e)	Evidence that all premia and calls in respect of the relevant Insurances relating to that Rig which have fallen due have been paid and that none of the Security Trustee or other Beneficiaries have any liability for premia and calls.

(f)	Evidence that the insurers relating to that Rig have agreed that they have no right of subrogation and/or contribution against the Charterer or the Borrower.

(g)	An opinion in form and content satisfactory to the Lenders (each acting reasonably) from the Insurance Consultant to the Lenders, as to the adequacy of the relevant Insurances and the mortgagees interest insurance cover referred to in paragraph 6(d) above relating to that Rig.

(h)	A list of the insurers effective for the first period from the relevant Date of Yard Acceptance up to the end of the policy year in which the relevant Date of Yard Acceptance occurs and thereafter for the twelve (12) month period from such date has been provided by the Approved Brokers.

7	Representation and Warranties

A certificate from each of the parties referred to in paragraph 1 of Part 1 of this Schedule 3 confirming that each of the Repeating Representations on the part of or, as the case may be, Continuing Representations relating to, each such party under any Security Document will be true and accurate on the relevant Date of Yard Acceptance by reference to the facts and circumstances then existing.

8	Process Agents

Evidence of the acceptance of appointment by each service of process agent appointed or required to be appointed under the Security Documents.

9	Technical Adviser

Receipt by the Agents of the opinion of the Technical Adviser pursuant to clause 20.2.1 of this Agreement.

Part 5 - Conditions Precedent to Completion Dates

1	Constitutive Documents and corporate authorities

Confirmation from a duly authorised officer of each of the parties referred to in paragraph 1 of Part 1 of this Schedule 3 that there has been no change in the Constitutive Documents of the relevant person since the date of the last confirmation delivered pursuant to paragraph 1 of Part 4 of this Schedule 3, as the case may be, a copy certified by a duly authorised officer of the relevant person of any amendments thereto and confirmation that the board resolutions, powers of attorney and other corporate authorisation referred to in paragraphs 1(b) and 1(c) of part 1 of this Schedule 3 remain unchanged and in full force and effect.

2	Authority of the Charterer and Receivables Acknowledgement

In respect of the Charterer, a duly executed original of the Receivables Acknowledgment relating to the relevant Charter and, if applicable, evidence satisfactory to the Agents that the Charterer has been duly authorised to enter into and has validly executed the relevant Charterer Acknowledgement.

3	Documents

(a)	A certificate from each relevant Security Party confirming that, other than by virtue of the Facility Documents, the relevant Security Party has not created any Encumbrance over its Secured Property;

(b)	A certificate from each Security Party which is a party to the Project Documents, the Facility Documents and the other Transaction Documents confirming that those documents remain unamended (other than Permitted Amendments) and in full force and effect.

4	Legal Opinions

Legal opinions or, as the case may be, confirmations in form and content satisfactory to the Lenders from:

(a)	Norton Rose, Netherlands counsel to the Lenders in relation to, inter alia, the Borrower;

(b)	Maples and Calder, British Virgin Island counsel to the Lenders, in relation to, inter alia, the Rig Owners and Constellation;

(c)	Basch and Rameh, Brazilian counsel to the Lenders, in relation to, inter alia, the Sponsor and the Parent Sponsor;

(d)	Norton Rose, English counsel to the Lenders in relation to, inter alia, the Facility Documents.

5	Registration of the Mortgage, filings, consents, approvals and confirmations in relation to Encumbrances

(a)	A transcript of register from the Flag State evidencing the registration of the relevant Rig in the name of the relevant Rig Owner free from Encumbrances other than the Mortgage in favour of the Security Trustee for and on behalf of the Beneficiaries.

(b)	A certificate from each of the Security Parties confirming that any Authorisations which may be required for the due execution and performance by any Security Party of any Transaction Documents to which it is party at the time the same are required have been obtained and are in full force and effect.

6	Insurances

Evidence satisfactory to the Agents that the insurance provisions specified in clause 9 of the General Assignment are being complied with.

7	Project Information

(a)	A certificate from the Borrower confirming that (i) the conditions precedent to the obligations of the Charterer and the Borrower under the relevant Charter and the obligations of the Charterer and the Sponsor under the relevant Services Agreement have been fulfilled or waived in accordance with the terms thereof and (ii) the relevant Charter Date of Acceptance has occurred in accordance with the provisions of the relevant Project Documents and (iii) the Charterer has accepted that Rig in accordance with the terms of the relevant Project Documents.

(b)	A (duly translated) copy of the ROF required to enable payments of the Charter Rate under the relevant Charter (or other evidence satisfactory to the Lenders that the same has been issued) together with evidence satisfactory to the Lenders that it is and remains in full force and effect.

(c)	Either (i) written confirmation from the Charterer either (a) confirming that the imposition of tax on the importation of the relevant Rig into Brazil (“ICMS”) entitles the Borrower or, as the case may be, the Sponsor to be compensated and reimbursed by the Charterer for any payment by the Borrower or, as the case may be, the Sponsor of ICMS and that accordingly the Charterer agrees to compensate and reimburse the Borrower or, as the case may be, the Sponsor for an amount equal to the total amount of ICMS which has been paid by the Borrower or, as the case may be, the Sponsor to the applicable Brazilian tax authority or (b) confirming that the Charterer will import the relevant Rig itself and be responsible for any payment of ICMS or (c) confirming that the Charterer will be responsible for any payment of ICMS itself notwithstanding the importation of the relevant Rig into Brazil by the Borrower or, as the case may be, the Sponsor or (ii) the Facility Agent has received written confirmation from legal counsel acceptable to it that ICMS will not be imposed and/or applicable to the importation of the relevant Rig into Brazil.

(d)	Evidence satisfactory to the Agents that the Borrower has directed the Charterer to pay all relevant Charter Rate and other relevant Earnings to the relevant Earnings Account.

(e)	Confirmation from the Borrower of the date on which the relevant Rig arrived at the port of, or in sheltered waters offshore of, the City of Macaé-RJ in Brazil, in accordance with clause 2.3 of the relevant Charter and, if such arrival is after the date stipulated in clause 2.2.1 of the relevant Charter, evidence satisfactory to the Lenders setting out the details of any reduction in the relevant Charter Rate incurred or to be incurred or any fine levied or to be levied as a consequence of the late arrival of that Rig and the Sponsor, Parent Sponsor or Constellation will perform any obligations they may have pursuant to clause 4 of the Pre-Completion Guarantee.

(f)	Certificates from the Borrower and the Sponsor confirming that all Authorisations required for the operation of the relevant Rig at the Approved Location have been given, issued, made or acquired together with a copy, certified by the Borrower, of each of the Authorisations required for the operation of the relevant Rig at the Approved Location.

(g)	A certificate from the Borrower confirming that all Authorisations required for the chartering of the relevant Rig to the Charterer have been made or obtained.

(h)	A certificate from the Borrower confirming the exact location of the relevant Rig.

(i)

A certificate from an officer of the Sponsor confirmed by the Technical Adviser (upon receipt by the Technical Adviser of the necessary information provided by the Sponsor) confirming that the total Project Cost on the relevant Completion Date will be greater than or equal to (A) in relation to Rig A, one hundred and sixty per cent. (160%) of the aggregate of the Rig A Principal Advances, and (B) in relation to Rig B, one hundred and eleven per cent. (111%) of the aggregate of the Rig B Principal Advances.

(j)	A certificate from each of the Borrower and the Sponsor confirming that no Force Majeure Event has occurred which is continuing and that the Charterer has not given notice of the occurrence of any event or circumstance giving rise to a right on the part of the Charterer to terminate (i) the relevant Charter pursuant to clause 11.1 of the relevant Charter and/or (ii) the relevant Services Agreement pursuant to clauses 11.1 of the Services Agreement.

(k)	An opinion from each Appraiser as to the market value of the relevant Rig (taking into account the discounted value of all payments of Charter Rate relating to that Rig) such that the average of the two market valuations provided by the Appraisers evidences that (i) the value of, in the case of the Rig B Completion Date, Rig B is equal to or greater than one hundred and ten per cent. (110%) of the Rig B Facility Limit and, (ii) in the case of the Rig A Completion Date, either (A) the value of Rig A is equal to or greater than one hundred and fifty two per cent. (152%) of the Rig A Facility Limit, or (B) the aggregate of the values of Rig A and Rig B is equal to or greater than one hundred and twenty six per cent. (126%) of the aggregate of the Facility Limits.

8	Fees

On the relevant Completion Date, confirmation from the Agents that (a) all fees due to the Arranger or the Agents payable on or during the period up to the relevant Completion Date for the relevant Final Advance and (b) any Commitment Fee due and payable for the period up to the Commitment Fee Date which immediately precedes that date have been paid in full or, as the case may be, that arrangements satisfactory to the Agents for the payment of such fees have been put in place.

9	Representation and Warranties

A certificate from each of the parties referred to in paragraph 1 of Part 1 of this Schedule 3 confirming that each of the Repeating Representations on the part of or, as the case may be, Continuing Representations relating to, each such party under any Security Document are true and accurate on the relevant Completion Date is and will be true as if given on each such date by reference to the facts and circumstances then existing.

10	No Defaults

A certificate from each Security Party confirming that no Default (other than a Default constituted by any non-compliance with the Financial Covenants) has occurred and is continuing or would result from the relevant Completion Date occurring.

11	Technical Adviser

Receipt by the Agents of the Yard Acceptance Confirmation relating to that Rig.

12	Bareboat Charters

Evidence satisfactory to the Agents that the Borrower has accepted delivery of the relevant Rig on the Charter Date of Acceptance for that Rig under the Bareboat Charter relating to that Rig and that Bareboat Charter is in full force and effect.

Schedule 4

Form of Transfer Certificate

(referred to in clause 15.3)

[Lenders are advised not to employ Transfer Certificates without first ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services Act 1986 and regulations made thereunder.]

To:	[Name of Facility Agent]

[                    ]

Transfer Certificate

This Transfer Certificate relates to the Project Loan Agreement dated [—], 200[7] between, among others, Eiffel Ridge Group C.V. as borrower and ING Bank N.V., as facility agent (the “Agreement”). Words and expressions defined in the Agreement shall have the same meanings in this Transfer Certificate.

1	[Name of Existing Lender] (the “Existing Lender”) confirms the accuracy of the summary of its Commitment and its Contribution set out in the schedule to this Transfer Certificate.

2	Each of the Existing Lender and [Name of Transferee] (the “Transferee”) requests the Facility Agent (on behalf of itself, the Borrower, the Security Parties, the Lenders and the other parties to the Agreement and the Deed of Proceeds and Priorities) to accept this Transfer Certificate as being delivered to the Facility Agent pursuant to and for the purposes of clause 15.3 of the Agreement and clause 15.2 of the Deed of Proceeds and Priorities, so as to take effect in accordance with its terms on [ ] [to be not less than five (5) Banking Days after delivery to the Facility Agent] (the “Effective Date”).

3	With effect from the Effective Date, the Existing Lender transfers to the Transferee absolutely all rights, interests and obligations (present and future, actual and contingent) which the Existing Lender has as a Lender under or by virtue of the Agreement and each of the other Facility Documents to which it is a party in relation to the portion of its Commitments and the portion of its Contributions respectively specified in the schedule to this Transfer Certificate and, by virtue of this Transfer Certificate and clause 15.3 of the Agreement, the Transferor is discharged entirely from the portion of its Commitments specified in the schedule to this Transfer Certificate.

4	The Transferee confirms that:

(a)	it has received a copy of the Agreement and each of the other Facility Documents and all other documentation and information required by it in connection with the transactions contemplated by this Transfer Certificate;

(b)	it has made and will continue to make its own assessment of the legality, validity, effectiveness, adequacy and enforceability of the Agreement, the other Facility Documents and this Transfer Certificate and has not relied and will not rely on any of the Existing Lender, the Arranger, the Facility Agent and the Security Trustee or on any statements made by any of them in that respect;

(c)	it has made and will continue to make its own assessment of the financial condition of the Security Parties and has not relied and will not rely on any of the Existing Lender, the Arranger, the Facility Agent and the Security Trustee or on any statements made by any of them in that respect; and

(d)	accordingly, none of the Existing Lender, the Arranger, the Facility Agent and the Security Trustee shall have any liability or responsibility to the Transferee in respect of any of the foregoing matters.

5	The execution of this Transfer Certificate by the Transferee constitutes its representation and warranty to the Existing Lender and each of the other parties to the Agreement and the Deed of Proceeds and Priorities that it has power to become a party to the Agreement and the Deed of Proceeds and Priorities as a Lender on the terms herein and therein set out and has taken all necessary steps to authorise the execution and delivery of this Transfer Certificate.

6	The Existing Lender makes no representation or warranty and assumes no responsibility or liability with respect to the legality, validity, effectiveness, adequacy or enforceability of any of the Agreement, the other Facility Documents and this Transfer Certificate and assumes no responsibility or liability for the financial condition of the Security Parties or any of them or for the performance by any Security Party of its obligations under the Facility Documents and any and all such representations and warranties, whether express or implied by law or otherwise, are hereby excluded and waived by the Transferee.

7	The Transferee hereby covenants to each of the Existing Lender, the Security Parties and the Facility Agent and each of the other parties to the Agreement and the Deed of Proceeds and Priorities that it will perform in accordance with their terms all obligations which by the respective terms of the Agreement, the Deed of Proceeds and Priorities and this Transfer Certificate will be assumed by it after acceptance (by countersignature) of this Transfer Certificate by the Facility Agent and, if not already a Lender, appoints the Facility Agent to act as its facility agent and the Security Trustee to act as its security trustee as provided in, and in accordance with the provisions of, the Agreement and the Deed of Proceeds and Priorities respectively and agrees to be bound by the terms of each of the Agreement and the Deed of Proceeds and Priorities.

8	The Transferee acknowledges that the Existing Lender has no obligation to repurchase or reacquire all or any of the rights, interests and obligations transferred by virtue of this Transfer Certificate or to indemnify or compensate the Transferee for any losses suffered by the Transferee as a consequence of the transfer effected by virtue of this Transfer Certificate.

9	The Existing Lender:

(a)	warrants to the Transferee and each of the other parties to the Agreement and the Deed of Proceeds and Priorities that it has taken all necessary steps to authorise the execution and delivery of this Transfer Certificate;

(b)	warrants to the Transferee that this Transfer Certificate is binding on the Existing Lender under the laws (i) of England and Wales, (ii) under which the Existing Lender is incorporated, and (iii) of the jurisdiction in which its lending office is located; and

(c)	agrees that it will, at its own expense, execute all and any documents which the Transferee reasonably requests in order to perfect in any Relevant Jurisdiction the Transferee’s title by virtue of this Transfer Certificate or for a similar purpose.

10	By the execution of this Transfer Certificate on their behalf by the Facility Agent and in reliance upon the representations and warranties of the Transferee, the Security Parties, the Facility Agent, the Security Trustee, the Lenders and each of the other parties to the Agreement and the Deed of Proceeds and Priorities:

(a)	accept the Transferee as a party (as a Lender) to the Agreement and the Deed of Proceeds and Priorities with respect to all rights, interests and obligations which by the terms of the Agreement, the Deed of Proceeds and Priorities and this Transfer Certificate will be assumed by the Transferee (including, without limitation, those provisions in relation to pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Facility Agent and the Security Trustee) after acceptance (by countersignature) of this Transfer Certificate by the Facility Agent; and

(b)	expressly agree that all Encumbrances securing the obligations of any Security Party and the obligations and liabilities of the Security Parties under the Facility Documents, are each hereby fully preserved and extended and shall continue in full force and effect notwithstanding this Transfer Certificate and the transfer hereby contemplated.

11	The representations, warranties, confirmations, agreements and covenants of the Transferee in this Transfer Certificate are given to, and for the benefit of, each of the other parties to the Agreement, the Deed of Proceeds and Priorities and the other Facility Documents.

12	This Transfer Certificate is governed by and shall be construed in accordance with the laws of England and Wales.

Note: This Transfer Certificate is not a security, bond, note, debenture, investment or similar instrument. The execution of this Transfer Certificate alone may not transfer a proportionate share of the Existing Lender’s interest in the security constituted by the Facility Documents in the Existing Lender’s or the Transferee’s jurisdiction. It is the responsibility of each individual Lender to ascertain whether any other documents are required to perfect a transfer of such a share in the Existing Lender’s interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

IN WITNESS WHEREOF this Transfer Certificate has been executed as a Deed and delivered by the parties hereto on the date appearing below.

The Schedule

Dollar Amount of Rig A Contribution	Dollar Amount of Rig B Contribution	Next Interest Payment Date(s)	Rig A Portion novated	Rig B Portion novated
($)	($)		($)	($)

Dollar Amount of Rig A Commitment	Dollar Amount of Rig B Commitment	Next Interest Payment Date(s)	Rig A Portion novated	Rig B Portion novated
($)	($)		($)	($)

Administrative Details of Transferee

Lending office:

Account for payments:

Telephone:

Facsimile:

[Telex:]

Attention:

[Existing Lender]	[Transferee]

By:	By:

Date:	Date:

The Facility Agent
By:

[The Security Trustee
By: ]

on its own behalf

and on behalf of the Borrower, the other Security Parties, the other parties to the Agreement and the

Deed of Proceeds and Priorities

Date:

Schedule 5

Description of the Rigs

	Rig A	Rig B
Name	Gold Star	Lone Star
Type	DSS-38 semi submersible drilling rig	TDS 2000 semi submersible drilling rig
Port of Registration	Panama	Panama
Gross Tonnage	26217	18600
Net Tonnage	7865	5580
Year of Building Year of Conversion	Under construction (Keel Laying: 03 Jul 2007)	Under construction (Keel Laying: 15 Dec 2006)
Designer	Gusto-MSC	Gusto-MSC
Builder	Keppel Fels Limited	SBM Atlantia Offshore Ltd. At GPC Yard, Abu Dhabi
Length overall	103.5 meters	97,54 meters
Breadth moulded	69.5 meters	70,10 meters
Depth moulded	35.5 meters	28.35 meters
Draft Moulded	Operational max 20.50m	Operational 18.30m
Call Sign	3ELK6	3EKU7
Official Number	35861-PEXT	35727-PEXT
Classification Society	American Bureau of Shipping	American Bureau of Shipping
Class	+A1 column stabilised Drilling Unit, + DPS-2 AMS, self propelled	+A1 column stabilised Drilling Unit, + DPS-2 AMS, self propelled

Schedule 6

Schedule of Minimum Repayment Amounts

Number of Application Date	“Rig A Facility” Minimum Repayment Amount ($)	“Rig B Facility” Minimum Repayment Amount ($)
1	7,171,008	16,745,328
2	7,284,221	17,009,694
3	7,399,220	17,278,235
4	7,516,035	17,551,015
5	7,634,695	17,828,102
6	7,755,227	18,109,563
7	7,877,663	18,395,468
8	8,002,032	18,685,886
9	8,128,364	18,980,889
10	8,256,690	19,280,550
11	8,387,043	19,584,942
12	8,519,453	19,894,139
13	8,653,954	20,208,218
14	8,790,578	20,527,255
15	8,929,360	20,851,329
16	9,070,332	21,180,520
17	9,213,530	21,514,907
18	9,358,988	21,854,574
19	9,506,743	22,199,603
20	9,656,831	22,550,079
		plus the Final Payment applicable to the Rig B Facility
21	9,809,288
22	9,964,153
23	10,121,462
24	10,281,254
25	10,443,570
26	10,608,447
27	10,775,928
28	10,946,053
	plus the Final Payment applicable to the Rig A Facility

Schedule 7

Project Documents containing the Guarantee Rights and the Rig Rights

Rig A

1	Rig A Construction Contract.

2	Contract No. DSS38-BC1092: Design & Supply contract for riser system between Rig A Owner and Aker Kvaerner.

3	Contract No. DSS38-IC1093: Design & Supply contract for riser system between Rig A Owner and Aker Kvaerner.

4	Contract No. DS38-IC1091: Design & Supply Contract for handling equipment package between Rig A Owner and Patriot Mechanical Handling Inc.

5	Amendment No.1 to Contract No. DSS38-IC1091: Design & Supply Contract for handling equipment package between Rig A Owner and Patriot Mechanical Handling Inc.

6	Performance Bond for Design & Supply Contract for handling equipment package between Rig A Owner and Patriot Mechanical Handling Inc.

7	Design & Supply Contract for Drilling Equipment Package between Rig A Owner and National Oilwell Varco, L.P.

8	Contract No. DSS38-IC1094: Supply Contract for Blow Out Preventer and Mux Control Package between Rig A Owner and Hydril Company LP.

Rig B

9	Rig B Construction Contract.

10	Contract No.TDS-BC3010: Design & Supply contract for riser system between Rig B Owner and Aker Kvaerner.

11	Contract No. TDS-IC3011: Design & Supply contract for riser system between Rig B Owner and Aker Kvaerner.

12	TDS 2000 Construction Specifications.

13	Amendment No.1 to Contract No. TDS-IC3012 to the Supply Contract for Blow Out Preventer and Mux Control Package between Rig B Owner and Hydril Company LP.

14	Contract No. TDS-IC3012 to the Supply Contract for Blow Out Preventer and Mux Control Package between Rig B Owner and Hydril Company LP.

Schedule 8

Mandatory Costs Formula

1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank which in either case, are introduced or published after the date of this Agreement.

2	On, or as soon as possible after, the first day of each Interest Period, the Facility Agent shall calculate as a percentage rate the additional cost rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Additional Cost Rates of all the affected Lenders (weighted in proportion to the percentage participation of each Lender in the Facility) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent as its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all facilities made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office. If a Lender fails to notify any Additional Cost Rate pursuant to this paragraph 3, the Facility Agent shall be entitled to assume that no such Additional Cost Rate has been incurred.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent in accordance with the following formula:

E x 0.01	per cent.
300	per annum

The resulting figures will be rounded to four decimal places.

Where:

E.	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	“Fees Rules” means the rules on periodic fees contained in the Supervision Manual of the Financial Services Authority’s Handbook of rules and guidance or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning give to it in, and will be calculated in accordance with, the Fees Rules.

6	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably request for such purpose.

8	Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to paragraph 7 above.

9	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 6, 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its Facility Office.

10	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6, 7, and 8 above is true and correct in all respects.

11	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6, 7 and 8 above.

12	Any determination by the Facility Agent pursuant to this schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

The Facility Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this schedule to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination will, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 9

Group Structure Chart

Part A

Antônio de Queiroz Galvão
João Antônio de Queiroz Galvão
Paulo César Viana Galvão
100%
100%
100%
Timbaúba N. 491980 (BVI) 62,22%
Guararapes N. 491849 (BVI) 36,35%
Skycrest N. 493925 (BVI) 1,43%
Constellation Overseas (BVI) N. 1020641
100%
100%
100%
Lone Star Offshore (BVI) N. 1039322
Centaurus Sàrl (Luxembourg)
Gold Star Equities (BVI) N. 1031368
LONE STAR RIG
100%
GOLD STAR RIG
Becrux BV N.34278801 (Holland)
0,0001%
EIFFEL RIDGE GROUP C.V. (HOLLAND)
99,9999%
Mimosa Finance B.V. N. 34279330 (Holland)

Part B

0,004%
Timbaúba Inv. e Part. Ltda.
0,012%
Antônio de Queiroz Galvão
8,886%
Antônio Augusto de Queiroz Galvão
8,886%
Maria Dulce de Queiroz Galvão
8,886%
Maurício José de Queiroz Galvão
8,886%
Fernando de Queiroz Galvão
8,886%
Marcos de Queiroz Galvão
8,886%
Carlos de Queiroz Galvão
8,886%
Roberto de Queiroz Galvão
0,013%
Gaurarapes Investimentos e Participações Ltda.
0,007%
João Antônio de Queiroz Galvão
9,086%
Carmem Lúcia Galvão de S. Leão
9,086%
Ricardo de Queiroz Galvão
9,086%
Suzana de Queiroz Galvão
9,086%
Cristina de Queiroz Galvão Mariz
1,428%
Paulo César Viana Galvão
0,005%
ANTÔNIO DE QUEIROZ GALVÃO
99,99%
QUEIROZ GALVÃO S.A. (Brazil) N. 3330016738-2
0,005%
JOÃO ANTÔNIO DE QUEIROZ GALVÃO
QUEIROZ GALVÃO ÓLEO E GÁS S.A. (Brazil) N. 33300006974

Schedule 10

Project Expenditure Certificate

To:	[Name and address of Facility Agent]

[                    ]

I, [                                        ], being the [President] [Project Manager] [Project Services Manager] [Vice President, Finance and Administration] [Junior Treasurer] [Controller] of Eiffel Ridge Group C.V., certify as follows:

1	Project Cost incurred to date in relation to the Rig [A][B] Project (the “Project”) (a) is in aggregate $[ ]; and (b) which has not previously been included in any Project Expenditure Certificate relating to this Project is $[ ].

2	Attached are invoices or other documentation in respect of such of the Project Cost referred to in paragraph 1(b) above which evidence that the amounts referred to therein either have been paid or are, at the date of this Certificate, due and payable.

3	Attached is an updated Budget for the Project.

4	Attached is a reconciliation of all receipts and withdrawals made to and from the Project Account against the Project Expenditure referred to in paragraph 1.

5	The information set out in this Certificate and the invoices or other documentation attached hereto are, to the best of my knowledge and belief, true and accurate.

Words and expressions defined in the Project Loan Agreement dated 30 June 2007 between, among others, Eiffel Ridge Group C.V. as borrower and ING Bank N.V. as facility agent shall bear the same meanings when used herein.

This Certificate is governed by and shall be construed in accordance with the laws of England and Wales.

for and on behalf of Eiffel Ridge Group C.V.

Schedule 11

Pro Forma Budget

Date	[—]

All Amounts in million of US$	Contracts signed	Initial Budget 22/11/2006	Last Budget 22/11/2006	Current Budget	Cost Overrun	Contracted Delivery Date		Anticipated Completion Date
SBM Contract	[Date]	355			0	[	]	[	]
BOP package contract	[Date]	27.7			0	[	]	[	]
Riser + Buoyancy contract	[Date]	33			0	[	]	[	]
[Other Material Contracts]	[Date]	24.1			0	[	]	[	]
Contingency	[Date]	8.2			0	[	]	[	]
Transportation cost of Rig from Yard to Brazil	[Date]	12			0	[	]	[	]*

Total		460	0	0	0

*	Anticipated start up date of operations

Received Liquidated Damages Payments		Mobilisation Fee		Construction Interest drawn under Facility
Paid Charter Compensation		Mobilisation Cost		Construction Interest incurred on Project		TO BE UPDATED EACH TIME
(Shortfall) Liquidated Damages / Charter Compensation	0	(Shortfall) Mobilisation Fee	0	(Shortfall) Construction Interest	0
Cost Overrun	0		0		0

				Total Cost Overrun	0

Initial Milesstone Payments Schedule	Total Project	SBM Contract	BOP package contract	Riser + Buoyancy contract	[Other Material Contracts]	Transportation cost of Rig from Yard to Brazil
3rd Quarter 2006
4th Quarter 2006
1st Quarter 2007
2nd Quarter 2007
3rd Quarter 2007
4th Quarter 2007
1st Quarter 2008
2nd Quarter 2008
3rd Quarter 2008
4th Quarter 2008
1st Quarter 2009
2nd Quarter 2009
3rd Quarter 2009
4th Quarter 2009

Current Milesstone Payments Schedule	Total Project	SBM Contract	BOP package contract	Riser + Buoyancy contract	[Other Material Contracts]	Transportation cost of Rig from Yard to Brazil
3rd Quarter 2006
4th Quarter 2006
1st Quarter 2007
2nd Quarter 2007
3rd Quarter 2007
4th Quarter 2007
1st Quarter 2008
2nd Quarter 2008
3rd Quarter 2008
4th Quarter 2008
1st Quarter 2009
2nd Quarter 2009
3rd Quarter 2009
4th Quarter 2009

Date	[—]

All Amounts in million of US$	Contracts signed		Initial Budget 22/11/2006	Last Budget 22/11/2006	Current Budget	Cost Overrun	Contracted Completion Date		Anticipated Completion Date
Keppel contract	[Date	]	267.5	267.5		0	[	]	[	]
Drilling package contract (NOV)	[Date	]	66.5	66.5		0	[	]	[	]
BOP package contract	[Date	]	27.9	27.9		0	[	]	[	]
Riser + Buoyancy contract	[Date	]	30	30		0	[	]	[	]
Handling Equipments contract	[Date	]	8.8	8.8		0	[	]	[	]
[Other Material Contracts]	[Date	]	32.4	32.4		0	[	]	[	]
Contingency	[Date	]	15.7	15.7		0	[	]	[	]
Transportation cost of Rig from			12
Yard to Brazil	[Date	]		12		0	[	]	[	]*

Total			460.8	460.8	0	0

*	Anticipated start up date of operations

Received Liquidated Damages Payments to date		Mobilisation Fee to date		Construction Interest drawn under Facility to date		TO BE UPDATED EACH TIME
Paid Charter Compensation to date		Mobilisation Cost to date		Construction Interest incurred on Project to date
(Shortfall) Liquidated Damages / Charter Compensation	0	(Shortfall) Mobilisation Fee	0	(Shortfall) Construction Interest	0
Cost Overrun	0		0		0

				Total Cost Overrun	0

Initial Milesstone Payments Schedule	Total Project	Keppel contract	Drilling package contract (NOV)	BOP package contract	Riser + Buoyancy contract	Handling Equipments contract	[Other Material Contracts]	Transportation cost of Rig from Yard to Brazil
3rd Quarter 2006
4th Quarter 2006
1st Quarter 2007
2nd Quarter 2007
3rd Quarter 2007
4th Quarter 2007
1st Quarter 2008
2nd Quarter 2008
3rd Quarter 2008
4th Quarter 2008
1st Quarter 2009
2nd Quarter 2009
3rd Quarter 2009
4th Quarter 2009

Current Milesstone Payments Schedule	Total Project	Keppel contract	Drilling package contract (NOV)	BOP package contract	Riser + Buoyancy contract	Handling Equipments contract	[Other Material Contracts]	Transportation cost of Rig from Yard to Brazil
3rd Quarter 2006
4th Quarter 2006
1st Quarter 2007
2nd Quarter 2007
3rd Quarter 2007
4th Quarter 2007
1st Quarter 2008
2nd Quarter 2008
3rd Quarter 2008
4th Quarter 2008
1st Quarter 2009
2nd Quarter 2009
3rd Quarter 2009
4th Quarter 2009

PROJECT LOAN AGREEMENT

Borrower

EXECUTED as a DEED	)
for and on behalf of	)
EIFFEL RIDGE GROUP C.V.	)
by	) /s/ Tatiana Fioratti
its duly authorised attorney-in-fact	)
in the presence of:	)
/s/ M. Healy

Arranger

EXECUTED as a DEED	)
for and on behalf of	)
ING BANK N.V.	)
by	) /s/ Jeroen Dicker
its duly authorised attorney-in-fact	)
in the presence of:	)
/s/ M. Healy

Facility Agent

EXECUTED as a DEED	)
for and on behalf of	)
ING BANK N.V.	)
by	) /s/ Jeroen Dicker
its duly authorised attorney-in-fact	)
in the presence of:	)
/s/ M. Healy

Security Trustee

EXECUTED as a DEED	)
for and on behalf of	)
ING BANK NEDERLAND N.V.	)
by	) /s/ Jeroen Dicker
its duly authorised attorney-in-fact	)
in the presence of:	)
/s/ M. Healy

Lenders

EXECUTED as a DEED	)
for and on behalf of	)
MIMOSA FINANCE B.V.	)
by	) /s/ Eleanor Martin
its duly authorised attorney-in-fact	)
in the presence of:	)
/s/ M. Healy